             As filed with the Securities and Exchange Commission.


                                                      '33 Act File No. _______
                                                      '40 Act File No. 811-21099


                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549

                                    FORM N-4

                   REGISTRATION STATEMENT UNDER THE SECURITIES
                                   ACT OF 1933

                                       and

                        REGISTRATION STATEMENT UNDER THE
                         INVESTMENT COMPANY ACT OF 1940

                         NATIONWIDE VARIABLE ACCOUNT-12
                           (EXACT NAME OF REGISTRANT)

                        NATIONWIDE LIFE INSURANCE COMPANY
                               (NAME OF DEPOSITOR)

                   ONE NATIONWIDE PLAZA, COLUMBUS, OHIO 43215
         (Address of Depositor's Principal Executive Offices) (Zip Code)

        Depositor's Telephone Number, including Area Code: (614) 249-7111

    PATRICIA R. HATLER, SECRETARY, ONE NATIONWIDE PLAZA, COLUMBUS, OHIO 43215
                     (Name and Address of Agent for Service)



Approximate Date Proposed Public Offering: August 15, 2002.



The Registrant hereby agrees to amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall therefore become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                         NATIONWIDE VARIABLE ACCOUNT-12
                     REFERENCE TO ITEMS REQUIRED BY FORM N-4


Caption in Prospectus and Statement of Additional Information and Other Information

N-4 ITEM                                                                                                 CAPTION
--------                                                                                                 -------
PART A     INFORMATION REQUIRED IN A PROSPECTUS

Item 1.    Cover Page.................................................................................Cover Page
Item 2.    Definitions.................................................................Glossary of Special Terms
Item 3.    Synopsis or Highlights......................................................Synopsis of the Contracts
Item 4.    Condensed Financial Information.......................................Condensed Financial Information
Item 5.    General Description of Registrant, Depositor, and Portfolio
                Companies ..........................Nationwide Life Insurance Company; Investing in the Contract
Item 6.    Deductions and Expenses...............................................Standard Charges and Deductions
Item 7.    General Description of Variable
           Annuity Contracts.......................................Contract Ownership; Operation of the Contract
Item 8.    Annuity Period...............................................................Annuitizing the Contract
Item 9.    Death Benefit and Distributions........................................................Death Benefits
Item 10.   Purchases and Contract Value................................................Operation of the Contract
Item 11.   Redemptions....................................................................Surrender (Redemption)
Item 12.   Taxes  ....................................................................Federal Tax Considerations
Item 13.   Legal Proceedings...................................................................Legal Proceedings
Item 14.   Table of Contents of the Statement of Additional
                Information.........................Table of Contents of the Statement of Additional Information

PART B     INFORMATION REQUIRED IN A STATEMENT OF ADDITIONAL INFORMATION

Item 15.   Cover Page.................................................................................Cover Page
Item 16.   Table of Contents...................................................................Table of Contents
Item 17.   General Information and History.......................................General Information and History
Item 18.   Services.....................................................................................Services
Item 19.   Purchase of Securities Being Offered.............................Purchase of Securities Being Offered
Item 20.   Underwriters.............................................................................Underwriters
Item 21.   Calculation of Performance Information....................................Calculations of Performance
Item 22.   Annuity Payments.....................................................................Annuity Payments
Item 23.   Financial Statements.............................................................Financial Statements

PART C     OTHER INFORMATION

Item 24.   Financial Statements and Exhibits.............................................................Item 24
Item 25.   Directors and Officers of the Depositor.......................................................Item 25
Item 26.   Persons Controlled by or Under Common Control with
                the Depositor or Registrant..............................................................Item 26
Item 27.   Number of Contract Owners.....................................................................Item 27
Item 28.   Indemnification...............................................................................Item 28
Item 29.   Principal Underwriter.........................................................................Item 29
Item 30.   Location of Accounts and Records..............................................................Item 30
Item 31.   Management Services...........................................................................Item 31
Item 32.   Undertakings..................................................................................Item 32

                        NATIONWIDE LIFE INSURANCE COMPANY


          Individual Single Purchase Payment Immediate Variable and/or
                         Fixed Income Annuity Contracts


             Issued by Nationwide Life Insurance Company through its
                         Nationwide Variable Account-12


                The date of this prospectus is August 15, 2002.


         Variable annuities are complex investment products with unique benefits and advantages that may be particularly useful in meeting long-term savings and retirement needs. There are costs and charges associated with these benefits and advantages - - costs and charges that are different, or do not exist at all, within other investment products. With help from financial consultants and advisers, investors are encouraged to compare and contrast the costs and benefits of the variable annuity described in this prospectus against those of other investment products, especially other variable annuity and variable life insurance products offered by Nationwide and its affiliates. Nationwide offers a wide array of such products, many with different charges, benefit features and underlying investment options. This process of comparison and analysis should aid in determining whether the purchase of the contract described in this prospectus is consistent with your investment objectives, risk tolerance, investment time horizon, marital status, tax situation and other personal characteristics and needs.

         THIS PROSPECTUS CONTAINS BASIC INFORMATION YOU SHOULD UNDERSTAND ABOUT THE CONTRACTS BEFORE INVESTING - - THE ANNUITY CONTRACT IS THE LEGALLY BINDING INSTRUMENT GOVERNING THE RELATIONSHIP BETWEEN YOU AND NATIONWIDE SHOULD YOU CHOOSE TO INVEST. PLEASE READ THIS PROSPECTUS CAREFULLY AND KEEP IT FOR FUTURE REFERENCE.

         Not all benefits, programs, features and investment options described in this prospectus are available or approved for use in every state.

The following is a list of the investment options available under the contract. The particular investment options available under the contract may change from time to time. Specifically, investment options or investment option share classes that are currently available may be removed or closed off to future investment. New investment options or new share classes of currently available investment options may be added. Contract owners will receive notice of any such changes that affect their contract. Additionally, not all of the investment options listed below are available in every state.


W&R TARGET FUNDS, INC.

         -        Asset Strategy Portfolio

         -        Balanced Portfolio

         -        Bond Portfolio

         -        Core Equity Portfolio

         -        Growth Portfolio

         -        High Income Portfolio

         -        International Portfolio

         -        Limited-Term Bond Portfolio

         -        Money Market Portfolio

         -        Science and Technology Portfolio

         -        Small Cap Portfolio

         -        Value Portfolio



Purchase payments not invested in the investment options of the Nationwide Variable Account-12 ("variable account") may be allocated for the purchase of fixed annuity payments (see "Appendix B").



The Statement of Additional Information (dated August 15, 2002) which contains additional information about the contracts and the variable account is filed with the Securities and Exchange Commission ("SEC") and is incorporated herein by reference. The table of contents for the Statement of Additional Information is on page__.


For general information or to obtain FREE copies of the:

         -        Statement of Additional Information;

         - prospectus, annual report or semi-annual report for any investment option;

         -        required Nationwide forms; or

         -        Nationwide's privacy statement,

call:    1-800-243-6295
   TDD   1-800-238-3035
or write:

         NATIONWIDE LIFE INSURANCE COMPANY
         ONE NATIONWIDE PLAZA, RR1-04-F4
         COLUMBUS, OHIO 43215

The Statement of Additional Information and other material incorporated by reference can be found on the SEC website at:

                                   WWW.SEC.GOV

Information about this and other Best of America products can be found at:

                              WWW.BESTOFAMERICA.COM

THIS ANNUITY:

         -        IS NOT A BANK DEPOSIT

         -        IS NOT FDIC INSURED

         -        IS NOT INSURED OR ENDORSED BY A BANK OR ANY FEDERAL GOVERNMENT
                  AGENCY

         -        IS NOT AVAILABLE IN EVERY STATE

         -        MAY GO DOWN IN VALUE

Investors assume certain risks when investing in the contracts, including the possibility of losing money.

These contracts are offered to customers of various financial institutions and brokerage firms. No financial institution or brokerage firm is responsible for the guarantees under the contracts. Guarantees under the contracts are the sole responsibility of Nationwide.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SEC, NOR HAS THE SEC PASSED UPON THE ACCURACY OR ADEQUACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

GLOSSARY OF SPECIAL TERMS

ANNUAL BENEFIT LEVELING- The adjustment to variable annuity payments to make payments made during the following 12 months equal in amount.

ANNUITY INCOME UNIT- An accounting unit of measure used to calculate the variable annuity payments after the first payment.

ASSUMED INVESTMENT RETURN- The net investment return required to maintain level variable annuity payments. The selected assumed investment return is used in calculating the initial variable annuity payment.

ASSUMED INVESTMENT RETURN FACTOR- The assumed investment return factor adjusts the annuity income unit value based on the assumed investment return chosen by the owner and permitted under the contract.

COMMUTATION VALUE- The value of future annuity payments that are converted (commuted) into a lump sum. The commutation value may be available for withdrawal under certain income options and may be available to beneficiaries when an annuitant dies before all term certain payments have been made.

CONTRACT VALUE- The total value of any amount allocated to the variable account (plus or minus any investment experience) plus any amount designated for the purchase of fixed annuity payments, less any distributions previously made.

FIXED ANNUITY PAYMENT(S)- Annuity payments which are guaranteed by Nationwide as to dollar amount.

GENERAL ACCOUNT- All assets of Nationwide other than those of the variable account or in other separate accounts that have been or may be established by Nationwide.

INCOME OPTION- The type of annuity payments chosen by the contract owner.

INCOME START DATE- The date annuity payments actually commence.

INDIVIDUAL RETIREMENT ANNUITY- An annuity described in Section 408(b) of the Internal Revenue Code (not including Roth IRAs).

INVESTMENT OPTION(S)- The underlying mutual funds which are purchased by the variable account and accounted for in separate sub-accounts of the variable account. The performance of selected investment options determines the value of variable annuity payments after the first payment.

NATIONWIDE- Nationwide Life Insurance Company.

NON-QUALIFIED CONTRACT- A contract which does not qualify for favorable tax treatment as an Individual Retirement Annuity, Roth IRA, or Tax Sheltered Annuity.

ROTH IRA- An annuity described in Section 408A of the Internal Revenue Code.

SUB-ACCOUNTS- Separate and distinct divisions of the variable account. Each sub-account corresponds to a specific underlying mutual fund upon which investment performance is based.

TAX SHELTERED ANNUITY- An annuity described in Section 403(b) of the Internal Revenue Code.

VALUATION DAY- Each day the New York Stock Exchange is open for business.

VALUATION PERIOD- The period of time beginning at the close of a valuation day and ending at the close of business on the next valuation day.


VARIABLE ACCOUNT- Nationwide Variable Account-12, which is a separate account of Nationwide. The variable account is divided into sub-accounts, each of which invests in shares of a separate investment option.


VARIABLE ACCOUNT VALUE- The amount allocated to the variable account plus or minus investment experience minus any previous variable account distributions.

VARIABLE ANNUITY PAYMENT(S)- Annuity payments which are not guaranteed as to dollar amount and which vary with the investment experience of the investment options.

TABLE OF CONTENTS


GLOSSARY OF SPECIAL TERMS.....................................

SUMMARY OF CONTRACT EXPENSES..................................

INVESTMENT OPTION ANNUAL EXPENSES.............................

EXAMPLE.......................................................

SYNOPSIS OF THE CONTRACTS.....................................

FINANCIAL STATEMENTS..........................................

CONDENSED FINANCIAL INFORMATION...............................

NATIONWIDE LIFE INSURANCE COMPANY.............................

GENERAL DISTRIBUTOR...........................................

TYPES OF CONTRACTS............................................
     Individual Retirement Annuities
     Non-Qualified Contracts
     Roth IRAs
     Tax Sheltered Annuities

INVESTING IN THE CONTRACT.....................................
     The Variable Account and Investment Options

STANDARD CHARGES AND DEDUCTIONS...............................
     Mortality and Expense Risk Charge
     Contingent Deferred Sales Charge
     Premium Taxes
     Short-Term Trading Fees

CONTRACT OWNERSHIP............................................
     Ownership Rights Between the Date of Issue and the
        Income Start Date
     Ownership Rights After the Income Start Date and
        Prior to the Annuitant's Death
     Changes
     Joint Ownership
     Annuitant and Joint Annuitant
     Beneficiary and Contingent Beneficiary

OPERATION OF THE CONTRACT.....................................
     Purchase Payment
     Allocation of the Purchase Payment
     Pricing
     Transfers

RIGHT TO EXAMINE (RIGHT TO REVOKE)............................

WITHDRAWALS (REDEMPTIONS).....................................
     Withdrawals Before the Income Start Date
     Withdrawals On or After the Income Start Date
     Partial Withdrawals (Partial Redemptions)
     Full Withdrawals (Full Redemptions)
     Withdrawals from Individual Retirement Annuities,
     Roth IRAs or Tax Sheltered Annuities upon
     Exercise of the Right to Examine
     Restrictions on Withdrawals from a Tax Sheltered
     Annuity

ASSIGNMENT....................................................

ANNUITY PAYMENTS..............................................
     Income Start Date
     Fixed Annuity Payments
     Variable Annuity Payments
     Net Investment Factor
     Frequency and Amount of Annuity Payments
     Annual Benefit Leveling

INCOME OPTIONS................................................
     Single Life
     Single Life with Term Certain
     Single Life with Cash Refund
     Joint and Last Survivor
     Joint and 100% Last Survivor with Term Certain
     Joint and 100% Last Survivor with Cash Refund
     Joint and 50% Survivor
     Term Certain
     Lump Sum Death Benefit Option
     Continuation of Payments Death Benefit Option
     Living Credits
     Any Other Option

DEATH BEFORE THE INCOME START DATE............................
     Death of Contract Owner
     Death of Annuitant

DEATH AFTER THE INCOME START DATE.............................
     Death of Contract Owner
     Death of Annuitant

REQUIRED DISTRIBUTIONS........................................
     Required Distributions -  - General Information
     Required Distributions for Non-Qualified Contracts
     Required Distributions for Tax Sheltered Annuities,
        Individual Retirement Annuities and Roth IRAs

FEDERAL TAX CONSIDERATIONS....................................
     Federal Income Taxes
     Withholding
     Non-Resident Aliens
     Federal Estate, Gift, and Generation Skipping
        Transfer Taxes
     Charge for Tax
     Diversification
     Tax Changes

STATEMENTS AND REPORTS........................................

LEGAL PROCEEDINGS.............................................

ADVERTISING...................................................

TABLE OF CONTENTS OF STATEMENT OF ADDITIONAL INFORMATION......

APPENDIX A: OBJECTIVES FOR INVESTMENT OPTIONS.................

APPENDIX B: FIXED ANNUITY PAYMENTS............................

APPENDIX C: ILLUSTRATION OF VARIABLE ANNUITY
     INCOME...................................................

SUMMARY OF CONTRACT EXPENSES

The expenses listed below are charged to all contracts unless the contract owner meets an available exception under the Contract.

CONTRACT OWNER TRANSACTION EXPENSES

Maximum Contingent Deferred Sales
Charge ("CDSC") (as a percentage of
of purchase payments withdrawn)...........................6%

                   CDSC PERCENTAGES
  -------------------------------------------------
  NUMBER OF COMPLETED YEARS
     FROM DATE OF ISSUE             CDSC PERCENTAGE
  -------------------------         ---------------
              1                           6%
              2                           6%
              3                           5%
              4                           5%
              5                           4%
              6                           3%
              7                           2%
         Thereafter                       0%


A CDSC will ONLY be assessed if a withdrawal (other than an annuity payment) is taken as permitted under term certain income options.


The Internal Revenue Code may impose restrictions on withdrawals for contracts issued as Tax Sheltered Annuities.

VARIABLE ACCOUNT CHARGES

(annualized rate of variable account charges as a percentage of the daily net assets)


Mortality and Expense Risk Charge......................1.50%
     Total Variable Account Charges....................1.50%


These charges apply only to sub-account allocations. They are charged on a daily basis at the annualized rate noted above.

                     UNDERLYING MUTUAL FUND ANNUAL EXPENSES*

             (as a percentage of underlying mutual fund net assets,
                          after expense reimbursement)

                                                       Management      Other                      Total Underlying
                                                         Fees         Expenses     12b-1 Fees    Mutual Fund Expenses
                                                         ----         --------     ----------    --------------------
W&R Target Funds, Inc. -  - Asset Strategy Portfolio     0.70%         0.08%        0.25%               1.03%
W&R Target Funds, Inc. -  - Balanced Portfolio           0.70%         0.05%        0.25%               1.00%
W&R Target Funds, Inc. -  - Bond Portfolio               0.53%         0.05%        0.25%               0.83%
W&R Target Funds, Inc. -  - Core Equity Portfolio        0.70%         0.03%        0.25%               0.98%
W&R Target Funds, Inc. -  - Growth Portfolio             0.69%         0.03%        0.25%               0.97%
W&R Target Funds, Inc. -  - High Income Portfolio        0.62%         0.06%        0.25%               0.93%
W&R Target Funds, Inc. -  - International Portfolio      0.85%         0.15%        0.25%               1.25%
W&R Target Funds, Inc. -  - Limited-Term Bond Portfolio  0.00%         0.13%        0.25%               0.38%
W&R Target Funds, Inc. -  - Money Market Portfolio       0.40%         0.08%        0.25%               0.73%
W&R Target Funds, Inc. -  - Science and Technology
7Portfolio                                               0.85%         0.05%        0.25%               1.15%
W&R Target Funds, Inc. -  - Small Cap Portfolio          0.85%         0.04%        0.25%               1.14%
W&R Target Funds, Inc. -  - Value Portfolio              0.47%         0.12%        0.25%               0.84%

* Updated numbers, as appropriate, to be provided by pre-effective amendment.

The expenses shown above are deducted by the underlying mutual fund before it provides Nationwide with the daily net asset value. Nationwide then deducts applicable variable account charges from the net asset value to calculate the unit value of the corresponding sub-account. The management fees and other expenses are more fully described in the prospectus for each underlying mutual fund. Information relating to the underlying mutual funds was provided by the underlying mutual funds and not independently verified by Nationwide.

Some underlying mutual funds are subject to fee waivers and expense reimbursements. The following chart shows what the expenses would have been for such funds without fee waivers and expense reimbursements.

                     UNDERLYING MUTUAL FUND ANNUAL EXPENSES*
          (as a percentage of underlying mutual fund net assets, before expense reimbursement)

                                                    Management     Other                        Total Underlying
                                                       Fees       Expenses     12b-1 Fees     Mutual Fund Expenses
                                                       ----       --------     ----------     --------------------
 W&R Target Funds, Inc.-Limited Term Bond Portfolio    0.50%        0.13%         0.25%                0.88%
 W&R Target Funds, Inc.-Value Portfolio                0.70%        0.12%         0.25%                1.07%

* Updated numbers, as appropriate, to be provided by pre-effective amendment.

         EXAMPLE*


The following chart shows the amount of expenses (in dollars) that would be incurred under this contract assuming a $1,000 investment, 5% annual return, and no change in expenses. The underlying mutual fund expense information is for the period ended December 31, 2001 and reflects any reimbursements and/or waivers in effect at that time. If the underlying mutual fund expenses did not reflect the reimbursements and/or waivers, the expenses contained in the table below would be higher. These dollar figures are illustrative only and should not be considered a representation of past or future expenses. Actual expenses may be greater or less than those shown below.


The example reflects expenses of both the variable account and the investment options. The example reflects the 7 year CDSC schedule and an assumed variable account charge of 1.50% which is the maximum charge to the contract with the additional optional benefit.


For those contracts that do not elect the option, the expenses would be reduced. Deductions for premium taxes are not reflected but may apply.


                             If you surrender your contract  If you do not surrender your   If you annuitize your contract
                              at the end of the applicable    contract at the end of the     at the end of the applicable
                                      time period               applicable time period              time period
                              -----------------------------  -----------------------------  ------------------------------
                              1 Yr.  3 Yrs.  5 Yrs. 10 Yrs.  1 Yr.  3 Yrs. 5 Yrs.  10 Yrs.  1 Yr. 3 Yrs.  5 Yrs.   10 Yrs.
                              -----  ------  ------ -------  -----  ------ ------  -------  ----- ------  ------   -------
W&R Target Funds, Inc. -                                                                     *
Asset Strategy Portfolio                                                                     -

W&R Target Funds, Inc. -                                                                     *
Balanced Portfolio                                                                           -

W&R Target Funds, Inc. -                                                                     *
Bond Portfolio                                                                               -

W&R Target Funds, Inc. -                                                                     *
Core Equity Portfolio                                                                        -

W&R Target Funds, Inc. -                                                                     *
Growth Portfolio                                                                             -

W&R Target Funds, Inc. -                                                                     *
High Income Portfolio                                                                        -

W&R Target Funds, Inc. -                                                                     *
International Portfolio                                                                      -

W&R Target Funds, Inc. -                                                                     *
Limited-Term Bond Portfolio                                                                  -

W&R Target Funds, Inc. -                                                                     *
Money Market Portfolio                                                                       -

W&R Target Funds, Inc. -                                                                     *
Science and Technology                                                                       -
Portfolio

W&R Target Funds, Inc. -                                                                     *
Small Cap Portfolio                                                                          -

W&R Target Funds, Inc. -                                                                     *
Value Portfolio                                                                              -



*        To be provided by pre-effective amendment.

SYNOPSIS OF THE CONTRACTS

The contracts described in this prospectus are individual single premium immediate fixed and variable annuity contracts.

The contracts can be categorized as:

         -        Individual Retirement Annuities;

         -        Non-Qualified Contracts;

         -        Roth IRAs; or

         -        Tax Sheltered Annuities.

For more detailed information with regard to the differences in contract types, please see "Types of Contracts" later in the prospectus.

PURCHASE PAYMENTS

The minimum single purchase payment is $35,000. No additional purchase payments will be accepted or permitted.

CHARGES AND EXPENSES

Nationwide deducts a Mortality and Expense Risk Charge equal to an annualized rate of 1.50% of the daily net assets of the variable account. Nationwide assesses this charge in return for bearing certain mortality and expense risks, as well as for administrative expenses.

Nationwide does not deduct a sales charge from purchase payments upon deposit into the contract. However, if the income option elected permits withdrawals other than annuity payments, Nationwide may deduct a Contingent Deferred Sales Charge ("CDSC") upon such withdrawal. This CDSC reimburses Nationwide for sales expenses. The amount of the CDSC will not exceed 6% of purchase payments withdrawn (see "Contingent Deferred Sales Charge").

ANNUITY PAYMENTS

Annuity payments begin on the income start date. The payments will be based on the income option chosen at the time of application (see "Income Options").

TAXATION

The tax treatment of the contracts depends on the type of contract issued and the purpose for which the contract is purchased. Nationwide will charge against the contract any premium taxes levied by any governmental authority (see "Federal Tax Considerations" and "Premium Taxes").


RIGHT TO EXAMINE



Contract owners may return the contract for any reason within ten days of receipt and Nationwide will refund the contract value or other amounts as required by law (see "Right to Examine (Right to Revoke)").


FINANCIAL STATEMENTS

Financial statements for the variable account and Nationwide are located in the Statement of Additional Information. A current Statement of Additional Information may be obtained, without charge, by contacting Nationwide's home office at the telephone number listed on page 2 of this prospectus.

CONDENSED FINANCIAL INFORMATION

The value of an annuity income unit is determined on the basis of changes in the per share value of an investment option and the assessment of variable account charges which may vary from contract to contract (for more information on the calculation of annuity income unit values, see "Determining Variable Account Value - - Valuing an Annuity Income Unit"). Please refer to Appendix E for information regarding each class of annuity income units.

NATIONWIDE LIFE INSURANCE COMPANY

Nationwide is a stock life insurance company organized under Ohio law in March, 1929, with its home office at One Nationwide Plaza, Columbus, Ohio 43215. Nationwide is a provider of life insurance, annuities and retirement products. It is admitted to do business in all states, the District of Columbia, Puerto Rico, and the Virgin Islands.


GENERAL DISTRIBUTOR



The contracts are distributed by the general distributor, Waddell & Reed, Inc., 6300 Lamar Avenue, Overland Park, Kansas 66202.


TYPES OF CONTRACTS

The contracts described in this prospectus are classified according to the tax treatment to which they are subject under the Internal Revenue Code. The following is a general description of the various types of contracts. Eligibility requirements, tax benefits (if any), limitations, and other features of the contracts will differ depending on the type of contract.

INDIVIDUAL RETIREMENT ANNUITIES


Individual Retirement Annuities ("IRAs") satisfy the following requirements:


-        the contract is not transferable by the owner;

-        the premiums are not fixed;

- the annual premium cannot exceed $3,000 (although rollovers of greater amounts from Qualified Plans, Tax-Sheltered Annuities and other IRAs can be received);

- certain minimum distribution requirements must be satisfied after the owner attains the age of 70-1/2;

-        the entire interest of the owner in the contract is nonforfeitable; and

- after the death of the owner, additional distribution requirements may be imposed to ensure distribution of the entire balance in the contract within the statutory period of time.

Depending on the circumstance of the owner, all or a portion of the contributions made to the account may be deducted for federal income tax purposes.

Failure to make the mandatory distributions can result in an additional penalty tax of 50% of the excess of the amount required to be distributed over the amount that was actually distributed.

IRAs may receive rollover contributions from Individual Retirement Accounts, other IRAs, Tax Sheltered Annuities, certain 457 government plans, and qualified retirement plans (including 401(k) plans).

For further details regarding IRAs, please refer to the disclosure statement provided when the IRA was established.

NON-QUALIFIED CONTRACTS

A Non-Qualified Contract is a contract that does not qualify for certain tax benefits under the Internal Revenue Code, and which is not an IRA, Roth IRA or Tax Sheltered Annuity.

Upon the death of the owner of a Non-Qualified Contract, mandatory distribution requirements are imposed to ensure distribution of the entire balance in the contract within a required statutory period.

Non-Qualified contracts that are owned by natural persons allow for the deferral of taxation on the income earned in the contract until it is distributed or deemed to be distributed.

ROTH IRAS

Roth IRA contracts satisfy the following requirements:

-        the contract is not transferable by the owner;

-        the premiums are not fixed;

- the annual premium cannot exceed $3,000 (although rollovers of greater amounts from other Roth IRAs and IRAs can be received);

-        the entire interest of the owner in the contract is nonforfeitable; and

- after the death of the owner, certain distribution requirements may be imposed to ensure distribution of the entire balance in the contract within the statutory period of time.

A Roth IRA can receive a rollover from an IRA; however, the amount rolled over from the IRA to the Roth IRA is required to be included in the owner's federal gross income at the time of the rollover, and will be subject to federal income tax.

There are income limitations on eligibility to participate in a Roth IRA and additional income limitations for eligibility to roll over amounts from an IRA to a Roth IRA. For further details regarding Roth IRAs, please refer to the disclosure statement provided when the Roth IRA was established.

TAX SHELTERED ANNUITIES

Certain tax-exempt organizations (described in section 501(c)(3) of the Internal Revenue Code) and public school systems may establish a plan under which annuity contracts can be purchased for their employees. These annuity contracts are often referred to as Tax Sheltered Annuities.

Purchase payments made to Tax Sheltered Annuities are excludable from the employee's income, up to statutory maximum amounts. These amounts should be set forth in the plan adopted by the employer.

Tax Sheltered Annuities may receive rollover contributions from Individual Retirement Accounts, Individual Retirement Annuities, other Tax Sheltered Annuities, certain 457 governmental plans, and qualified retirement plans (including 401(k) plans).

The owner's interest in the contract is nonforfeitable (except for failure to pay premiums) and cannot be transferred. Certain minimum distribution requirements must be satisfied after the owner attains the age of 70-1/2, and after the owner's death. Additional distribution requirements may be imposed to ensure distribution of the entire balance in the contract within the statutory period of time.

INVESTING IN THE CONTRACT

The contracts described in this prospectus are combination fixed and variable immediate annuity contracts. The following provisions discuss those interests under the contracts that relate to the portion of the purchase payment allocated to variable annuity payments. For a discussion of the interests allocated to fixed annuity payments, see Appendix B.

THE VARIABLE ACCOUNT AND INVESTMENT OPTIONS


Nationwide Variable Account-12 is a variable account that invests in the investment options listed in Appendix A. Nationwide established the variable account on July 10, 2001, pursuant to Ohio law. Although the variable account is registered with the SEC as a unit investment trust pursuant to the Investment Company Act of 1940 ("1940 Act"), the SEC does not supervise the management of Nationwide or the variable account.


Income, gains, and losses credited to, or charged against, the variable account reflect the variable account's own investment experience and not the investment experience of Nationwide's other assets. The variable account's assets are held separately from Nationwide's other assets and are not chargeable with liabilities incurred in any other business of Nationwide.

The variable account is divided into sub-accounts, each corresponding to a single investment option. Nationwide uses the assets of each sub-account to buy shares of the investment options based on contract owner instructions. There are two sub-accounts for each investment option. One sub-account contains shares attributable to annuity income units under Non-Qualified Contracts. The other sub-account contains shares attributable to annuity income units under IRAs, Roth IRAs and Tax Sheltered Annuities.

Each investment option's prospectus contains more detailed information about that investment option. Prospectuses for the investment options should be read in conjunction with this prospectus.

Investment options in the variable account are NOT publicly traded mutual funds. They are only available as investment options in variable life insurance policies or variable annuity contracts issued by life insurance companies, or in some cases, through participation in certain qualified pension or retirement plans.

The investment advisers of the investment options may manage publicly traded mutual funds with similar names and investment objectives. However, the investment options are NOT directly related to any publicly traded mutual fund. Contract owners should not compare the performance of a publicly traded fund with the performance of investment options participating in the variable account. The performance of the investment options could differ substantially from that of any publicly traded funds.

Voting Rights

Contract owners who have allocated assets to the investment options are entitled to certain voting rights. Nationwide will vote contract owner shares at special shareholder meetings based on contract owner instructions. However, if the law changes and Nationwide is allowed to vote in its own right, it may elect to do so.

Contract owners with voting interests in an investment option will be notified of issues requiring a shareholders' vote as soon as possible before the shareholder meeting. Notification will contain proxy materials and a form with which to give Nationwide voting instructions. Nationwide will vote shares for which no instructions are received in the same proportion as those that are received.

The number of shares which a contract owner may vote will be determined as of a date to be chosen by Nationwide not more than 60 days prior to the shareholder meeting.

Material Conflicts

The investment options may be offered through separate accounts of other insurance companies, as well as through other separate accounts of Nationwide. Nationwide does not anticipate any disadvantages to this. However, it is possible that a conflict may arise between the interests of the variable account and one or more of the other separate accounts in which these investment options participate.

Material conflicts may occur due to a change in law affecting the operations of variable life insurance policies and variable annuity contracts, or differences in the voting instructions of the contract owners and those of other companies. If a material conflict occurs, Nationwide will take whatever steps are necessary to protect contract owners and variable annuity payees, including withdrawal of the variable account from participation in the investment option(s) involved in the conflict.

Substitution of Securities

Nationwide may substitute, eliminate, or combine shares of another investment option for shares already purchased or to be purchased in the future if either of the following occurs:

1) shares of a current investment option are no longer available for investment; or

2) further investment in an investment option becomes inappropriate in the judgement of Nationwide management.

No substitution, elimination, or combination of shares may take place without the prior approval of the SEC.

STANDARD CHARGES AND DEDUCTIONS

MORTALITY AND EXPENSE RISK CHARGE


Nationwide deducts a Mortality and Expense Risk Charge from the variable account. This amount is computed on a daily basis, and is equal to an annualized rate of 1.50% of the daily net assets of the variable account.


The Mortality Risk Charge compensates Nationwide for guaranteeing the annuity purchase rates of the contracts. This guarantee ensures that the annuity purchase rates will not change regardless of the death rates of annuity payees or the general population. The Mortality Risk Charge also compensates Nationwide for risks assumed in connection with the standard death benefit, but only partially compensates Nationwide in connection with the Enhanced Death Benefit, for which there is a separate charge.

The Expense Risk Charge compensates Nationwide for guaranteeing that administration charges will not increase regardless of actual expenses.

If the Mortality and Expense Risk Charge is insufficient to cover actual expenses, the loss is borne by Nationwide.

CONTINGENT DEFERRED SALES CHARGE

No sales charge deduction is made from the purchase payment upon deposit into the contract. However, if the income option elected permits withdrawals other than regular annuity payments, Nationwide will deduct a CDSC upon such withdrawal. The CDSC will not exceed 6% of the amount withdrawn.

The CDSC is calculated by multiplying the applicable CDSC percentage (noted below) by the amount that is withdrawn. The applicable CDSC will not be applied to any amount in excess of the single purchase payment.

The CDSC applies as follows:

  NUMBER OF COMPLETED YEARS
     FROM DATE OF ISSUE             CDSC PERCENTAGE
     ------------------             ---------------
              1                           6%
              2                           6%
              3                           5%
              4                           5%
              5                           4%
              6                           3%
              7                           2%
         Thereafter                       0%


The CDSC is used to cover sales expenses, including commissions (commissions will not exceed 6.5% of purchase payments), production of sales material, and other promotional expenses. If expenses are greater than the CDSC, the shortfall will be made up from Nationwide's general account, which may indirectly include portions of the variable account charges, since Nationwide may generate a profit from these charges.


Contract owners taking withdrawals (other than substantially equal periodic payments for life) before age 59-1/2 may be subject to a 10% tax penalty. In addition, all or a portion of the withdrawal may be subject to federal income taxes (see "Federal Income Taxes").

PREMIUM TAXES

Nationwide will charge against the contract value any premium taxes levied by a state or other government entity. Premium tax rates currently range from 0% to 5%. This range is subject to change. The method used to assess premium tax will be determined by Nationwide at its sole discretion in compliance with state law.

If applicable, Nationwide will deduct premium taxes from the contract either at:

1)       the time the contract is surrendered;

2)       annuitization; or

3)       such earlier date as Nationwide becomes subject to premium taxes.

SHORT-TERM TRADING FEES

Some investment options may assess (or reserve the right to assess) a short-term trading fee in connection with transfers from a sub-account that occur within 60 days after the date of allocation to the sub-account.

Short-term trading fees are intended to compensate the underlying mutual fund (and contract owners with interests allocated in the underlying mutual fund) for the negative impact on fund performance that may result from frequent, short-term trading strategies. Short-term trading fees are not intended to affect the large majority of contract owners not engaged in such strategies.

Any short-term trading fee assessed by any investment option available in conjunction with the contracts described in this prospectus will equal 1% of the amount determined to be engaged in short-term trading. Short-term trading fees will only apply to those sub-accounts corresponding to investment options that charge of such fees (see the investment option prospectus). Any short-term trading fees paid are retained by the investment option, not by Nationwide, and are part of the investment option's assets. Contract owners are responsible for monitoring the length of time allocations are held in any particular investment option. Nationwide will not provide advance notice of the assessment of any applicable short-term trading fee.

Currently, none of the investment options offered under the contract assess a short-term trading fee.

If a short-term trading fee is assessed, the investment option will charge the variable account 1% of the amount determined to be engaged in short-term trading. The variable account will then pass the short-term trading fee on to the specific contract owner that engaged in short-term trading by deducting an amount equal to the short-term trading fee from that contract owner's sub-account value. All such fees will be remitted to the investment option; none of the fee proceeds will be retained by Nationwide or the variable account.

When multiple purchase payments (or exchanges) are made to a sub-account that is subject to short-term trading fees, transfers will be considered to be made on a first in/first out (FIFO) basis for purposes of determining short-term trading fees. In other words, units held the longest will be treated as being transferred first, and units held for the shortest time will be treated as being transferred last.

Some transactions are not subject to the short-term trading fees. Transactions that are not subject to short-term trading fees include:

         -        full or partial surrenders; or

         -        transfers made upon annuitization of the contract.

New share classes of certain currently available investment options may be added to the contracts. These new share classes may require the assessment of short-term trading or redemption fees. When these new share classes are added, new purchase payment allocations and exchange reallocations to the investment options in question may be limited to the new share class.

CONTRACT OWNERSHIP

The contract owner has all rights under the contract. Purchasers who name someone other than themselves as the contract owner will have no rights under the contract.

At the time of application, the contract owner designates/elects:

         1)       an annuitant, and if applicable, a joint annuitant;

         2) the frequency of payments, income option, assumed investment return, and income start date;

         3)       a beneficiary, and if applicable, a contingent beneficiary;

         4) the portion of the single purchase payment used to purchase fixed annuity payments and/or variable annuity payments;

         5)       the allocation among investment options; and

         6) any optional benefits that may be provided under the elected income option.

ONCE ELECTED, THE INCOME OPTION CANNOT BE CHANGED.

OWNERSHIP RIGHTS BETWEEN THE DATE OF ISSUE AND THE INCOME START DATE

Between the date of issue and the income start date, the contract owner has the right to:


         1)       cancel the contract during the right to examine period;


         2)       change the beneficiary and contingent beneficiary;

         3)       change allocations among investment options;

         4) elect to take a partial or full withdrawal, depending on the income option selected and subject to any restrictions described in this prospectus; and


         5) elect or revoke a prior election of annual benefit leveling (see "Annual Benefit Leveling").



OWNERSHIP RIGHTS AFTER THE INCOME START DATE AND PRIOR TO THE ANNUITANT'S DEATH


After the income start date and prior to the annuitant's death, the contract owner has the right to:

         1)       change the beneficiary and contingent beneficiary;

         2)       change allocations among investment options;

         3) elect to take a partial or full withdrawal, depending on the income option selected and subject to any restrictions described in this prospectus; and

         4)       elect or discontinue annual benefit leveling.


CHANGES


All changes, except those to annual benefit leveling, will take effect as of the time such changes are recorded by Nationwide, whether or not the contract owner or annuitant is living at the time of the recording. Nationwide will not be liable for any payments made or actions taken by Nationwide before recording the change.



Nationwide may require that all changes be submitted in writing or in another form Nationwide deems acceptable. Nationwide may require that signatures be guaranteed by a member firm of a major stock exchange or other depository institution qualified to give such a guaranty.


JOINT OWNERSHIP

Joint owners each own an undivided interest in the contract. Joint owners must be spouses at the time joint ownership is requested, unless state law requires Nationwide to allow non-spousal joint owners. A joint owner may only be named in Non-Qualified Contracts.

The exercise of any ownership right in the contract will require a written request signed by both joint owners.

If a contract owner who IS NOT the annuitant dies before the income start date and there is a surviving joint owner, the joint owner will become the contract owner.

If the contract owner who IS the annuitant dies before the income start date and there is a surviving joint owner, the contract will terminate and Nationwide will pay the contract value to the joint owner.

ANNUITANT AND JOINT ANNUITANT

The annuitant (and joint annuitant, if applicable) must be age 85 or younger at the time of contract issuance, unless Nationwide approves a request for an annuitant or joint annuitant of greater age. Once designated, the annuitant and joint annuitant, if applicable, cannot be changed. Joint annuitants can be named only if permitted under the elected income option.

For contracts issued as IRAs or Tax Sheltered Annuities, the contract owner and annuitant must be the same person, and that individual's entire interest in the contract is nonforfeitable. For either of these contract types, if a joint and survivor income option is elected, the joint annuitant must be the annuitant's spouse.

BENEFICIARY AND CONTINGENT BENEFICIARY

The beneficiary is the person who may receive benefits under the contract if the annuitant (and joint annuitant, if any) dies after the income start date. The contract owner can name more than one beneficiary. The beneficiaries will share the benefits equally, unless otherwise specified.

If no beneficiary survives the annuitant, the beneficiary's rights will vest in the contingent beneficiary. Contingent beneficiaries will share the benefits equally, unless otherwise specified.

If no beneficiary or contingent beneficiary survives the annuitant (and the joint annuitant, if applicable), all beneficiary rights will vest with the contract owner, or the last surviving contract owner's estate.

If the annuitant (and joint annuitant, if any) dies before the income start date, and there is no surviving contract owner or joint owner, Nationwide will pay the contract proceeds to the beneficiary.

OPERATION OF THE CONTRACT

PURCHASE PAYMENT

The minimum single purchase payment must be at least $35,000. No additional purchase payments will be accepted or permitted.


The cumulative total of all purchase payments under contracts issued by Nationwide on the life of any one annuitant cannot exceed $2,000,000 without Nationwide's prior consent.


ALLOCATION OF THE PURCHASE PAYMENT

For any particular income option, the single purchase payment may be allocated to provide variable annuity payments, fixed annuity payments, or a combination of both. The chosen allocation is irrevocable.

Nationwide allocates that portion of the purchase payment intended for variable annuity payments to investment options as instructed by the contract owner. Shares of the investment options are purchased by the variable account at net asset value and temporarily maintained as accumulation units until being converted into annuity income units on the income start date. Contract owners can change allocations or make exchanges among the sub-accounts subject to conditions imposed by the investment options and those set forth in the contract.

PRICING

The portion of the single purchase payment designated for variable annuity payments will be allocated to sub-accounts and will be priced at the unit value determined no later than 2 business days after receipt of an order to purchase if the application and all necessary information are complete. If the application is not complete, Nationwide may retain the purchase payment for up to 5 business days while attempting to complete it. If the application is not completed within 5 business days, the prospective purchaser will be informed of the reason for the delay. The purchase payment will be returned unless the prospective purchaser specifically allows Nationwide to hold the purchase payment until the application is completed.

The purchase payment will not be priced when the New York Stock Exchange is closed or on the following nationally recognized holidays:

-        New Year's Day

-        Martin Luther King, Jr. Day

-        Presidents' Day

-        Good Friday

-        Memorial Day

-        Independence Day

-        Labor Day

-        Thanksgiving

-        Christmas

Nationwide also will not price the purchase payment if:

         1)       trading on the New York Stock Exchange is restricted;

         2) an emergency exists making disposal or valuation of securities held in the variable account impracticable; or

         3) the SEC, by order, permits a suspension or postponement for the protection of security holders.

Rules and regulations of the SEC will govern as to when the conditions described in (2) and (3) exist. If Nationwide is closed on days when the New York Stock Exchange is open, account value may be affected since the contract owner will not have access to their account.

TRANSFERS

Any portion of the single purchase payment that is allocated to provide fixed annuity payments may not be transferred to any sub-accounts. Similarly, any portion of the single purchase payment that is allocated to provide variable annuity payments may not be transferred to provide fixed annuity payments.

However, any portion of a single purchase payment that is allocated to provide variable annuity payments may be reallocated by the contract owner among investment options, subject to the following conditions:


- transfers among the sub-accounts may be made once per valuation day without charges or penalties; and



- Nationwide reserves the right to limit transfers among the sub-accounts to 12 per year or to assess a fee for any transfer in excess of 12 per year.



Amounts transferred among the sub-accounts will receive the annuity income unit value that is next computed immediately following receipt of the transfer request.


Transfer Requests


Nationwide will accept transfer requests in writing, over the telephone or via the internet. Nationwide will use reasonable procedures to confirm that instructions are genuine and will not be liable for following instructions that it reasonably determined to be genuine. Nationwide may withdraw the telephone exchange privilege upon 30 days written notice to contract owners.


Transfer Limitations

Transfers involving sub-accounts may be subject to restrictions or requirements imposed by the investment option. Such restrictions or requirements may include the assessment of short-term trading fees in connection with transfers from a sub-account that occur within 60 days following the date of allocation to the sub-account. These short-term trading fees will equal 1% of the amount determined to be engaged in short-term trading and will be deducted from the contract owner's sub-account value. Short-term trading fees will only apply to those sub-accounts corresponding to the investment options that explicitly require the assessment of such fees. Refer to the prospectus for the investment options for more information.

Additionally, Nationwide reserves the right to refuse or limit transfer requests (or take any other action it deems necessary) in order to protect contract owners, annuitants and beneficiaries from the negative investment results that may result from short-term trading or other harmful investment practices that are employed by some contract owners (or third parties acting on their behalf).

If Nationwide determines that a contract owner (or a third party acting on the contract owner's behalf) is engaging in harmful short-term trading, Nationwide reserves the right to take actions to protect investors, including exercising its right to terminate the ability of specified contract owners to submit transfer requests via telephone, facsimile, or over the internet. If Nationwide exercises this right, affected contract owners would be limited to submitting transfer requests via U.S. mail.

Any action taken by Nationwide pursuant to this provision will be preceded by a 30 day written notice to the affected contract owner.


RIGHT TO EXAMINE (RIGHT TO REVOKE)



Contract owners have a right to examine the contract. The contract may be returned to Nationwide's home office for any reason within ten days of receipt and Nationwide will refund the contract value or another amount required by law. The refunded contract value will reflect the deduction of any contract charges, unless otherwise required by law. All IRA and Roth IRA refunds will be a return of the purchase payment. State and/or federal law may provide additional free look privileges.


Liability of the variable account under this provision is limited to the contract value in each sub-account on the date of revocation. Any additional amounts refunded to the contract owner will be paid by Nationwide.

WITHDRAWALS (REDEMPTIONS)


The contract owner may take a partial or full withdrawal after the end of the right to examine the contract if the contract owner elected one of the following income options at the time of application: Single Life with Term Certain; Joint and 100% Last Survivor with Term Certain; or Term Certain. Otherwise, the contract owner may not withdraw value from the contract. Withdrawals may not be permitted in all states.



Withdrawal requests must be in writing or in a form otherwise acceptable to Nationwide. Nationwide reserves the right to require that the signature(s) be guaranteed by a member firm of a major stock exchange or other depository institution qualified to give such a guaranty.


Nationwide will pay any amounts withdrawn to the contract owner within seven days of receipt of a proper request and instructions satisfactory to Nationwide.

WITHDRAWALS BEFORE THE INCOME START DATE


If the income option elected so permits, a contract owner may take a partial or full withdrawal after the right to examine the contract and before the income start date. The variable account value on the date of withdrawal will reflect the investment performance of the sub-accounts chosen by the contract owner. A CDSC will apply.


WITHDRAWALS ON OR AFTER THE INCOME START DATE

If the income option elected so permits, a contract owner may take a partial or full withdrawal on or after the income start date. The amount available for withdrawal on or after the income start date will be based on the commutation value and will reflect the investment performance of the sub-accounts chosen by the contract owner. A CDSC may apply.

After the income start date, distributions other than regular annuity payments are generally required to be included in income for federal income tax purposes. However, this general rule does not apply to a complete withdrawal or redemption of a contract - - a portion of the amount received in a complete withdrawal or redemption may be treated for federal income tax purposes as the tax-free return of investment in the contract. Partial withdrawals or redemptions other than regular annuity payments are generally required to be included in income. THE INTERNAL REVENUE CODE, TREASURY REGULATIONS, AND OTHER INFORMATIONAL RELEASES BY THE IRS CONTAIN COMPLEX RULES REGARDING THE TAXATION OF DISTRIBUTIONS FROM ANNUITY CONTRACTS. THE CONTRACT OWNER SHOULD REVIEW THESE TAX DOCUMENTS AND CONSULT WITH A TAX ADVISER PRIOR TO REQUESTING A DISTRIBUTION.

Commutation Value of Variable Annuity Payments

The commutation value of variable annuity payments is equal to the present value of the variable annuity payments remaining in the term certain period. This present value is calculated using the assumed investment return for the contract and the annuity income unit values determined at the next unit value calculation after Nationwide receives the withdrawal request.


If a contract owner who has elected annual benefit leveling takes a full withdrawal, the withdrawn amount will be made up of two components:



         1) the commutation values, which do not include amounts allocated to annual benefit leveling; and


         2) the present value of the leveled variable annuity payments scheduled to be paid after Nationwide receives complete instructions, but before the next income start date anniversary.


The present value of these payments will be calculated using the annual benefit leveling interest rate that was assumed when the leveled payment amount was determined.



If a contract owner who has elected annual benefit leveling takes a partial withdrawal, no portion of the present value of the leveled variable annuity payments scheduled to be paid before the next income start date anniversary may be withdrawn. Only the commutation value of amounts remaining in the investment options or of the fixed annuity payments may be withdrawn.

Commutation Value of Fixed Annuity Payments

The commutation value of fixed annuity payments is defined in Appendix B.

PARTIAL WITHDRAWALS (PARTIAL REDEMPTIONS)

If a partial withdrawal is allowed under the income option and elected, the contract owner must specify the percentage of the withdrawal to be taken from fixed annuity payments and/or variable annuity payments.

A partial withdrawal will result in the reduction of the remaining term certain period payments. If the contract owner elects a partial withdrawal of fixed annuity payments, Nationwide will reduce the remaining payments by the ratio of the withdrawal amount received from fixed annuity payments, plus any CDSC, to the total commutation value available from fixed annuity payments. If the contract owner elects a partial withdrawal of variable annuity payments, Nationwide will reduce the number of annuity income units provided by each sub-account on a pro-rata basis, unless the contract owner specifies otherwise.

The minimum partial withdrawal amount is $2,000. Other minimum amounts may apply in some states. In addition, each remaining annuity payment after the partial withdrawal must equal $100 or more.

A CDSC may apply. The CDSC deducted is a percentage of the amount requested by the contract owner. Amounts deducted for CDSC are not subject to subsequent CDSC. The contract owner may take the CDSC from either:

         a)       the amount requested; or

         b) the commutation value remaining after the contract owner has received the requested amount.

If the contract owner does not make a specific election, any applicable CDSC will be taken from the commutation value remaining after the contract owner has received the requested amount.

FULL WITHDRAWALS (FULL REDEMPTIONS)

The commutation value upon full withdrawal may be more or less than the purchase payment made to the contract. The commutation value will reflect variable account charges, investment option charges, the investment performance of the investment options, prior redemptions, and annuity payments. A CDSC may apply.


WITHDRAWALS FROM INDIVIDUAL RETIREMENT ANNUITIES, ROTH IRAS OR TAX SHELTERED ANNUITIES UPON EXERCISE OF THE RIGHT TO EXAMINE



To prevent disqualification of an Individual Retirement Annuity, a Roth IRA or a Tax Sheltered Annuity when the contract owner exercises the right to examine the contract, Nationwide will transfer the contract value or another amount required by law to another Individual Retirement Annuity, Roth IRA or Tax Sheltered Annuity, respectively, upon proper direction by the contract owner.


RESTRICTIONS ON WITHDRAWALS FROM A TAX SHELTERED ANNUITY


The withdrawal of interest in the contract attributable to contributions made pursuant to a salary reduction agreement (within the meaning of Internal Revenue Code Section 402(g)(3)(C)), or transfers from a custodial account (as described in Internal Revenue Code Section 403(b)(7)), may be executed only if otherwise permitted by the contract and when the contract owner attains age 59-1/2, separates from service, dies, or becomes disabled (within the meaning of Internal Revenue Code Section 72(m)(7)). In the case of hardship (as defined for purposes of Internal Revenue Code Section 401(k)), provided that any withdrawal in the case of hardship may not include any income attributable to salary reduction contributions.


These withdrawal limitations apply to the withdrawal of interest in the contract attributable to the following:

         1) salary reduction contributions to Tax Sheltered Annuities made for plan years beginning after December 31, 1988;

         2) earnings credited to such contracts after the last plan year beginning before January 1, 1989, on amounts attributable to salary reduction contributions; and

         3) all amounts transferred from custodial accounts described in Internal Revenue Code Section 403(b)(7) (except that employer contributions and earnings in such accounts as of December 31, 1988, may be withdrawn in the case of hardship).

Distributions pursuant to Qualified Domestic Relations Orders will not violate the restrictions stated above, but may be subject to restrictions found in the employer's plan or the Internal Revenue Code.


These provisions explain Nationwide's understanding of current withdrawal restrictions. These restrictions may change.

ASSIGNMENT

Contract rights are personal to the contract owner and may not be assigned.

ANNUITY PAYMENTS

INCOME START DATE


The income start date is the date chosen by the contract owner as the date for annuity payments to begin. The income start date must be no earlier than the day after the end of the right to examine the contract and no later than 60 days after the date of issue. In connection with the income start date, the contract owner also elects the frequency of annuity payment dates.


FIXED ANNUITY PAYMENTS


Fixed annuity payments provide for level annuity payments. The fixed annuity payments will remain level unless the income option calls for a reduction in the annuity income upon withdrawal or the death of the annuitant (or joint annuitant). See Appendix B.


VARIABLE ANNUITY PAYMENTS

Variable annuity payments will vary depending on the performance of the investment options selected.

First Variable Annuity Payment

The following factors determine the amount of the first variable annuity payment:

- the portion of the single purchase payment allocated to provide variable annuity payments;

-        the variable account value on the income start date;


- the age and sex (based upon contract type and in compliance with applicable state law) of the annuitant (and joint annuitant, if any);


-        the income option elected;

-        the frequency of annuity payments;

-        the income start date;

- the selected assumed investment return (the net investment return required to maintain level variable annuity payments);


-        the deduction for any applicable premium tax; and


-        the date the contract was issued.

Subsequent Variable Annuity Payments

Variable annuity payments after the first will vary with the performance of the investment options chosen by the contract owner after the investment performance is adjusted by the assumed investment return factor.


The dollar amount of each subsequent variable annuity payment is determined by taking the portion of the first annuity payment funded by a particular sub-account and dividing it by the annuity income unit value for that sub-account as of the income start date. This establishes the number of annuity income units provided by each sub-account for each variable annuity payment after the first.


The number of annuity income units for each sub-account will remain constant, subject to the following exceptions:


         1) if the income option elected calls for a reduction in annuity income upon the death of the annuitant or joint annuitant;


         2) if the contract owner takes a withdrawal, as permitted under the income option elected; or

         3) if the contract owner transfers value from one investment option to another.

The number of annuity income units for each sub-account is multiplied by the annuity income unit value for that sub-account for the valuation day for which the payment is due. The sum of these results for all the sub-accounts in which the contract owner invests establishes the dollar amount of the variable annuity payment.

Subsequent variable annuity payments may be more or less than the previous variable annuity payment, depending on whether the net investment performance of the elected investment options is greater or lesser than the assumed investment return.

Assumed Investment Return

An assumed investment return is the net investment return required to maintain level variable annuity payments. That is, if the net investment performance of each sub-account in which the contract owner invests exactly equals the assumed investment return for every payment period, then each payment will be the same amount. To the extent that investment performance is not equal to the assumed investment return for given payment periods, the amount of the payments in those periods will not be the same. Payments will increase from one payment date to the next if the annualized net rate of return is greater than the assumed investment return during that time.

At the time of application, the contract owner elects one of three available assumed investment return percentages: 3.5%, 5.0%, or 6.0%. This percentage cannot be changed after contract issuance. Refer to Appendix C for more information on selecting an assumed investment return percentage. One or more of the above assumed investment return percentages may not be available in all states. Please refer to your contract for specific information.

Nationwide uses this percentage rate of return to determine the amount of the first variable annuity payment.

Value of an Annuity Income Unit

Annuity income unit values for sub-accounts are determined by:

     1) multiplying the annuity income unit value for each sub-account for the immediately preceding valuation period by the net investment factor for the sub-account for the subsequent valuation period; and then


     2) multiplying the result from (1) by an assumed investment return factor, adjusted for the number of days in the valuation period. The assumed investment return factor corresponds with the assumed investment return chosen by the contract owner and permitted under the contract.


NET INVESTMENT FACTOR


Nationwide uses the net investment factor as a way to calculate the investment performance of a sub-account from one valuation period to the next. For each sub-account, the net investment factor shows the investment performance of the underlying mutual fund in which a particular sub-account invests, including the charges assessed against that sub-account for a valuation period.


The net investment factor is determined by dividing (a) by (b), and then subtracting (c) from the result, where:

(a) is the sum of:

     1) the net asset value of the investment option as of the end of the current valuation period; and


     2) the per share amount of any dividend or income distributions made by the investment option (if the date of the dividend or income distribution occurs during the current valuation period);



(b) is the net asset value of the investment option determined as of the end of the preceding valuation period; and



(c) is a factor representing the daily variable account charges. The factor is equal to an annualized rate of 1.50% of the daily net assets of the variable account.



Changes in the net investment factor may not be directly proportional to changes in the net asset value of the investment option shares because of the deduction of variable account charges.


Though the number of annuity income units will not change as a result of investment experience, the value of an annuity income unit may increase or decrease from one valuation period to the next.


FREQUENCY AND AMOUNT OF ANNUITY PAYMENTS

Payments are made based on the income option and frequency selected. Payment frequencies available are: monthly, quarterly, semi-annually, or annually. In no event will Nationwide make payments less frequently than annually.

Nationwide reserves the right to change the frequency of payments if the amount of any payment becomes less than $100. The payment frequency will be changed to an interval that will result in payments of at least $100.

ANNUAL BENEFIT LEVELING


If the contract owner elects annual benefit leveling, variable annuity payments will be adjusted to reflect the performance of the investment options once every 12 months, instead of with every payment.



On the income start date (or the income start date anniversary on which annual benefit leveling begins), the number of annuity income units necessary to make the payments for the following year will be calculated. These annuity income units will be redeemed from the sub-accounts and transferred to Nationwide's general account. The annual benefit leveling interest rate at that time will be used to calculate the guaranteed amount of level payments for the following year.


The level payment calculated on each subsequent income start date anniversary could be higher or lower than the level payment for the previous year.


An election to start or discontinue annual benefit leveling will take effect only on the income start date (or anniversary). In order for such an election to take effect on the next income start date anniversary, Nationwide must receive the election at least 5 days prior to the income start date anniversary. If a contract owner elects annual benefit leveling, the process of calculating leveled variable annuity payments will take place on each subsequent income start date anniversary until the contract owner instructs Nationwide otherwise.

Nationwide reserves the right to discontinue annual benefit leveling. If Nationwide discontinues annual benefit leveling, any contract owner receiving leveled variable annuity payments will continue to do so until the next income start date anniversary.


INCOME OPTIONS

Contract owners must elect an income option. This election is made at the time of application and is irrevocable.

The income options available are:


     -    Single Life;
     -    Single Life with Term Certain;
     -    Single Life with Cash Refund;
     -    Joint and Last Survivor;
     -    Joint and 100% Last Survivor with Term Certain;
     -    Joint and 100% Last Survivor with Cash Refund;
     -    Joint and 50% Survivor; and
     -    Term Certain.


Each of the income options is discussed more thoroughly below.

SINGLE LIFE


The Single Life income option provides for annuity payments to be made during the lifetime of the annuitant.


Payments will cease with the last payment before the annuitant's death. No death benefit will be paid.

No withdrawals other than the scheduled annuity payments are permitted.

SINGLE LIFE WITH TERM CERTAIN


The Single Life with Term Certain income option provides for annuity payments to be made during the annuitant's lifetime, or for the term selected by the contract owner, whichever is longer. The contract owner may select a term certain of 10, 15, or 20 years at the time of application.


During the term certain period, the owner may elect at any time prior to the death of the annuitant to withdraw all or a part of the value of the remaining term certain period payments as set forth in the "Withdrawals (Redemptions)" provision. Withdrawals may be subject to a CDSC.

If the annuitant dies during this term certain period, the beneficiary will have the option to continue payments for the remainder of the term certain period, or to receive the commutation value of the remaining payments of the term certain period in a single lump sum payment (see "Lump Sum Death Benefit Option" and "Continuation of Payments Death Benefit Option").

SINGLE LIFE WITH CASH REFUND


The Single Life with Cash Refund income option provides for annuity payments to be made during the lifetime of the annuitant.


If the annuitant dies before receiving aggregate annuity payments at least equal to the single purchase payment, less any premium tax, the difference between the aggregate annuity payments and the single purchase payment, less any premium tax, will be paid to the beneficiary in a single lump sum.

No withdrawals other than the death benefit or scheduled annuity payments are permitted.

JOINT AND LAST SURVIVOR


The Joint and Last Survivor income option provides for annuity payments to be made during the joint lifetimes of the annuitant and joint annuitant. After the death of either the annuitant or joint annuitant, payments will continue for the life of the survivor. Payments to the survivor will be 50%, 75%, or 100% of the amount that would have been paid if both annuitants were living, depending on which continuation percentage was selected by the contract owner on the application.


Payments will cease with the last payment due prior to the death of the last survivor of the annuitant and joint annuitant. No death benefit will be paid.

No withdrawals other than the scheduled annuity payments are permitted.

JOINT AND 100% LAST SURVIVOR WITH TERM CERTAIN


The Joint and 100% Last Survivor with Term Certain income option provides for annuity payments to be made during the joint lifetimes of the annuitant and joint annuitant. After the death of either the annuitant or joint annuitant if the term certain period has not expired, payments will continue at the same level for the life of the survivor.


During the term certain period, the owner may elect at any time prior to the second death of the annuitant and joint annuitant to withdraw all or part of the value of the remaining term certain period payments as set forth in the "Withdrawals (Redemptions)" provision. Withdrawals may be subject to a CDSC.

If the annuitant and joint annuitant die during the term certain period, the beneficiary will have the option to continue payments for the remainder of the term certain period or to receive the commutation value of the remaining payments of the term certain period in a single lump sum payment (see "Lump Sum Death Benefit Option" and "Continuation of Payments Death Benefit Option").

The contract owner may select a term certain of 10, 15, or 20 years at the time of application.

JOINT AND 100% LAST SURVIVOR WITH CASH REFUND

The Joint and 100% Last Survivor with Cash Refund income option provides for annuity payments to be made during the joint lifetimes of the annuitant and joint annuitant.


After the death of either the annuitant or joint annuitant, payments of 100% of the amount that would have been paid if both were living will be made for the life of the survivor.



If the survivor dies after the income start date, but before aggregate annuity payments have been made that are at least equal to the single purchase payment, less any premium taxes, the difference between the aggregate annuity payments and the single purchase payment, less any premium taxes, will be paid to the beneficiary in a single lump sum.


No withdrawals other than the death benefit and scheduled annuity payments are permitted.

JOINT AND 50% SURVIVOR

The Joint and 50% Survivor income option provides for annuity payments to be made during the joint lifetimes of the annuitant and joint annuitant.


After the death of the annuitant, payments of 50% of the amount that would have been paid if the annuitant was living will be made for the life of the joint annuitant. If the joint annuitant dies before the annuitant, the 50% reduction does not apply.


Payments will cease with the last payment due before the death of the last survivor of the annuitant and joint annuitant. No death benefit will be paid.

No withdrawals other than the scheduled annuity payments are permitted.

TERM CERTAIN

The Term Certain income option provides for annuity payments to be made for the term certain selected by the contract owner on the application, between 5 and 30 years, inclusive. Nationwide reserves the right to limit the availability of some term certain durations based on economic circumstances.

The contract owner may elect at any time prior to the annuitant's death to withdraw all or part of the value of the contract as set forth in the "Withdrawals (Redemptions)" provision. Withdrawals may be subject to a CDSC.


If the annuitant dies during the term certain period, the beneficiary will have the option to continue payments for the remainder of the period or to receive the commutation value of the remaining payments in a single lump sum payment (see "Lump Sum Death Benefit Option" and "Continuation of Payments Death Benefit Option").


LUMP SUM DEATH BENEFIT OPTION


The lump sum death benefit option is available for the Single Life with Term Certain, Joint and 100% Last Survivor with Term Certain and Term Certain income options. Please see the description of these income options under their respective headings.



If the beneficiary elects to receive the death benefit in one lump sum, for fixed annuity payments remaining in the term certain period after Nationwide receives proper proof of death and complete instructions, the amount is the commutation value, calculated as described in Appendix B. For variable annuity payments, the commutation value is equal to the present value of the variable annuity payments remaining in the term certain period. This present value is calculated using the assumed investment return for the contract and the annuity income unit values determined at the next unit value calculation after Nationwide receives proper proof of death and complete instructions.



If annual benefit leveling is in effect, the lump sum death benefit will be made up of two components:




1) the commutation values, which do not include amounts allocated to annual benefit leveling; and


2) the present value of the leveled variable annuity payments scheduled to be paid after Nationwide receives complete instructions, but before the next income start date anniversary.


The present value of these payments will be calculated using the annual benefit leveling interest rate that was assumed when the leveled payment amount was determined.


CONTINUATION OF PAYMENTS DEATH BENEFIT OPTION


The continuation of payments death benefit option is available for the Single Life with Term Certain, Joint and 100% Last Survivor with Term Certain and Term

Certain income options. Please see the description of these income options under their respective headings.


If the beneficiary elects to receive the annuity payments remaining in the term certain period, the beneficiary will have the right to make any transfers to other investment options allowed by the contract once payments have resumed.



LIVING CREDITS



If the contract owner elects a life-contingent income option, living credits are periodically added to the variable account value. Living credits increase the value of variable annuity payments made in a life-contingent option, which are based on the annuitant's life expectancy. As each month the annuitant lives increases the age to which the annuitant is expected to live, this increase is reflected in the variable account value.


ANY OTHER OPTION

Income options not set forth in this provision may be available. Any income option not set forth in this provision must be approved by both Nationwide and the contract owner.

DEATH BEFORE THE INCOME START DATE

DEATH OF CONTRACT OWNER

If a contract owner, who is not the annuitant, dies before the income start date, ownership rights will vest in the surviving joint owner, if any. If there is no surviving joint owner, ownership rights will vest in the annuitant. Subject to the "Required Distributions" provisions, the annuitant will be entitled to receive scheduled annuity payments.

If the contract owner, who is also the annuitant, dies before the income start date, the terms of the "Death of Annuitant" provision apply.

DEATH OF ANNUITANT

If the annuitant dies before the income start date, the contract will terminate and Nationwide will pay the contract value to the surviving owner(s). If there is no surviving owner, the beneficiary will be entitled to elect a lump sum distribution or to receive annuity benefits in accordance with the "Required Distributions" provisions.

DEATH AFTER THE INCOME START DATE

DEATH OF CONTRACT OWNER


If any contract owner dies after the income start date, annuity payments will continue to be made to the annuitant under the elected income option, and ownership rights will vest in any surviving joint owner. If there is no surviving joint owner, ownership rights will vest in the annuitant.


DEATH OF ANNUITANT

If the annuitant dies after the income start date, the terms of the income option elected by the contract owner will apply.


Once Nationwide is notified of the annuitant's (and joint annuitant's, if applicable) death, any remaining fixed or variable annuity payments will be suspended, and no withdrawals will be allowed, until Nationwide has received proper proof of death and complete instructions to either continue payments or pay the death benefit in a single lump sum. In addition, the commutation value of any remaining variable annuity payments will be transferred to the money market investment option no later than the valuation day following receipt by Nationwide of notification of death.


Once Nationwide receives proper proof of death and complete instructions, Nationwide will make any payments that were suspended. The amount of each suspended variable annuity payment will be determined using the annuity income unit values for the money market investment option on the date the variable annuity payment was originally scheduled to be made. No interest will be paid on any payments that were suspended.


Instructions regarding payment of any death benefit must be in writing or in a form otherwise acceptable to Nationwide. Nationwide reserves the right to require that the signature(s) be guaranteed by a member firm of a major stock exchange or other depository institution qualified to give such a guaranty.


If a lump sum death benefit is available and has been elected, it will be paid to the beneficiary within seven days of receipt of proper proof of death and instructions satisfactory to Nationwide.

REQUIRED DISTRIBUTIONS


Any distribution paid that is NOT due to payment of the death benefit may be subject to a CDSC. The Internal Revenue Code requires that certain distributions be made from the contracts issued in conjunction with this prospectus. Following is an overview of the required distribution rules applicable to each type of contract. Please consult a qualified tax or financial adviser for more specific required distribution information.

REQUIRED DISTRIBUTIONS - GENERAL INFORMATION

In general, a beneficiary is an entity or person that the contract owner designates to receive death proceeds upon the contract owner's death. The distribution rules in the Internal Revenue Code make a distinction between "beneficiary" and "designated beneficiary" when determining the life expectancy that may be used for payments that are made from IRAs, Roth IRAs and Tax Sheltered Annuities after the death of the annuitant, or that are made from Non-Qualified Contracts after the death of the contract owner. A designated beneficiary is a natural person who is designated by the contract owner as the beneficiary under the contract. Non-natural beneficiaries (e.g. charities or certain trusts) are not designated beneficiaries for the purpose of required distributions and the life expectancy of such a beneficiary is zero.

Life expectancies and joint life expectancies will be determined pursuant to Treasury Regulation 1.72-9, or such additional guidance as may be provided pursuant to Proposed Treasury Regulation 1.401(a)(9)-5, Q&A 7.

Required distributions paid upon the death of the contract owner are paid to the beneficiary or beneficiaries stipulated by the contract owner. How quickly the distributions must be made may be determined with respect to the life expectancies of the beneficiaries. For Non-Qualified Contracts, the beneficiaries used in the determination of the distribution period are those in effect on the date of the contract owner's death. For contracts other than Non-Qualified Contracts, the beneficiaries used in the determination of the distribution period do not have to be determined until December 31 of the year following the contract owner's death. If there is more than one beneficiary, the life expectancy of the beneficiary with the shortest life expectancy is used to determine the distribution period. Any beneficiary that is not a designated beneficiary has a life expectancy of zero.

REQUIRED DISTRIBUTIONS FOR NON-QUALIFIED CONTRACTS

Internal Revenue Code Section 72(s) requires Nationwide to make certain distributions when a contract owner dies. The following distributions will be made in accordance with the following requirements:

     1) If any contract owner dies on or after the annuitization date and before the entire interest in the contract has been distributed, then the remaining interest must be distributed at least as rapidly as the distribution method in effect on the contract owner's death.

     2) If any contract owner dies before the annuitization date, then the entire interest in the contract (consisting of either the death benefit or the contract value reduced by charges set forth elsewhere in the contract) will be distributed within 5 years of the contract owner's death, provided however:

          a) any interest payable to or for the benefit of a designated beneficiary may be distributed over the life of the designated beneficiary or over a period not longer than the life expectancy of the designated beneficiary. Payments must begin within one year of the contract owner's death unless otherwise permitted by federal income tax regulations; and

          b) if the designated beneficiary is the surviving spouse of the deceased contract owner, the spouse can choose to become the contract owner instead of receiving a death benefit. Any distributions required under these distribution rules will be made upon that spouse's death.

In the event that the contract owner is NOT a natural person (e.g., a trust or corporation), for purposes of these distribution provisions:

     a) the death of the annuitant will be treated as the death of a contract owner;

     b) any change of annuitant will be treated as the death of a contract owner; and

     c) in either case, the appropriate distribution will be made upon the death or change, as the case may be.

These distribution provisions do not apply to any contract exempt from Section 72(s) of the Internal Revenue Code by reason of Section 72(s)(5) or any other law or rule.

The designated beneficiary must elect a method of distribution and notify Nationwide of this election within 60 days of the contract owner's death.

REQUIRED DISTRIBUTIONS FOR TAX SHELTERED ANNUITIES, INDIVIDUAL RETIREMENT ANNUITIES AND ROTH IRAS

Distributions from a Tax Sheltered Annuity or Individual Retirement Annuity must begin no later than April 1 of the calendar year following the calendar year in which the contract owner reaches age 70-1/2. Distributions may be paid in a lump sum or in substantially equal payments over:

     a) the life of the contract owner or the joint lives of the contract owner and the contract owner's designated beneficiary; or

     b) a period not longer than the period determined under the table in Proposed Treasury Regulation 1.401(a)(9)-5, Q&A4, which is the deemed joint life expectancy of the contract owner and a person 10 years younger than the contract owner. If the designated beneficiary is the spouse of the contract owner, the period may not exceed the longer of the period determined under such table or the joint life expectancy of the contract owner and the contract owner's spouse, determined in accordance with Treasury Regulation 1.72-9, or such additional guidance as may be provided pursuant to Proposed Treasury Regulation 1.401(a)(9)-5, Q&A7.

For Tax Sheltered Annuities, required distributions do not have to be withdrawn from this contract if they are being withdrawn from another Tax Sheltered Annuity of the contract owner.

For Individual Retirement Annuities, required distributions do not have to be withdrawn from this contract if they are being withdrawn from another Individual Retirement Annuity of the contract owner.

If the contract owner's entire interest in a Tax Sheltered Annuity or Individual Retirement Annuity will be distributed in equal or substantially equal payments over a period described in (a) or (b) above, the payments must begin on or before the required beginning date. The required beginning date is April 1 of the calendar year following the calendar year in which the contract owner reaches age 70-1/2. The rules for Roth IRAs do not require distributions to begin during the contract owner's lifetime, therefore, the required beginning date is not applicable to Roth IRAs.

If the contract owner dies before the required beginning date (in the case of a Tax Sheltered Annuity or Individual Retirement Annuity) or before the entire contract value is distributed (in the case of Roth IRAs), any remaining interest in the contract must be distributed over a period not exceeding the applicable distribution period, which is determined as follows:

     a) if the designated beneficiary is the contract owner's spouse, the applicable distribution period is the surviving spouse's remaining life expectancy using the surviving spouse's birthday for each distribution calendar year after the calendar year of the contract owner's death. For calendar years after the death of the contract owner's surviving spouse, the applicable distribution period is the spouse's remaining life expectancy using the spouse's age in the calendar year of the spouse's death, reduced by one for each calendar year that elapsed since the calendar year immediately following the calendar year of the spouse's death;

     b) if the designated beneficiary is not the contract owner's surviving spouse, the applicable distribution period is the designated beneficiary's remaining life expectancy using the designated beneficiary's birthday in the calendar year immediately following the calendar year of the contract owner's death, reduced by one for each calendar year that elapsed thereafter; and

     c) if there is no designated beneficiary, the entire balance of the contract must be distributed by December 31 of the fifth year following the contract owner's death.

If the contract owner dies on or after the required beginning date, the interest in the Tax Sheltered Annuity or Individual Retirement Annuity must be distributed over a period not exceeding the applicable distribution period, which is determined as follows:

     a) if the designated beneficiary is the contract owner's spouse, the applicable distribution period is the surviving spouse's remaining life expectancy using the surviving spouse's birthday for each distribution calendar year after the calendar year of the contract owner's death. For calendar years after the death of the contract owner's surviving spouse, the applicable distribution period is the spouse's remaining life expectancy using the spouse's age in the calendar year of the spouse's death, reduced by one for each calendar year that elapsed since the calendar year immediately following the calendar year of the spouse's death;

     b) if the designated beneficiary is not the contract owner's surviving spouse, the applicable distribution period is the designated beneficiary's remaining life expectancy using the designated beneficiary's birthday in the calendar year immediately following the calendar year of the contract owner's death, reduced by one for each calendar year that elapsed thereafter; and

     c) if there is no designated beneficiary, the applicable distribution period is the contract owner's remaining life expectancy using the contract owner's birthday in the calendar year of the contract owner's death, reduced by one for each year thereafter.

If distribution requirements are not met, a penalty tax of 50% is levied on the difference between the amount that should have been distributed for that year and the amount that actually was distributed for that year.

For Individual Retirement Annuities, a portion of each distribution will be included in the recipient's gross income and taxed at ordinary income tax rates. The portion of a distribution which is taxable is based on the ratio between the amount by which non-deductible purchase payments exceed prior non-taxable distributions and total account balances at the time of the distribution. The owner of an Individual Retirement Annuity must annually report the amount of non-deductible purchase payments, the amount of any distribution, the amount by which non-deductible purchase payments for all years exceed non taxable distributions for all years, and the total balance of all Individual Retirement Annuities.

Distributions from Roth IRAs may be either taxable or nontaxable, depending upon whether they are "qualified distributions" or "non-qualified distributions" (see "Federal Tax Considerations").

FEDERAL TAX CONSIDERATIONS

FEDERAL INCOME TAXES

The tax consequences of purchasing a contract described in this prospectus will depend on:

     -    the type of contract purchased;

     -    the purposes for which the contract is purchased; and

     - the personal circumstances of individual investors having interests in the contracts.

See "Synopsis of the Contracts" for a brief description of the various types of contracts and the different purposes for which the contracts may be purchased.

Existing tax rules are subject to change, and may affect individuals differently depending on their situation. Nationwide does not guarantee the tax status of any contracts or any transactions involving the contracts.

If the contract is purchased as an investment of certain retirement plans (such as qualified retirement plans, Individual Retirement Accounts, and custodial accounts as described in Sections 401, 408(a), and 403(b)(7) of the Internal Revenue Code), tax advantages enjoyed by the contract owner and/or annuitant may relate to participation in the plan rather than ownership of the annuity contract. Such plans are permitted to purchase investments other than annuities and retain tax-deferred status.

The following is a brief summary of some of the federal income tax considerations related to the contracts. In addition to the federal income tax, distributions from annuity contracts may be subject to state and local income taxes. The tax rules across all states and localities are not uniform and therefore will not be discussed in this prospectus. Tax rules that may apply to contracts issued in U.S. territories such as Puerto Rico and Guam are also not discussed. Nothing in this prospectus should be considered to be tax advice. Contract owners and prospective contract owners should consult a financial consultant, tax advisor or legal counsel to discuss the taxation and use of the contracts.

The Internal Revenue Code sets forth different income tax rules for the following types of annuity contracts:

-    Individual Retirement Annuities;

-    Roth IRAs;

-    Tax Sheltered Annuities; and

-    Non-Qualified Contracts.

Individual Retirement Annuities

Distributions from Individual Retirement Annuities, are generally taxed when received. If any of the amount contributed to the IRA was nondeductible for federal income tax purposes, then a portion of each distribution is excludable from income.

If distributions of income from an IRA are made prior to the date that the owner attains the age of 59-1/2 years, the income is subject to regular income tax and an additional penalty tax of 10% is also generally applicable. The 10% penalty tax can be avoided if the distribution is:

-    made to a beneficiary on or after the death of the owner;

- attributable to the owner becoming disabled (as defined in the Internal Revenue Code);

- part of a series of substantially equal periodic payments made not less frequently than annually made for the life (or life expectancy) of the owner, or the joint lives (or joint life expectancies) of the owner and his or her designated beneficiary;

-    used for qualified higher education expenses; or

- used for expenses attributable to the purchase of a home for a qualified first-time buyer.

Roth IRAs

Distributions of earnings from Roth IRAs are taxable or nontaxable depending upon whether they are "qualified distributions" or "non-qualified distributions." A "qualified distribution" is one that satisfies the five-year rule and meets one of the following requirements:

-    it is made on or after the date on which the contract owner attains age
     59-1/2;

- it is made to a beneficiary (or the contract owner's estate) on or after the death of the contract owner;

-    it is attributable to the contract owner's disability; or

- it is used for expenses attributable to the purchase of a home for a qualified first-time buyer.

The five year rule generally is satisfied if the distribution is not made within the five taxable year period beginning with the first taxable year in which a contribution is made to any Roth IRA established for the owner.

A qualified distribution is not includable in gross income for federal income tax purposes.

A non-qualified distribution is not includible in gross income to the extent that the distribution, when added to all previous distributions, does not exceed the total amount of contributions made to the Roth IRA. Any non-qualified distribution in excess of total contributions will be included in the contract owner's gross income in the year that is distributed to the contract owner.

Special rules apply for Roth IRAs that have proceeds received from a traditional IRA prior to January 1, 1999 if the owner elected the special 4-year income averaging provisions that were in effect for 1998.

If non-qualified distributions of income from a Roth IRA are made prior to the date that the owner attains the age of 59-1/2 years, the income is subject to both the regular income tax and an additional penalty tax of 10%. The penalty tax can be avoided if the distribution is:

-    made to a beneficiary on or after the death of the owner;

- attributable to the owner becoming disabled (as defined in the Internal Revenue Code);

- part of a series of substantially equal periodic payments made not less frequently than annually made for the life (or life expectancy) of the owner, or the joint lives (or joint life expectancies) of the owner and his or her designated beneficiary;

-    for qualified higher education expenses; or

- used for expenses attributable to the purchase of a home for a qualified first-time buyer.

If the contract owner dies before the contract is completely distributed, the balance may be included in the contract owner's gross estate for tax purposes.

Tax Sheltered Annuities

Distributions from Tax Sheltered Annuities are generally taxed when received. A portion of each distribution is excludable from income based on a formula established pursuant to the Internal Revenue Code. The formula excludes from income the amount invested in the contract divided by the number of anticipated payments until the full investment in the contract is recovered. Thereafter all distributions are fully taxable.

If a distribution of income is made from a Tax Sheltered Annuity prior to the date that the owner attains the age of 59-1/2 years, the income is subject to both the regular income tax and an additional penalty tax of 10%. The penalty tax can be avoided if the distribution is:

-    made to a beneficiary on or after the death of the owner;

- attributable to the owner becoming disabled (as defined in the Internal Revenue Code);

- part of a series of substantially equal periodic payments made not less frequently than annually made for the life (or life expectancy) of the owner, or the joint lives (or joint life expectancies) of the owner and his or her designated beneficiary;

-    for qualified higher education expenses;

- used for expenses attributable to the purchase of a home for a qualified first-time buyer; or

- made to the owner after separation from service with his or her employer after age 55.

Non-Qualified Contracts - Natural Persons as Contract Owners

Generally, the income earned inside a Non-Qualified Contract that is owned by a natural person is not taxable until it is distributed from the contract.

Distributions before the annuitization date are taxable to the contract owner to the extent that the cash value of the contract exceeds the contract owner's investment at the time of the distribution. Distributions, for this purpose, include partial surrenders, any portion of the contract that is assigned or pledged; or any portion of the contract that is transferred by gift. For these purposes, a transfer by gift may occur upon annuitization if the contract owner and the annuitant are not the same individual.

With respect to annuity distributions on or after the annuitization date, a portion of each annuity payment is excludable from taxable income. The amount excludable is based on the ratio between the contract owner's investment in the contract and the expected return on the contract. Once the entire investment in the contract is recovered, all distributions are fully includable in income. The maximum amount excludable from income is the investment in the contract. If the annuitant dies before the entire investment in the contract has been excluded from income, and as a result of the annuitant's death no more payments are due under the contract, then the unrecovered investment in the contract may be deducted on his or her final tax return.

In determining the taxable amount of a distribution, all annuity contracts issued after October 21, 1988 by the same company to the same contract owner during the same calendar year will be treated as one annuity contract.

A special rule applies to distributions from contracts that have investments that were made prior to August 14, 1982. For those contracts, distributions that are made prior to the annuitization date are treated first as a recovery of the investment in the contract as of that date. A distribution in excess of the amount of the investment in the contract as of August 14, 1982, will be treated as taxable income.

The Internal Revenue Code imposes a penalty tax if a distribution is made before the contract owner reaches age 59-1/2. The amount of the penalty is 10% of the portion of any distribution that is includible in gross income. The penalty tax does not apply if the distribution is:

-    the result of a contract owner's death;

- the result of a contract owner's disability, (as defined in the Internal Revenue Code);

- one of a series of substantially equal periodic payments made over the life (or life expectancy) of the contract owner or the joint lives (or joint life expectancies) of the contract owner and the beneficiary selected by the contract owner to receive payment under the annuity payment option selected by the contract owner;

-    allocable to an investment in the contract before August 14, 1982; or

-    from an immediate annuity.

For purposes of the exception to the penalty tax, an immediate annuity is a single premium contract from which payments begin within one year of purchase, and which provides for substantially equal periodic payments. If the contract is issued as the result of an nontaxable exchange described in Section 1035 of the Internal Revenue Code, for purposes of determining whether the contract is an immediate annuity, it will generally be considered to have been purchased on the purchase date of the contract given up in the exchange. Consequently, if all or a portion of the purchase payment for this contract is the result of a Section 1035 exchange from a life insurance contract, an endowment contract, or a deferred annuity that was issued more than 1 year prior to the Income Start Date, then this contract would not qualify for the immediate annuity exception to the penalty tax.

Non-Qualified Contracts - Non-Natural Persons as Contract Owners

The previous discussion related to the taxation of Non-Qualified Contracts owned by individuals, including immediate annuity contracts that are owned by entities but which satisfy the immediate annuity exception to the penalty tax. Different rules (the so-called "non-natural persons" rules) apply if the contract owner is not a natural person and the contract does not satisfy the immediate annuity exception. If all or a portion of the purchase payment for this contract is the result of a Section 1035 exchange from a life insurance contract, an endowment contract, or a deferred annuity that was issued more than 1 year prior to the Income Start Date, then this contract would not qualify for the immediate annuity exception to the non-natural persons rules.

Generally, contracts owned by corporations, partnerships, trusts, and similar entities are not treated as annuity contracts under the Internal Revenue Code. Therefore, income earned under a Non-Qualified Contract that is owned by a non-natural person is taxed as ordinary income during the taxable year that it is earned. Taxation is not deferred, even if the income is not distributed out of the contract. The income is taxable as ordinary income, not capital gain.

The non-natural persons rules do not apply to all entity-owned contracts. A contract that is owned by a non-natural person as an agent of an individual is treated as owned by the individual. This would cause the contract to be treated as an annuity under the Internal Revenue Code, allowing tax deferral. However, this exception does not apply when the non-natural person is an employer that holds the contract under a non-qualified deferred compensation arrangement for one or more employees.

The non-natural persons rules also do not apply to contracts that are:

- acquired by the estate of a decedent by reason of the death of the decedent;

- issued in connection with certain qualified retirement plans and individual retirement plans;

- purchased by an employer upon the termination of certain qualified retirement plans; or

- immediate annuities within the meaning of Section 72(u) of the Internal Revenue Code.

WITHHOLDING

Pre-death distributions from the contracts are subject to federal income tax. Nationwide will withhold the tax from the distributions unless the contract owner requests otherwise. If the distribution is from a Tax Sheltered Annuity, it will be subject to mandatory 20% withholding that cannot be waived, unless:

-    the distribution is made directly to another Tax Sheltered Annuity or IRA;
     or

- the distribution satisfies the minimum distribution requirements imposed by the Internal Revenue Code.

In addition, under some circumstances, the Internal Revenue Code will not permit contract owners to waive withholding. Such circumstances include:

- if the payee does not provide Nationwide with a taxpayer identification number; or

- if Nationwide receives notice from the Internal Revenue Service that the taxpayer identification number furnished by the payee is incorrect.

If a contract owner is prohibited from waiving withholding, as described above, the distribution will be subject to mandatory back-up withholding. The mandatory back-up withholding rate is established by Section 3406 of the Internal Revenue Code and is applied against the amount of income that is distributed.

NON-RESIDENT ALIENS

Generally, a pre-death distribution from a contract to a non-resident alien is subject to federal income tax at a rate of 30% of the amount of income that is distributed. Nationwide is required to withhold this amount and send it to the Internal Revenue Service. Some distributions to non-resident aliens may be subject to a lower (or no) tax if a treaty applies. In order to obtain the benefits of such a treaty, the non-resident alien must:

     1) provide Nationwide with proof of residency and citizenship (in accordance with Internal Revenue Service requirements); and

     2)   provide Nationwide with an individual taxpayer identification number.

If the non-resident alien does not meet the above conditions, Nationwide will withhold 30% of income from the distribution.

Another way to avoid the 30% withholding is for the non-resident alien to provide Nationwide with sufficient evidence that:

     1) the distribution is connected to the non-resident alien's conduct of business in the United States; and

     2) the distribution is not includable in the non-resident alien's gross income for United States federal income tax purposes.

Note that these distributions may be subject to back-up withholding, currently 31%, if a correct taxpayer identification number is not provided.

FEDERAL ESTATE, GIFT AND GENERATION SKIPPING TRANSFER TAXES

The following transfers may be considered a gift for federal gift tax purposes:

     -    a transfer of the contract from one contract owner to another; or

     -    a distribution to someone other than a contract owner.

Upon the contract owner's death, the value of the contract may subject to estate taxes, even if all or a portion of the value is also subject to federal income taxes.

Section 2612 of the Internal Revenue Code may require Nationwide to determine whether a death benefit or other distribution is a "direct skip" and the amount of the resulting generation skipping transfer tax, if any. A direct skip is when property is transferred to, or a death benefit or other distribution is made to:

     a) an individual who is two or more generations younger than the contract owner; or

     b) certain trusts, as described in Section 2613 of the Internal Revenue Code (generally, trusts that have no beneficiaries who are not 2 or more generations younger than the contract owner).

If the contract owner is not an individual, then for this purpose ONLY, "contract owner" refers to any person:

- who would be required to include the contract, death benefit, distribution, or other payment in his or her federal gross estate at his or her death; or

- who is required to report the transfer of the contract, death benefit, distribution, or other payment for federal gift tax purposes.

If a transfer is a direct skip, Nationwide will deduct the amount of the transfer tax from the death benefit, distribution or other payment, and remit it directly to the Internal Revenue Service.

CHARGE FOR TAX

Nationwide is not required to maintain a capital gain reserve liability on Non-Qualified Contracts. If tax laws change requiring a reserve, Nationwide may implement and adjust a tax charge.

DIVERSIFICATION

Internal Revenue Code Section 817(h) contains rules on diversification requirements for variable annuity contracts. A variable annuity contract that does not meet these diversification requirements will not be treated as an annuity, unless:

-    the failure to diversify was accidental;

-    the failure is corrected; and

-    a fine is paid to the Internal Revenue Service.

The amount of the fine will be the amount of tax that would have been paid by the contract owner if the income, for the period the contract was not diversified, had been received by the contract owner.

If the violation is not corrected, the contract owner will be considered the owner of the underlying securities and will be taxed on the earnings of his or her contract. Nationwide believes that the investments underlying this contract meet these diversification requirements.

TAX CHANGES

The foregoing tax information is based on Nationwide's understanding of federal tax laws. It is NOT intended as tax advice. All information is subject to change without notice. You should consult your tax and/or financial adviser for more information.

The foregoing tax information is based on Nationwide's understanding of federal tax laws. It is NOT intended as tax advice. All information is subject to change without notice. You should consult with your personal tax and/or financial adviser for more information.

In 2001, the Economic Growth and Tax Relief Reconciliation Act (EGTRRA) was enacted. EGTRRA made numerous changes to the Internal Revenue Code, including the following:

-    generally lowering federal income tax rates;

- increasing the amounts that may be contributed to various retirement plans, such as IRAs, Tax Sheltered Annuities and Qualified Plans;

- increasing the portability of various retirement plans by permitting IRAs, Tax Sheltered Annuities, Qualified Plans and certain governmental 457 plans to "roll" money from one plan to another;

-    eliminating and/or reducing the highest federal estate tax rates;

-    increasing the estate tax credit; and

-    for persons dying after 2009, repealing the estate tax.

All of the changes resulting from EGTRRA are scheduled to "sunset," or become ineffective, after December 31, 2010 unless they are extended by additional legislation. If changes resulting from EGTRRA are not extended, beginning January 1, 2011, the Internal Revenue Code will be restored to its pre-EGTRRA form. This creates uncertainty as to future tax requirements and implications. Please consult a qualified tax or financial adviser for further information relating to EGTRRA and other tax issues.


STATEMENTS AND REPORTS

Nationwide will mail to contract owners all statements and reports. Therefore, contract owners should promptly notify Nationwide of any address change.

These mailings will contain:

-    statements showing the contract's quarterly activity;

- confirmation statements showing transactions that affect the contract's value;

- semi-annual reports as of June 30 containing financial statements for the variable account; and

- annual reports as of December 31 containing financial statements for the variable account.

Contract owners should review statements and confirmations carefully. All errors or corrections must be reported to Nationwide immediately to assure proper crediting to the contract. Unless Nationwide is notified within 30 days of receipt of the statement, Nationwide will assume statements and confirmation statements are correct.

LEGAL PROCEEDINGS

Nationwide is a party to litigation and arbitration proceedings in the ordinary course of its business, none of which is expected to have a material adverse effect on Nationwide.

In recent years, life insurance companies have been named as defendants in lawsuits, including class action lawsuits relating to life insurance and annuity pricing and sales practices. A number of these lawsuits have resulted in substantial jury awards or settlements.

On October 29, 1998, Nationwide was named in a lawsuit filed in Ohio state court related to the sale of deferred annuity products for use as investments in tax-deferred contributory retirement plans (Mercedes Castillo v. Nationwide Financial Services, Inc., Nationwide Life Insurance Company and Nationwide Life and Annuity Insurance Company). On May 3, 1999, the complaint was amended to, among other things, add Marcus Shore as a second plaintiff. The amended complaint is brought as a class action on behalf of all persons who purchased individual deferred annuity contracts or participated in group annuity contracts sold by Nationwide and the other named Nationwide affiliates which were used to fund certain tax-deferred retirement plans. The amended complaint seeks unspecified compensatory and punitive damages. On June 11, 1999, Nationwide and the other named defendants filed a motion to dismiss the amended complaint. On March 8, 2000, the court denied the motion to dismiss the amended complaint filed by Nationwide and the other named defendants. On January 25, 2002, the plaintiffs filed a motion for leave to amend their complaint to add three new named plaintiffs. On February 9, 2002, the plaintiffs filed a motion for class certification. The class has not been certified. Nationwide intends to defend this lawsuit vigorously.

On August 15, 2001, Nationwide was named in a lawsuit filed in Connecticut federal court titled Lou Haddock, as trustee of the Flyte Tool & Die, Incorporated Deferred Compensation Plan, et al v. Nationwide Financial Services, Inc. and Nationwide Life Insurance Company. On September 5, 2001, the plaintiffs amended their complaint to include class action allegations. The plaintiffs seek to represent a class of plan trustees who purchased variable annuities to fund qualified ERISA retirement plans. The amended complaint alleges that the retirement plans purchased variable annuity contracts from Nationwide which invested in mutual funds that were offered by separate mutual fund companies; that Nationwide was a fiduciary under ERISA and that Nationwide breached its fiduciary duty when it accepted certain fees from the mutual fund companies that purportedly were never disclosed by Nationwide; and that Nationwide violated ERISA by replacing many of the mutual funds originally included in the plaintiffs' annuities with "inferior" funds because the new funds purportedly paid more in revenue sharing. The amended complaint seeks disgourgement of fees by Nationwide and other unspecified compensatory damages. On November 15, 2001, Nationwide filed a motion to dismiss the amended complaint, which has not been decided. On December 3, 2001, the plaintiffs filed a motion for class certification. On January 15, 2002, the plaintiffs filed a response to Nationwide's motion to dismiss the amended complaint. On February 22, 2002, Nationwide filed a reply in support of its motion to dismiss. The class has not been certified. Nationwide intends to defend this lawsuit vigorously.

There can be no assurance that any such litigation will not have a material adverse effect on Nationwide in the future.


Waddell & Reed, Inc. is a party to legal proceedings incident to its normal business operations. While there can be no assurances, none of the currently pending legal proceedings are anticipated to have a materially adverse effect on the ability of Waddell & Reed, Inc. to perform the services as distributor of the contracts. Among the legal proceedings to which Waddell & Reed, Inc. is a party are the following proceedings relating to the distribution of variable annuities:



On March 19, 2002, a jury found in favor of United Investors Life Insurance Company (UILIC) in a civil lawsuit filed by UILIC on May 4, 2000, in Alabama District Court against Waddell & Reed, Inc. and certain of its affiliated companies and assessed compensatory damages in the amount of $50 million dollars. The lawsuit primarily involved the enforceability of a letter agreement signed by UILIC and Waddell & Reed, Inc. in July of 1999 and claims by UILIC that Waddell & Reed, Inc. tortiously interfered with its business relations by recommending to certain of its customers that they exchange their UILIC variable annuities for variable annuities issued by Nationwide. Waddell & Reed, Inc. plans to contest the jury verdict through post-trial remedies and, if necessary, appeal.



UILIC has also filed a civil lawsuit against Waddell & Reed, Inc. and certain of its affiliated companies in the Superior Court of the State of California on October 10,

2001, alleging violation of California Business and Professions Code
Section 17200, et seq. in connection with the sale of variable annuities. UILIC seeks injunctive and monetary relief for alleged improper sales practices in connection with recommendations to certain customers residing in California that they exchange their UILIC variable annuities for variable annuities issued by Nationwide. Waddell & Reed, Inc. and its affiliated companies named in the lawsuit have filed a motion to dismiss the case. Waddell & Reed, Inc. intends to vigorously defend itself in this lawsuit.



On October 10, 2001, the Kansas Securities Commissioner commenced an administrative action against Waddell & Reed, Inc. alleging that the firm failed to provide sufficient instructions to its financial advisors regarding the completion of client disclosure forms. The matter is pending.


ADVERTISING


A "yield" and "effective yield" may be advertised for the W&R Target Funds, Inc.
- Money Market Portfolio. "Yield" is a measure of the net dividend and interest income earned over a specific seven-day period (which period will be stated in the advertisement) expressed as a percentage of the offering price of the W&R Target Funds, Inc. - Money Market Portfolio's units. Yield is an annualized figure, which means that it is assumed that the W&R Target Funds, Inc. - Money Market Portfolio generates the same level of net income over a 52-week period. The "effective yield" is calculated similarly but includes the effect of assumed compounding, calculated under rules prescribed by the SEC. The effective yield will be slightly higher than yield due to this compounding effect.


Nationwide may advertise the performance of a sub-account in relation to the performance of other variable annuity sub-accounts, investment options with similar or different objectives or the investment industry as a whole. Other investments to which the sub-accounts may be compared include, but are not limited to:

-    precious metals;
-    real estate;
-    stocks and bonds;
-    closed-end funds;
-    bank money market deposit accounts and passbook savings;
-    CDs; and
-    the Consumer Price Index.


Market Indices



The sub-accounts will be compared to certain market indices, such as:


-    S&P 500;
-    Shearson/Lehman Intermediate Government/Corporate Bond Index;
-    Shearson/Lehman Long-Term Government/Corporate Bond Index;
-    Donoghue Money Fund Average;
-    U.S. Treasury Note Index;
-    Bank Rate Monitor National Index of 2-1/2 Year CD Rates; and
-    Dow Jones Industrial Average.

Tracking & Rating Services; Publications

Nationwide's rankings and ratings are sometimes published by other services, such as:

-    Lipper Analytical Services, Inc.;
-    CDA/Wiesenberger;
-    Morningstar;
-    Donoghue's;
-    magazines such as:
     =    Money;
     =    Forbes;
     =    Kiplinger's Personal Finance Magazine;
     =    Financial World;
     =    Consumer Reports;
     =    Business Week;
     =    Time;
     =    Newsweek;
     =    National Underwriter; and
     =    U.S. News and World Report;
-    LIMRA;
-    Value;
-    Best's Agent Guide;
-    Western Annuity Guide;
-    Comparative Annuity Reports;
-    Wall Street Journal;
-    Barron's;
-    Investor's Daily;
-    Standard & Poor's Outlook; and
-    Variable Annuity Research & Data Service (The VARDS Report).

These rating services and publications rank the investment options' performance against other funds. These rankings may or may not include the effects of sales charges or other fees.

Financial Rating Services

Nationwide is also ranked and rated by independent financial rating services, among which are Moody's, Standard & Poor's and A.M. Best Company. Nationwide may advertise these ratings. These ratings reflect Nationwide's financial strength or claims-paying ability. The ratings are not intended to reflect the investment experience or financial strength of the variable account.

Some Nationwide advertisements and endorsements may include lists of organizations, individuals or other parties that recommend Nationwide or the contract. Furthermore, Nationwide may occasionally advertise comparisons of currently taxable and tax deferred investment programs, based on selected tax brackets, or discussions of alternative investment vehicles and general economic conditions.

Historical Performance of the Sub-Accounts

Nationwide will advertise historical performance of the sub-accounts. Nationwide may advertise the sub-accounts' standardized average annual total return ("standardized return") calculated in a manner prescribed by the SEC, and non-standardized total return ("non-standardized return").

Standardized return shows the percentage rate of return of a hypothetical initial investment of $1,000 for the most recent one, five and ten year periods (or for a period covering the time the investment option has been available in the variable account if it has not been available for one of the prescribed periods). This calculation reflects the 7 year CDSC schedule and the variable account charges that would be assessed to a contract if the Enhanced Death Benefit is chosen (1.45%). Standardized return does not reflect the deduction of state premium taxes, which may be imposed by certain states.

Non-standardized total return is calculated similarly to standardized return except non-standardized return assumes an initial investment of $35,000, variable account charges of 1.25% and no CDSC. An assumed initial investment of $35,000 is used because that amount more accurately reflects the average contract size.

Both methods of calculation reflect total return for the most recent one, five and ten year periods (or for a period covering the time the investment option has been in existence). For those investment options which have not been available for one of the prescribed periods, the non-standardized total return illustrations will show the investment performance the investment options would have achieved had they been available in the variable account for one of the periods. If the investment option has been available in the variable account for less than one year (or if the investment option has been effective for less than one year), standardized and non-standardized performance is not annualized.

The standardized average annual total return and non-standardized total return quotations are calculated using investment option expense data for the period ended December 31, 2001. However, Nationwide generally provides performance information more frequently. Information relating to performance of the sub-accounts is based on historical earnings and does not represent or guarantee future results.

            TABLE OF CONTENTS OF STATEMENT OF ADDITIONAL INFORMATION

                                                                          PAGE

General Information and History...............................................
Services......................................................................
Purchase of Securities Being Offered..........................................
Underwriters..................................................................
Calculations of Performance...................................................
Annuity Payments..............................................................
Financial Statements..........................................................

APPENDIX A: OBJECTIVES FOR INVESTMENT OPTIONS

The underlying mutual funds listed below are designed primarily as investments for variable annuity contracts and variable life insurance policies issued by insurance companies. There is no guarantee that the investment objectives will be met.

W&R TARGET FUNDS, INC.
The Fund is an open-end, diversified management company organized as a Maryland corporation on December 2, 1986. The Fund sells its shares only to the separate accounts of participating insurance companies to fund certain variable life insurance policies and variable annuity contracts. Waddell & Reed Investment Management Company is the Fund's investment adviser.

     ASSET STRATEGY PORTFOLIO
     Investment Objective: The Asset Strategy Portfolio seeks high total return over the long-term. It seeks to achieve its goal by allocating its assets among stocks, bonds and short-term instruments, both in the United States and abroad.

     BALANCED PORTFOLIO
     Investment Objective: The Balanced Portfolio seeks as a primary goal, current income, with a secondary goal of long-term appreciation of capital. It invests primarily in a mix of stocks, fixed-income securities and cash, depending on market conditions.

     BOND PORTFOLIO
     Investment Objective: The Bond Portfolio seeks a reasonable return with emphasis on preservation of capital. It seeks to achieve its goal by investing primarily in domestic debt securities, usually of investment grade.

     CORE EQUITY PORTFOLIO
     Investment Objective: The Core Equity Portfolio seeks capital growth and income. It seeks to achieve its goals by investing primarily in common stocks of large U.S. and foreign companies that have the potential for capital appreciation, or are expected to resist market decline.

     GROWTH PORTFOLIO
     Investment Objective: The Growth Portfolio seeks capital growth, with a secondary goal of current income. It seeks to achieve its goal by investing primarily in common stocks of U.S. and foreign companies.

     HIGH INCOME PORTFOLIO
     Investment Objective: The High Income Portfolio seeks as a primary goal, high current income with a secondary goal of capital growth. It seeks to achieve its goals by investing primarily in high-yield, high-risk, fixed-income securities of U.S. and foreign issuers, the risks of which are consistent with the Portfolio's goals.

     INTERNATIONAL PORTFOLIO
     Investment Objective: The International Portfolio seeks as a primary goal, long-term appreciation of capital, with a secondary goal of current income. It seeks to achieve its goals by investing primarily in common stocks of foreign companies that may have the potential for long-term growth.

     LIMITED-TERM BOND PORTFOLIO
     Investment Objective: The Limited-Term Bond Portfolio seeks a high level of current income consistent with preservation of capital. It seeks to achieve its goal by investing primarily in investment-grade debt securities of U.S. issuers, including U.S. Government securities with an average portfolio maturity of 2 to 5 years.

     MONEY MARKET PORTFOLIO
     Investment Objective: The Money Market Portfolio seeks current income consistent with stability of principal. It seeks to achieve it goal by investing in U.S. dollar-denominated high quality money market obligations and instruments.

     SCIENCE AND TECHNOLOGY PORTFOLIO
     Investment Objective: The Science and Technology Portfolio seeks long-term capital growth. It seeks to achieve its goals by concentrating its investments primarily in equity securities of U.S. and foreign science and technology companies.

     SMALL CAP PORTFOLIO
     Investment Objective: The Small Cap Portfolio seeks capital growth. It seeks to achieve its goal by investing primarily in common stocks of companies that are relatively new or unseasoned, companies in their early stages of development, or smaller companies positioned in new or in emerging industries where the opportunity for rapid growth is above average.

     VALUE PORTFOLIO
     Investment Objective: The Value Portfolio seeks long-term capital appreciation of capital by investing, during normal market conditions, primarily in the stocks of large U.S. and foreign companies that are undervalued relative to the true worth of the company.

APPENDIX B: FIXED ANNUITY PAYMENTS


The contracts described in this prospectus are combination fixed and variable immediate annuity contracts. This appendix discusses those interests under the contracts that relate to fixed annuity payments.

Interests in fixed annuity payments purchased under the contracts are supported by Nationwide's general account. In reliance on certain exemptions provided for under the Securities Act of 1933, such interests have not been registered with the SEC, and the following disclosures have not been reviewed by the SEC.

FIXED ANNUITY PAYMENT ALLOCATIONS UNDER THE CONTRACT

Contract owners not allocating all of their single purchase payment to the variable account for the purchase of variable annuity payments may allocate their single purchase payment to Nationwide's general account for the purchase of fixed annuity payments. Alternatively, contract owners may allocate their single purchase payment to the general account and the variable account for the purchase of a combination of fixed and variable annuity payments.

Amounts originally allocated for the purchase of variable annuity payments may not be reallocated to the general account to purchase fixed annuity payments; similarly, amounts originally allocated for the purchase of fixed annuity payments may not be reallocated to the variable account to purchase variable annuity payments.

DETERMINATION OF FIXED ANNUITY PAYMENTS

Fixed annuity payments are level, meaning that each payment received will be the same as long as no (non-annuity payment) withdrawals are taken as permitted under some term certain annuity income options. Fixed annuity payments may also be reduced under the terms of the income option elected. For example, under the joint and last survivor income option, annuity payments continuing to a survivor after the death of either the annuitant or joint annuitant may be reduced if the contract owner selected a continuation percentage of less than 100%. Other income options may provide for similar reductions in fixed annuity payments.

When the contract owner allocates all or part of the single purchase payment for the purchase of fixed annuity payments, the amount of such payments will be determined by Nationwide, based on the following factors:

- the amount/portion of the single purchase payment allocated for the purchase of fixed annuity payments;


- the age and sex (based upon contract type and in compliance with applicable state law) of the annuitant (and joint annuitant, if any);


-    the income option elected;

-    the frequency of annuity payments (monthly, quarterly, etc.);

-    the income start date;

-    the deduction of applicable premium taxes; and

-    the date the contract was issued.

These factors will allow Nationwide to determine the level of fixed annuity payments it is able to guarantee on the basis of its expense, mortality, and normal profit assumptions.

FIXED ANNUITY PAYMENTS AND THE ANNUITY INCOME OPTIONS

Fixed annuity payments may be purchased in conjunction with any of the income options available under the contract.

COMMUTATION VALUE OF FIXED ANNUITY PAYMENTS

Under certain circumstances, it may be necessary to "commute" the value of fixed annuity payments. The commutation value of fixed annuity payments is the value of future guaranteed fixed annuity payments that are converted mathematically into a lump sum. This is commonly referred to as a "present value" calculation. There are two basic purposes for which it may be necessary to calculate the commutation value of fixed annuity payments.

First, under term certain income options, the contract owner has the right to make withdrawals from the contract that are in addition to regularly scheduled annuity payments. In order to know what can be withdrawn from allocations for fixed annuity payments, it is necessary to know the commutation value of fixed annuity payments at the time the withdrawal is taken. (It is important to understand that partial withdrawals of this nature will reduce on-going fixed annuity payments subsequent to the withdrawal, and a CDSC may apply as well - see the following section.)

Second, for those income options that provide a death benefit based on commutation values, the commutation value of remaining fixed annuity payments will equal the lump sum death benefit to which a beneficiary is entitled, insofar as fixed annuity payments are concerned.

It may also be necessary to calculate the commutation value of fixed annuity payments when a contract owner and/or annuitant dies prior to the income start date.

The Adjusted Contract Rate

For purposes of calculating the commutation value of guaranteed fixed annuity payments, Nationwide calculates the present value of such payments, using the adjusted contract rate.

The adjusted contract rate is equal to the commutation value interest rate (which is a rate of interest established and identified in the contract specification pages which are provided to all contract owners upon the purchase of a contract), plus the interest rate adjustment.

The interest rate adjustment is equal to;

                             CMT(c) - CMT(i); where

CMT(c) = the 10-year Constant Maturity Treasury (CMT) rate in effect on the date the request for withdrawal is received (or on the date of a death benefit calculation); and

CMT(i) = the 10-year Constant Maturity Treasury (CMT) rate in effect on the date of issue of the contract.

The CMT rates are interest rate quotations for various maturity durations published by the Federal Reserve Board on a regular basis. These rates represent a readily available and consistently reliable interest rate benchmark in financial markets.

If the Federal Reserve Board halts publication of CMT rates, or if for any reason the CMT rates become unavailable, Nationwide will use appropriate rates based on Treasury bond yields.

CONTINGENT DEFERRED SALES CHARGES (CDSC)

Under term certain income options (including the term certain with enhanced death benefit option) withdrawals in addition to regularly scheduled annuity payments may be taken. Nationwide may assess a CDSC if such withdrawals are taken.

The CDSC is calculated by multiplying the applicable CDSC percentage by the amount that is withdrawn. The applicable CDSC will not be applied to any amount in excess of the single purchase payment.

CDSC may be assessed based on amounts withdrawn from variable annuity payment allocations as well as fixed annuity payment allocations.



                    CDSC PERCENTAGES
  --------------------------------------------------
  NUMBER OF COMPLETED YEARS         CDSC PERCENTAGE
     FROM DATE OF ISSUE
              1                           6%
              2                           6%
              3                           5%
              4                           5%
              5                           4%
              6                           3%
              7                           2%
         Thereafter                       0%

APPENDIX C:  ILLUSTRATION OF VARIABLE ANNUITY INCOME

The following charts demonstrate how the assumed investment return (AIR) selected, and how different levels of investment performance, would affect variable annuity income over time. Variable income will increase from one income start date anniversary to the next if the annualized net rate of return during that time is greater than the AIR chosen. Variable income will decrease if the annualized net rate of return is less than the AIR. The first variable annuity payment will be lower if the contract owner selected a 3.5% AIR than if the contract owner selected a 5.0% AIR. However, subsequent variable annuity payments will increase more rapidly (or decrease more slowly) with a 3.5% AIR than with a 5.0% AIR.

Each of the three charts below shows the variable annuity income amounts for a contract with a 3.5% AIR, a contract with a 5.0% AIR, and a contract with a 6.0% AIR. The 6.0% AIR may not be available in all states. (Check with your registered representative regarding availability.) The first chart is based on a 0% constant investment return before expenses, the second is based on a 6% return, and the third is based on a 12% return. These are hypothetical rates of return. Nationwide does not guarantee that the contract will earn these returns. The charts are for illustrative purposes only. They do not represent past or future investment returns.

A contract owner's variable annuity income will differ from the income shown if the actual returns of the investment options selected are different than those shown below. Since it is very likely that investment returns will fluctuate over time, the amount of variable annuity income actually received will also fluctuate. The total amount of variable annuity income actually received will depend on the cumulative investment returns of the investment options chosen, the contract owner's life span, and the income option chosen. The annuitant's age and sex will also affect the level of annuity payments.

The variable income amounts shown reflect the deduction of all fees and expenses. Actual investment option fees and expenses will vary from year to year and from investment option to investment option. Actual expenses may be higher or lower than the rate used in the illustrations. The illustrations assume that each investment option will incur expenses at an average annualized rate of 0.95% of the average daily net assets of the investment option. The insurance charges are calculated at an annualized rate of 1.25% of the average daily net assets of the variable account. After taking these expenses and charges into consideration, the illustrated gross investment returns of 0%, 6%, and 12% are approximately equal to the net rates (which means after expenses have been deducted) of -2.19%, 3.68% and 9.55%, respectively.

                                  ASSUMPTIONS:

                             Annuitant: Male, Age 70

                             Date of Birth: 01/01/30

                        Annuity Purchase Amount: $100,000

             Income Option: Single Life with a 10 Year Term Certain

                           Income Start Date: 01/01/00

                        Variable Annuity Percentage: 100%

                           Payment Frequency: Monthly


                                  [LINE GRAPH]

                         ILLUSTRATED GROSS RETURN 0.00%

       Assumed Gross Return                      0.00%                         0.00%                          0.00%
Assumed (avg) Fund Mgmt Fee                      0.95%                         0.95%                          0.95%
    Variable Account Charge                      1.25%                         1.25%                          1.25%
               Net Return                       -2.19%                        -2.19%                         -2.19%
               AIR                                3.5%                          5.0%                           6.0%

           First                                Monthly                       Monthly                        Monthly
         Payment in                             Payment                       Payment                        Payment
            Year                                Amount                        Amount                         Amount
              1                                   643                           726                            783
              2                                   608                           676                            723
              3                                   574                           630                            667
              4                                   543                           587                            615
              5                                   513                           547                            568
              6                                   485                           509                            524
              7                                   458                           474                            483
              8                                   433                           442                            446
              9                                   409                           412                            412
             10                                   387                           383                            380
             11                                   365                           357                            350
             12                                   345                           333                            323
             13                                   326                           310                            298
             14                                   308                           289                            275
             15                                   291                           269                            254
             16                                   275                           251                            234
             17                                   260                           233                            216
             18                                   246                           217                            200
             19                                   232                           203                            184
             20                                   220                           189                            170
             21                                   208                           176                            157
             22                                   196                           164                            145
             23                                   185                           153                            134
             24                                   175                           142                            123
             25                                   166                           132                            114

                                  [LINE GRAPH]

                         ILLUSTRATED GROSS RETURN 6.00%

       Assumed Gross Return                      6.00%                         6.00%                          6.00%
Assumed (avg) Fund Mgmt Fee                      0.95%                         0.95%                          0.95%
    Variable Account Charge                      1.25%                         1.25%                          1.25%
               Net Return                        3.68%                         3.68%                          3.68%
               AIR                                3.5%                          5.0%                           6.0%

           First                                Monthly                       Monthly                        Monthly
         Payment in                             Payment                       Payment                        Payment
            Year                                Amount                        Amount                         Amount
              1                                   643                           726                            783
              2                                   644                           717                            766
              3                                   645                           708                            749
              4                                   646                           699                            733
              5                                   647                           690                            717
              6                                   649                           682                            701
              7                                   650                           673                            686
              8                                   651                           664                            671
              9                                   652                           656                            656
             10                                   653                           648                            642
             11                                   654                           640                            628
             12                                   655                           632                            614
             13                                   657                           624                            600
             14                                   658                           616                            587
             15                                   659                           608                            574
             16                                   660                           601                            562
             17                                   661                           593                            550
             18                                   662                           586                            538
             19                                   663                           578                            526
             20                                   665                           571                            514
             21                                   666                           564                            503
             22                                   667                           557                            492
             23                                   668                           550                            481
             24                                   669                           543                            471
             25                                   670                           536                            460

                                  [LINE GRAPH]

                         ILLUSTRATED GROSS RETURN 12.00%


       Assumed Gross Return                     12.00%                        12.00%                         12.00%
Assumed (avg) Fund Mgmt Fee                      0.95%                         0.95%                          0.95%
    Variable Account Charge                      1.25%                         1.25%                          1.25%
               Net Return                        9.55%                         9.55%                          9.55%
               AIR                                3.5%                          5.0%                           6.0%

           First                                Monthly                       Monthly                        Monthly
         Payment in                             Payment                       Payment                        Payment
            Year                                Amount                        Amount                         Amount
              1                                   643                           726                            783
              2                                   681                           757                            809
              3                                   720                           790                            836
              4                                   762                           825                            864
              5                                   807                           860                            893
              6                                   854                           898                            923
              7                                   904                           936                            954
              8                                   957                           977                            986
              9                                  1013                          1019                           1019
             10                                  1072                          1063                           1053
             11                                  1135                          1110                           1088
             12                                  1201                          1158                           1125
             13                                  1271                          1208                           1163
             14                                  1346                          1260                           1201
             15                                  1424                          1315                           1242
             16                                  1507                          1372                           1283
             17                                  1596                          1431                           1326
             18                                  1689                          1493                           1371
             19                                  1788                          1558                           1417
             20                                  1892                          1625                           1464
             21                                  2003                          1696                           1513
             22                                  2120                          1769                           1564
             23                                  2244                          1846                           1616
             24                                  2375                          1926                           1670
             25                                  2513                          2009                           1726

                       STATEMENT OF ADDITIONAL INFORMATION



                                 AUGUST 15, 2002



    Individual Single Purchase Payment Immediate Variable and/or Fixed Income
                                Annuity Contracts



   Issued by Nationwide Life Insurance Company through its Nationwide Variable
                                   Account-12



This Statement of Additional Information is not a prospectus. It contains information in addition to and more detailed than set forth in the prospectus and should be read in conjunction with the prospectus dated May 1, 2002. The prospectus may be obtained from Nationwide Life Insurance Company by writing P.O. Box 182449, Columbus, Ohio 43218-2449, or calling 1-866-221-1100, TDD
1-800-238-3035.

                                TABLE OF CONTENTS

                                                                         PAGE
General Information and History.............................................1
Services....................................................................1
Purchase of Securities Being Offered........................................2
Underwriters................................................................2
Calculations of Performance.................................................2
Annuity Payments............................................................3
Financial Statements........................................................4

GENERAL INFORMATION AND HISTORY

The Nationwide Variable Account-12 is a separate investment account of Nationwide Life Insurance Company ("Nationwide"). Nationwide is a member of the Nationwide group of companies. All of Nationwide's common stock is owned by Nationwide Financial Services, Inc. ("NFS"), a holding company. NFS has two classes of common stock outstanding with different voting rights enabling Nationwide Corporation (the holder of all of the outstanding Class B Common Stock) to control NFS. Nationwide Corporation is a holding company, as well. All of its common stock is held by Nationwide Mutual Insurance Company (95.24%) and Nationwide Mutual Fire Insurance Company (4.76%), the ultimate controlling persons of the Nationwide group of companies. The Nationwide group of companies is one of America's largest insurance and financial services family of companies, with combined assets of over $122 billion as of December 31, 2001.

SERVICES

Nationwide, which has responsibility for administration of the contracts and the variable account, maintains records of the name, address, taxpayer identification number, and other pertinent information for each contract owner and the number and type of contract issued to each contract owner and records with respect to the contract/commutation value.


The custodian of the assets of the variable account is Nationwide. Nationwide will maintain a record of all purchases and redemptions of shares of the investment options. Nationwide, or affiliates of Nationwide, may have entered into agreements with either the investment adviser or distributor for the investment options. The agreements relate to administrative services furnished by Nationwide or an affiliate of Nationwide and provide for an annual fee based on the average aggregate net assets of the variable account (and other separate accounts of Nationwide or life insurance company subsidiaries of Nationwide) invested in particular investment options. These fees in no way affect the net asset value of the investment options or fees paid by the contract owner.


The financial statements of Nationwide Life Insurance Company have been included herein in reliance upon the reports of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. KPMG LLP is located at 191 West Nationwide Blvd., Columbus, Ohio 43215.

PURCHASE OF SECURITIES BEING OFFERED


The contracts will be sold by licensed insurance agents in the states where the contracts may be lawfully sold. Such agents will be registered representatives of broker-dealers registered under the Securities Exchange Act of 1934 who are members of the National Association of Securities Dealers, Inc. ("NASD").


UNDERWRITERS


The contracts, which are offered continuously, are distributed by Waddell & Reed, Inc., 6300 Lamar Avenue, Overland Park, Kansas 66202. No underwriting commissions were paid by Nationwide to Waddell & Reed, Inc.


CALCULATIONS OF PERFORMANCE


Any current yield quotations of the W&R Target Funds, Inc. - Money Market Portfolio, subject to Rule 482 of the Securities Act of 1933, will consist of a seven calendar day historical yield, carried at least to the nearest hundredth of a percent. The yield will be calculated by determining the net change, exclusive of capital changes, in the value of hypothetical pre-existing account having a balance of one annuity unit at the beginning of the base period, subtracting a hypothetical charge reflecting deductions from contract owner accounts, and dividing the net change in account value by the value of the account at the beginning of the period to obtain a base period return, and multiplying the base period return by (365/7) or (366/7) in a leap year. The W&R Target Funds, Inc. - Money Market Portfolio's seven-day current unit value yield for the maximum number of options available as of December 31, 2001 (2.45%) was
- 1.07%. The W&R Target Funds, Inc. - Money Market Portfolio's effective yield is computed similarly, but includes the effect of assumed compounding on an annualized basis of the current unit value yield quotations of the W&R Target Funds, Inc. - Money Market Portfolio. The W&R Target Funds, Inc. - Money Market Portfolio's seven-day effective yield for the maximum number of options available as of December 31, 2001 (2.45%) was - 1.06%.



The W&R Target Funds, Inc. - Money Market Portfolio's yield and effective yield will fluctuate daily. Actual yields will depend on factors such as the type of instruments in the fund's portfolio, portfolio quality and average maturity, changes in interest rates, and the fund's expenses. Although the W&R Target Funds, Inc. - Money Market Portfolio determines its yield on the basis of a seven day period, it may use a different time period on occasion. The yield quotes may reflect the expense limitation described "Investment Manager and Other Services" in the W&R Target Funds, Inc. - Money Market Portfolio's Statement of Additional Information. There is no assurance that the yields quoted on any given occasion will remain in effect for any period of time and there is no guarantee that the net asset values will remain constant. It should be noted that a contract owner's investment in the W&R Target Funds, Inc. - Money Market Portfolio is not guaranteed or insured. Yield of other money market funds may not be comparable if a different base period or another method of calculation is used.



All performance advertising will include quotations of standardized average annual total return, calculated in accordance with a standard method prescribed by rules of the SEC. Standardized average annual total return is found by taking a hypothetical $1,000 investment in each of the sub-accounts' units on the first day of the period at the offering price, which is the annuity unit value per unit ("initial investment") and computing the ending redeemable value ("redeemable value") of that investment at the end of the period. The redeemable value is then divided by the initial investment and this quotient is taken to the Nth root (N represents the number of years in the period) and 1 is subtracted from the result which is then expressed as a percentage, carried to at least the nearest hundredth of a percent. Standardized average annual total return reflects the maximum CDSC and the deduction of all variable account charges that could be assessed to a contract if all available options were chosen (1.50%), but does not reflect a deduction for premium taxes, which may be imposed by certain states. Non-standardized total return may also be advertised, and is calculated in a manner similar to standardized average annual total return except the non-standardized total return is based on a hypothetical initial investment of $35,000 and the deduction of charges for the base contract (1.50%). An assumed initial investment of $35,000 will be used because that figure more closely approximates the size of a typical contract than does the $1,000 figure used in calculating the standardized average annual total return quotations.

The standardized average annual total return and non-standardized average annual total return quotations will be current to the last day of the calendar quarter preceding the date on which an advertisement is submitted for publication. The standardized average annual return will be based on rolling calendar quarters and will cover periods of one, five, and ten years, or a period covering the time the investment option has been available in the variable account if the investment option has not been available for one of the prescribed periods. Non-standardized average annual total return will based on rolling calendar quarters and will cover periods of one, five and ten years, or a period covering the time the investment option has been in existence. If the investment option has been available in the variable account for less than one year (or if the underlying investment option has been effective for less than one year), standardized and non-standardized performance is not annualized.



Quotations of average annual total return and total return are based upon historical earnings and will fluctuate. Any quotation of performance is not a guarantee of future performance. Factors affecting a sub-account's performance include general market conditions, operating expenses and investment management. A contract owner's account when redeemed may be more or less than the original cost.


ANNUITY PAYMENTS

See "Frequency and Amount of Annuity Payments" located in the prospectus.

Financial Statements to be filed by Pre-Effective Amendment.

PART C.  OTHER INFORMATION

         Item 24. FINANCIAL STATEMENTS AND EXHIBITS


                  (a) Financial Statements: To be filed by Pre-Effective Amendment.


                           (1) Financial statements included in Prospectus. (Part A):
                                    Condensed Financial Information. in Part B:


                           (2) Financial Statements included in Part B as required: N/a


                           Nationwide Life Insurance Company and subsidiaries:

                                    Independent Auditors' Report.

                                    Consolidated Balance Sheets as of
                                    December 31, 2001 and 2000.

                                    Consolidated Statements of Income for the years ended December 31, 2001, 2000 and 1999.

                                    Consolidated Statements of Shareholder's
                                    Equity for the years ended December 31,
                                    2001, 2000 and 1999.

                                    Consolidated Statements of Cash Flows for the years ended December 31, 2001, 2000 and 1999.

                                    Notes to Consolidated Financial Statements.

Item 24. (b) Exhibits


         (1) Resolution of the Depositor's Board of Directors authorizing the establishment of the Registrant - Attached as Exhibit 1.


         (2)      Not Applicable

         (3) Underwriting or Distribution of contracts between the Depositor and Principal Underwriter - To be filed by Pre-Effective Amendment.

         (4) The form of the variable annuity contract - To be filed by Pre-Effective Amendment.

         (5) Variable Annuity Application - To be filed by Pre-Effective Amendment.

         (6)      Articles of Incorporation of Depositor - Attached as Exhibit
                  6.


         (7)      Not Applicable

         (8)      Not Applicable


         (9)      Opinion of Counsel - Attached as Exhibit 9.


         (10)     Not Applicable

         (11)     Not Applicable

         (12)     Not Applicable


         (13)     Performance Advertising Calculation Schedule - Attached as
                  Exhibit 13.

Item 25. DIRECTORS AND OFFICERS OF THE DEPOSITOR

         W. G. Jurgensen, Director and Chief Executive Officer
         Joseph J. Gasper, Director and Chief Operating Officer
         Richard D. Headley, Executive Vice President
         Michael S. Helfer, Director and Executive Vice President-Corporate Strategy
         Donna A. James, Director and Executive Vice President-Chief Administrative Officer
         Michael C. Keller, Executive Vice President-Chief Information Officer Robert A. Oakley, Director and Executive Vice President-Chief Financial Officer
         Robert J. Woodward, Jr., Director and Executive Vice President-Chief Investment Officer
         Galen R. Barnes, Director
         John R. Cook, Jr., Senior Vice President-Chief Communications Officer David A. Diamond, Senior Vice President-Corporate Strategy
         Philip C. Gath, Senior Vice President-Chief Actuary-Nationwide
         Financial
         Patricia R. Hatler, Senior Vice President, General Counsel and
         Secretary
         David K. Hollingsworth, Senior Vice President-President-Nationwide Insurance Sales
         David R. Jahn, Senior Vice President-Product Management
         Richard A. Karas, Senior Vice President-Sales-Financial Services Gregory S. Lashutka, Senior Vice President, Corporate Relations
         Edwin P. McCausland, Jr., Senior Vice President-Fixed Income Securities Robert H. McNaghten, Senior Vice President-Real Estate Investments Michael D. Miller, Senior Vice President-NI Finance
         Brian W. Nocco, Senior Vice President and Treasurer
         Mark Phelan, Senior Vice President-Technology and Operations
         Douglas C. Robinette, Senior Vice President-Claims
         John S. Skubik, Senior Vice President-Strategic Initiatives
         Mark R. Thresher, Senior Vice President-Finance-Nationwide Financial Richard M. Waggoner, Senior Vice President-Operations
         Susan A. Wolken, Senior Vice President-Product Management and Nationwide Financial Marketing

         The business address of the Directors and Officers of the Depositor is:
         One Nationwide Plaza
         Columbus, Ohio 43215

Item 26. PERSONS CONTROLLED BY OR UNDER COMMON CONTROL WITH THE DEPOSITOR OR REGISTRANT.

         *Subsidiaries for which separate financial statements are filed

         **Subsidiaries included in the respective consolidated financial statements

         ***Subsidiaries included in the respective group financial statements filed for unconsolidated subsidiaries

         ****other subsidiaries


                                                                  NO. VOTING
                                                                  SECURITIES
                                                                (see Nationwide
                                                                  organization
                                                                    chart,
                                                                  immediately
                                                                   following,
                                             STATE/COUNTRY      unless otherwise
          COMPANY                            OF ORGANIZATION      indicated)                 PRINCIPAL BUSINESS
----------------------------------------    ----------------    ----------------   ---------------------------------------
401(k) Companies, Inc. (The)                Texas                                  Holding company

401(k) Company (The)                        Texas                                  Third-party administrator providing
                                                                                   record keeping services for 401(k)
                                                                                   plans

401(k) Investment Advisors, Inc.            Texas                                  Investment advisor registered with the
                                                                                   SEC

401(k) Investments Services, Inc.           Texas                                  Broker-dealer registered with the
                                                                                   National Association of Securities
                                                                                   Dealer, a self-regulatory body of the
                                                                                   SEC

Affiliate Agency of Ohio, Inc.              Ohio                                   Insurance agency marketing life
                                                                                   insurance and annuity products through
                                                                                   financial institutions

Affiliate Agency, Inc.                      Delaware                               Insurance agency marketing life
                                                                                   insurance and annuity products through
                                                                                   financial institutions

AGMC Reinsurance Ltd.                       Turks and Caicos                       Captive reinsurer
                                            Islands

AID Finance Services, Inc.                  Iowa                                   Holding company

ALLIED Document Solutions, Inc. (fka        Iowa                                   Provides general printing services to
Midwest Printing Services, Inc.)                                                   its affiliated companies as well as to
                                                                                   unaffiliated companies

ALLIED General Agency Company               Iowa                                   Managing general agent and surplus
                                                                                   lines broker for property and casualty
                                                                                   insurance products

ALLIED Group Insurance Marketing Company    Iowa                                   Direct marketing of property and
                                                                                   casualty insurance products

ALLIED Group, Inc.                          Iowa                                   Property and casualty insurance
                                                                                   holding company

ALLIED Property and Casualty Insurance      Iowa                                   Underwrites general property and
Company                                                                            casualty insurance

Allied Texas Agency, Inc.                   Texas                                  Acts as a managing general agent to
                                                                                   place personal and commercial
                                                                                   automobile insurance with Colonial
                                                                                   County Mutual Insurance Company for the
                                                                                   independent agency companies

Allnations, Inc.                            Ohio                                   Engages in promoting, extending and
                                                                                   strengthening cooperative insurance
                                                                                   organizations throughout the world

AMCO Insurance Company                      Iowa                                   Underwrites general property and
                                                                                   casualty insurance

                                                                  NO. VOTING
                                                                  SECURITIES
                                                                (see Nationwide
                                                                  organization
                                                                    chart,
                                                                  immediately
                                                                   following,
                                             STATE/COUNTRY      unless otherwise
          COMPANY                            OF ORGANIZATION      indicated)                PRINCIPAL BUSINESS
----------------------------------------    ----------------    ----------------   ---------------------------------------
American Marine Underwriters, Inc.          Florida                                Underwriting manager for ocean cargo
                                                                                   and hull insurance

Asset Management Holdings, plc              England and                            Holding company of a group engaged in
                                            Wales                                  the management of pension fund assets,
                                                                                   unit trusts and other collective
                                                                                   investment schemes, investment trusts
                                                                                   and portfolios for corporate clients

Cal-Ag Insurance Services, Inc.             California                             Captive insurance brokerage firm
                                                                                   serving principally, but not
                                                                                   exclusively, the "traditional" agent
                                                                                   producers of CalFarm Insurance Company

CalFarm Insurance Agency                    California                             Assists agents and affiliated
                                                                                   companies in account completion for
                                                                                   marketing CalFarm products; assists
                                                                                   other in-house agencies in a brokerage
                                                                                   capacity to accommodate policyholders

CalFarm Insurance Company                   California                             Multi-line insurance corporation that
                                                                                   writes agricultural, commercial,
                                                                                   personal and individual health
                                                                                   coverages and benefits from the
                                                                                   sponsorship of the California Farm
                                                                                   Bureau Federation

Colonial County Mutual Insurance Company    Texas                                  Underwrites non-standard automobile
                                                                                   and motorcycle insurance and various
                                                                                   other commercial liability coverages
                                                                                   in Texas

Cooperative Service Company                 Nebraska                               Insurance agency that sells and
                                                                                   services commercial insurance;
                                                                                   provides loss control and compliance
                                                                                   consulting services as well as audit,
                                                                                   compilation, and tax preparation
                                                                                   services

Corviant Corporation                        Delaware                               Creates a captive distribution network
                                                                                   through which affiliates can sell
                                                                                   multi-manager investment products,
                                                                                   insurance products and sophisticated
                                                                                   estate planning services

Damian Securities Limited                   England and                            Investment holding company
                                            Wales

Depositors Insurance Company                Iowa                                   Underwrites general property and
                                                                                   casualty insurance

Dinamica Participacoes SA                   Brazil                                 Participates in other companies
                                                                                   related to the registrant's
                                                                                   international operations

Discover Insurance Agency of Texas, LLC     Texas                                  Sells property and casualty insurance
                                                                                   products including, but not limited
                                                                                   to, automobile or other vehicle
                                                                                   insurance and homeowner's insurance

Discover Insurance Agency, LLC              California                             Sells property and casualty insurance
                                                                                   products including, but not limited to,
                                                                                   automobile or other vehicle insurance
                                                                                   and homeowner's insurance

                                                                  NO. VOTING
                                                                  SECURITIES
                                                                (see Nationwide
                                                                  organization
                                                                    chart,
                                                                  immediately
                                                                   following,
                                             STATE/COUNTRY      unless otherwise
          COMPANY                            OF ORGANIZATION      indicated)                PRINCIPAL BUSINESS
----------------------------------------    ----------------    ----------------   ---------------------------------------
Eagle Acquisition Corporation               Delaware                               Merger subsidiary to be used in the
                                                                                   proposed acquisition of Provident
                                                                                   Mutual Life Insurance Company

eNationwide, LLC                            Ohio                                   Limited liability company that
                                                                                   provides administrative services to
                                                                                   Nationwide's direct operation

F&B, Inc.                                   Iowa                                   Insurance agency that places business
                                                                                   not written by the Farmland Insurance
                                                                                   Companies with other carriers

Farmland Mutual Insurance Company           Iowa                                   Provides property and casualty
                                                                                   insurance primarily to agricultural
                                                                                   businesses

Fenplace Limited                            England and                            Inactive
                                            Wales

Financial Horizons Distributors Agency      Alabama                                Insurance agency marketing life
of Alabama, Inc.                                                                   insurance and annuity products through
                                                                                   financial institutions

Financial Horizons Distributors Agency      Ohio                                   Insurance marketing life insurance and
of Ohio, Inc.                                                                      annuity products through financial
                                                                                   institutions

Financial Horizons Distributors Agency      Oklahoma                               Insurance marketing life insurance and
of Oklahoma, Inc.                                                                  annuity products through financial
                                                                                   institutions

Financial Horizons Distributors Agency      Texas                                  Insurance marketing life insurance and
of Texas, Inc.                                                                     annuity products through financial
                                                                                   institutions

Financial Horizons Securities               Oklahoma                               Limited broker-dealer doing business
Corporation                                                                        solely in the financial institutions
                                                                                   market

Florida Records Administrator, Inc.         Florida                                Administers the deferred compensation
                                                                                   plan for the public employees of the
                                                                                   State of Florida

G.I.L. Nominees Limited                     England and                            Acts as a nominee; dormant within the
                                            Wales                                  meaning of Section 249AA of the
                                                                                   Companies Act 1985 (English law)


Gartmore 1990 Limited                       England and                            A general partner in a limited
                                            Wales                                  partnership formed to invest in
                                                                                   unlisted securities


Gartmore 1990 Trustee Limited               England and                            Dormant within the meaning of Section
                                            Wales                                  249AA of the Companies Act 1985
                                                                                   (English law)


Gartmore Capital Management Limited         England and                            Investment management and advisory
                                            Wales                                  services to business, institutional
                                                                                   and private investors; transferred
                                                                                   investment management activity to
                                                                                   Gartmore Investment Limited

Gartmore Distribution Services, Inc.        Delaware                               Limited broker-dealer

Gartmore Fund Managers International        Jersey, Channel                        Investment administration and support
Limited                                     Islands


Gartmore Fund Managers Limited              England and                            Authorized unit trust management
                                            Wales

Gartmore Global Asset Management Trust      Delaware                               Holding company for the Gartmore Group
                                                                                   and as a registered investment advisor

                                                                  NO. VOTING
                                                                  SECURITIES
                                                                (see Nationwide
                                                                  organization
                                                                    chart,
                                                                  immediately
                                                                   following,
                                             STATE/COUNTRY      unless otherwise
          COMPANY                            OF ORGANIZATION      indicated)                PRINCIPAL BUSINESS
----------------------------------------    ----------------    ----------------   ---------------------------------------
Gartmore Global Investments, Inc.           Delaware                               Holding company

Gartmore Global Partners                    Delaware                               Investment management

Gartmore Indosuez UK Recovery Fund          England and                            General partner in two limited
(G.P.) Limited                              Wales                                  partnerships formed to invest in
                                                                                   unlisted securities

Gartmore Investment Limited                 England and                            Investment management and advisory
                                            Wales                                  services to pension funds, unit trusts
                                                                                   and other collective investment
                                                                                   schemes, investment trusts and
                                                                                   portfolios for corporate and other
                                                                                   institutional clients

Gartmore Investment Management plc          England and                            Investment holding company and
                                            Wales                                  provides services to other companies
                                                                                   within the Gartmore Group

Gartmore Investment Services GmbH           Germany                                Marketing support

Gartmore Investment Services Limited        England                                Investment holding

Gartmore Investor Services, Inc.            Ohio                                   Transfer and dividend disbursing agent
                                                                                   services to various mutual fund
                                                                                   entities

Gartmore Japan Limited                      Japan                                  Investment management

Gartmore Morley & Associates, Inc.          Oregon                                 Brokers or places book value
                                                                                   maintenance agreements (wrap
                                                                                   contracts) and guaranteed investment
                                                                                   contracts (GICs) for collective
                                                                                   investment trusts and accounts

Gartmore Morley Capital Management,         Oregon                                 Investment advisor and stable value
Inc.                                                                               money manager

Gartmore Morley Financial Services,         Oregon                                 Holding company
Inc.

Gartmore Mutual Fund Capital Trust          Delaware                               Registered investment advisor

Gartmore Nominees Limited                   England and                            Nominee; dormant within the meaning of
                                            Wales                                  Section 249AA of the Companies Act
                                                                                   1985 (English law)

Gartmore Pension Fund Trustees Limited      England and                            Trustee of Gartmore Pension Scheme
                                            Wales

Gartmore S.A. Capital Trust                 Delaware                               Registered investment advisor

Gartmore Secretaries (Jersey) Ltd.          Jersey, Channel                        Nominee; dormant
                                            Islands

Gartmore Trust Company                      Oregon                                 State bank with trust power

Gartmore Securities Limited                 England and                            Investment holding; partner in
                                            Wales                                  Gartmore Global Partners

Gartmore U.S. Limited                       England and                            Joint partner in Gartmore Global
                                            Wales                                  Partners

Gates, McDonald & Company                   Ohio                                   Provides services to employers for
                                                                                   managing workers' and unemployment
                                                                                   compensation matters and employee
                                                                                   benefit costs

                                                                  NO. VOTING
                                                                  SECURITIES
                                                                (see Nationwide
                                                                  organization
                                                                    chart,
                                                                  immediately
                                                                   following,
                                             STATE/COUNTRY      unless otherwise
          COMPANY                            OF ORGANIZATION      indicated)                PRINCIPAL BUSINESS
----------------------------------------    ----------------    ----------------   ---------------------------------------
 Gates, McDonald & Company of New York,     New York                               Provides workers'
 Inc.                                                                              compensation/self-insured claims
                                                                                   administration services to employers
                                                                                   with exposure in New York


 Gates, McDonald & Company of Nevada        Nevada                                 Provides self-insurance
                                                                                   administration, claims examining and
                                                                                   data processing services

 GatesMcDonald Health Plus Inc.             Ohio                                   Provides medical management and cost
                                                                                   containment services to employers

 Insurance Intermediaries, Inc.             Ohio                                   Insurance agency; provides commercial
                                                                                   property and casualty brokerage
                                                                                   services


 Landmark Financial Services of New         New York                               Insurance agency marketing life
 York, Inc.                                                                        insurance and annuity products through
                                                                                   financial institutions

 Lone Star General Agency, Inc.             Texas                                  General agent to market non-standard
                                                                                   automobile and motorcycle insurance
                                                                                   for Colonial Mutual Insurance Company


 MedProSolutions, Inc.                      Massachusetts                          Provides third-party administration
                                                                                   services for workers compensation,
                                                                                   automobile injury and disability claims

 **National Casualty Company                Wisconsin                              Underwrites various property and
                                                                                   casualty coverage, as well as
                                                                                   individual and group accident and
                                                                                   health insurance

 National Casualty Company of America,      England                                Inactive
 Ltd.

 National Deferred Compensation, Inc.       Ohio                                   Administers deferred compensation
                                                                                   plans for public employees

 **National Premium and Benefit             Delaware                               Provides third-party administration
 Administration Company                                                            services

 Nationwide Affinity Insurance Company      Kansas                                 Shell insurer with no active policies
 of America                                                                        or liabilities

 Nationwide Affordable Housing, LLC         Ohio                                   Invests in affordable multi-family
                                                                                   housing projects throughout the U.S.

 **Nationwide Agency, Inc.                  Ohio                                   Insurance agency

 Nationwide Agribusiness Insurance          Iowa                                   Provides property and casualty
 Company                                                                           insurance primarily to agricultural
                                                                                   businesses


 Nationwide Arena, LLC                      Ohio                                   Develops Nationwide Arena and engages
                                                                                   in Arena district development activity

 *Nationwide Asset Allocation Trust         Ohio                                   Diversified open-end investment company

                                                                  NO. VOTING
                                                                  SECURITIES
                                                                (see Nationwide
                                                                  organization
                                                                    chart,
                                                                  immediately
                                                                   following,
                                             STATE/COUNTRY      unless otherwise
          COMPANY                            OF ORGANIZATION      indicated)                PRINCIPAL BUSINESS
----------------------------------------    ----------------    ----------------   ---------------------------------------
Nationwide Assurance Company                Wisconsin                              Underwrites non-standard automobile
                                                                                   and motorcycle insurance

Nationwide Cash Management
Company                                     Ohio                                   Buys and sells investment securities of
                                                                                   a short-term nature as agent for other
                                                                                   corporations, foundations, and
                                                                                   insurance company separate accounts

Nationwide Community Development            Ohio                                   Holds investments in low-income
Corporation, LLC                                                                   housing funds

Nationwide Corporation                      Ohio                                   Holding company for entities
                                                                                   affiliated with Nationwide Mutual
                                                                                   Insurance Company and Nationwide
                                                                                   Mutual Fire Insurance Company

Nationwide Exclusive Distribution           Ohio                                   Manages relationships with
Company, LLC                                                                       Nationwide's exclusive agents
                                                                                   including administrative duties

Nationwide Financial Assignment Company     Ohio                                   Administrator of structured settlements

Nationwide Financial Institution            Delaware                               Insurance agency
Distributors Agency, Inc.

Nationwide Financial Institution            New Mexico                             Insurance agency
Distributors Agency, Inc. of New Mexico

Nationwide Financial Institution            Massachusetts                          Insurance agency
Distributors Agency, Inc. of
Massachusetts

Nationwide Financial Services (Bermuda)     Bermuda                                Long-term insurer which issued
Ltd.                                                                               variable annuity and variable life
                                                                                   products to persons outside the United
                                                                                   States and Bermuda

Nationwide Financial Services Capital       Delaware                               Issues and sells certain securities
Trust                                                                              representing individual beneficial
                                                                                   interests in the assets of the Trust

Nationwide Financial Services Capital       Delaware                               Issues and sells certain securities
Trust II                                                                           representing individual beneficial
                                                                                   interests in the assets of the Trust

Nationwide Financial Services, Inc.         Delaware                               Holding company for companies within
                                                                                   the Nationwide organization that offer
                                                                                   or distribute long-term savings and
                                                                                   retirement products

Nationwide Financial Sp. z o.o              Poland                                 Provides distribution services for its
                                                                                   affiliated Nationwide Towarzystwo
                                                                                   Ubezpieczen na Zycie S.A. in Poland


Nationwide Foundation                       Ohio                                   Contributes to non-profit activities
                                                                                   and projects

Nationwide General Insurance Company        Ohio                                   Transacts a general insurance
                                                                                   business, except life insurance;
                                                                                   primarily provides automobile and fire
                                                                                   insurance to select customers

                                                                  NO. VOTING
                                                                  SECURITIES
                                                                (see Nationwide
                                                                  organization
                                                                    chart,
                                                                  immediately
                                                                   following,
                                             STATE/COUNTRY      unless otherwise
          COMPANY                            OF ORGANIZATION      indicated)                PRINCIPAL BUSINESS
----------------------------------------    ----------------    ----------------   ---------------------------------------
Nationwide Global Finance, LLC              Ohio                                   Acts as a support company for
                                                                                   Nationwide Global Holdings, Inc. and
                                                                                   its international capitalization
                                                                                   efforts

Nationwide Global Funds                     Luxembourg                             Issues shares of mutual funds

Nationwide Global Holdings, Inc.            Ohio                                   Holding company for international
                                                                                   operations

Nationwide Global Holdings,                 Luxembourg                             Extension of Nationwide Global
Inc.-Luxembourg Branch                                                             Holdings, Inc.

Nationwide Global Holdings-NGH Brazil       Brazil                                 Holding company
Participacoes, LTDA

Nationwide Global Japan, Inc.               Delaware                               Holding company

Nationwide Global Limited                   Hong Kong                              Holding company for Asian operations

Nationwide Health Plans, Inc.               Ohio                                   Operates as a Health Insurance
                                                                                   Corporation (HIC)

Nationwide Holdings, SA                     Brazil                                 Participates in other companies
                                                                                   related to the registrant's
                                                                                   international operations

Nationwide Home Mortgage Company            Iowa                                   Mortgage lending

Nationwide Home Mortgage Distributors,      Ohio                                   Performs the marketing function for
Inc.                                                                               Nationwide Home Mortgage Company

*Nationwide Indemnity Company               Ohio                                   Involved in reinsurance business by
                                                                                   assuming business from Nationwide
                                                                                   Mutual Insurance Company and other
                                                                                   insurers within the Nationwide
                                                                                   Insurance organization

Nationwide Insurance Company of America     Wisconsin                              Independent agency personal lines
                                                                                   underwriter of property/casualty
                                                                                   insurance

Nationwide Insurance Company of Florida     Ohio                                   Transacts general insurance business
                                                                                   except life insurance

Nationwide International Underwriters       California                             Special risk, excess and surplus lines
                                                                                   underwriting manager

Nationwide Investment Services              Oklahoma                               Limited broker-dealer doing business
Corporation                                                                        in the deferred compensation market
                                                                                   and acts as an investment advisor

**Nationwide Life and Annuity Insurance     Ohio                                   Engages in underwriting life insurance
Company                                                                            and granting, purchasing, and
                                                                                   disposing of annuities

Nationwide Life Assurance Company, Ltd.     Thailand                               Holding company

**Nationwide Life Insurance Company         Ohio                                   Provides individual life insurance,
                                                                                   group life and health insurance, fixed
                                                                                   and variable annuity products, and
                                                                                   other life insurance products

                                                                      NO. VOTING
                                                                      SECURITIES
                                                                    (see Nationwide
                                                                  organization chart,
                                                                      immediately
                                                                   following, unless
                                               STATE/COUNTRY          otherwise
           COMPANY                             OF ORGANIZATION        indicated)              PRINCIPAL BUSINESS
Nationwide Lloyds                                Texas                                   Markets commercial property
                                                                                         insurance in Texas

Nationwide Management Systems,                   Ohio                                    Offers a preferred provider
Inc.                                                                                     organization and other related products
                                                                                         and services

Nationwide Martima Vida                          Brazil                                  Operates as a licensed insurance
Previdencia S.A.                                                                         company in the categories of life and
                                                                                         unrestricted private pension plans in
                                                                                         Brazil

Nationwide Mortgage Holdings, Inc.               Ohio                                    Holding company

Nationwide Mutual Fire Insurance                 Ohio                                    Engages in general insurance and
Company                                                                                  reinsurance business, except life
                                                                                         insurance

Nationwide Mutual Insurance                      Ohio                                    Engages in general insurance and
Company                                                                                  reinsurance business, except life
                                                                                         insurance

Nationwide Properties, Ltd.                      Ohio                                    Engaged in the business of developing,
                                                                                         owning and operating real estate and
                                                                                         real estate investments

Nationwide Property and Casualty                 Ohio                                    Engages in general insurance and
Insurance Company                                                                        reinsurance business, except life
                                                                                         insurance

Nationwide Realty Investors, Inc.                Ohio                                    Engaged in the business of developing,
                                                                                         owning and operating real estate and
                                                                                         real estate investments

Nationwide Retirement Plan Services,             Ohio                                    Insurance agency providing individual
Inc.                                                                                     and group life, disability and health
                                                                                         insurance as well as marketing
                                                                                         retirement plan administration and
                                                                                         investments

Nationwide Retirement Solutions,                 Delaware                                Markets and administers deferred
Inc.                                                                                     compensation plans for public
                                                                                         employees

Nationwide Retirement Solutions,                 Alabama                                 Provides retirement products,
Inc. of Alabama                                                                          marketing/education and
                                                                                         administration to public employees
                                                                                         and educators

Nationwide Retirement Solutions,                 Arizona                                 Markets and administers deferred
Inc. of Arizona                                                                          compensation plans for public
                                                                                         employees

Nationwide Retirement Solutions,                 Arkansas                                Markets and administers deferred
Inc. of Arkansas                                                                         compensation plans for public
                                                                                         employees

Nationwide Retirement Solutions,                 Montana                                 Markets and administers deferred
Inc. of Montana                                                                          compensation plans for public
                                                                                         employees

                                                                      NO. VOTING
                                                                      SECURITIES
                                                                    (see Nationwide
                                                                  organization chart,
                                                                      immediately
                                                                   following, unless
                                               STATE/COUNTRY          otherwise
           COMPANY                             OF ORGANIZATION        indicated)                       PRINCIPAL BUSINESS
Nationwide Retirement Solutions,                 Nevada                                    Markets and administers deferred
Inc. of Nevada                                                                             compensation plans for public
                                                                                           employees

Nationwide Retirement Solutions,                 New Mexico                                Markets and administers deferred
Inc. of New Mexico                                                                         compensation plans for public
                                                                                           employees

Nationwide Retirement Solutions,                 Ohio                                      Provides retirement products,
Inc. of Ohio                                                                               marketing/education and
                                                                                           administration to public employees
                                                                                           and educators

Nationwide Retirement Solutions,                 Oklahoma                                  Markets and administers deferred
Inc. of Oklahoma                                                                           compensation plans for public
                                                                                           employees

Nationwide Retirement Solutions,                 South Dakota                              Markets and administers deferred
Inc. of South Dakota                                                                       compensation plans for public
                                                                                           employees

Nationwide Retirement Solutions,                 Texas                                     Markets and administers deferred
Inc. of Texas                                                                              compensation plans for public
                                                                                           employees

Nationwide Retirement Solutions,                 Wyoming                                   Markets and administers deferred
Inc. of Wyoming                                                                            compensation plans for public
                                                                                           employees

Nationwide Retirement Solutions                  Massachusetts                             Markets and administers deferred
Insurance Agency Inc.                                                                      compensation plans for public
                                                                                           employees

Nationwide Securities, Inc.                      Ohio                                      Registered broker-dealer and provides
                                                                                           investment management and
                                                                                           administration services

Nationwide Seguradora S.A.                       Brazil                                    Engages in general insurance business


Nationwide Services Company, LLC                 Ohio                                      Performs shared services functions for
                                                                                           the Nationwide organization

Nationwide Services Sp. z o.o                    Poland                                    Provides services to Nationwide
                                                                                           Global Holdings, Inc. in Poland

Nationwide Towarzstwo Ubezieczen                 Poland                                    Authorized to engage in the business
na Zycie SA                                                                                of life insurance and pension products
                                                                                           in Poland

Nationwide Trust Company, FSB                    United States                             Federal savings bank chartered by the
                                                                                           Office of Thrift Supervision in U.S.
                                                                                           Department of Treasury to exercise
                                                                                           custody and fiduciary powers

Nationwide UK Asset Management                   England and Wales                         Holding company
Holdings, Ltd.

Nationwide UK Holding Company,                   England and Wales                         Holding company
Ltd.

                                                                      NO. VOTING
                                                                      SECURITIES
                                                                    (see Nationwide
                                                                  organization chart,
                                                                      immediately
                                                                   following, unless
                                               STATE/COUNTRY          otherwise
           COMPANY                             OF ORGANIZATION        indicated)                    PRINCIPAL BUSINESS
Nevada Independent Companies-                    Nevada                                   Provides workers' compensation
Construction                                                                              administrative services to Nevada
                                                                                          employers in the construction industry

Nevada Independent Companies-                    Nevada                                   Provides workers' compensation
Health and Nonprofit                                                                      administrative services to Nevada
                                                                                          employers in the health and nonprofit
                                                                                          industries

Nevada Independent Companies-                    Nevada                                   Provides workers' compensation
Hospitality and Entertainment                                                             administrative services to Nevada
                                                                                          employers in the hospitality and
                                                                                          entertainment industries

Nevada Independent Companies-                    Nevada                                   Provides workers' compensation
Manufacturing, Transportation and                                                         administrative services to Nevada
Distribution                                                                              employers in the manufacturing,
                                                                                          transportation and distribution
                                                                                          industries

Newhouse Capital Partners, LLC                   Delaware                                 Invests in financial services companies
                                                                                          that specialize in e-commerce and
                                                                                          promote distribution of financial
                                                                                          services

NFS Distributors, Inc.                           Delaware                                 Acts primarily as a holding company
                                                                                          for Nationwide Financial Services,
                                                                                          Inc. distribution companies

NGH Luxembourg, S.A                              Luxembourg                               Acts primarily as holding company for
                                                                                          Nationwide Global Holdings, Inc.
                                                                                          European operations

NGH Netherlands, B.V.                            The Netherlands                          Holding company for other
                                                                                          Nationwide overseas companies

NGH UK, Ltd.                                     United Kingdom                           Functions as a support company for
                                                                                          other Nationwide overseas companies

NorthPointe Capital LLC                          Delaware                                 Registered investment advisor

PanEuroLife                                      Luxembourg                               Life insurance company providing
                                                                                          individual life insurance primarily in
                                                                                          the UK, Belgium and France

Pension Associates, Inc.                         Wisconsin                                Provides pension plan administration
                                                                                          and record keeping services, and
                                                                                          pension plan and compensation plan
                                                                                          consulting

Premier Agency, Inc.                             Iowa                                     Insurance agency


Riverview Agency, Inc.                           Texas                                    Insurance agency

SBSC Ltd (Thailand)                              Thailand                                 Holding company

Scottsdale Indemnity Company                     Ohio                                     Engages in a general insurance
                                                                                          business, except life insurance

                                                                      NO. VOTING
                                                                      SECURITIES
                                                                    (see Nationwide
                                                                  organization chart,
                                                                      immediately
                                                                   following, unless
                                               STATE/COUNTRY          otherwise
           COMPANY                             OF ORGANIZATION        indicated)               PRINCIPAL BUSINESS
Scottsdale Insurance Company                     Ohio                                     Provides excess and surplus lines of
                                                                                          property and casualty insurance

Scottsdale Surplus Lines Insurance Company       Arizona                                  Provides excess and surplus lines
                                                                                          insurance coverage on a non-admitted
                                                                                          basis

Siam-Ar-Na-Khet Company Limited                  Thailand                                 Holding company

Vertboise, SA                                    Luxembourg                               Real property holding company

Veterinary Pet Insurance Company                 California                               Provides pet insurance

Veterinary Pet Services, Inc.                    California                               Holding company

Villanova Securities, LLC                        Delaware                                 Provides brokerage services for block
                                                                                          mutual fund trading for both affiliated
                                                                                          and non-affiliated investment advisors
                                                                                          and performs block mutual fund
                                                                                          trading directly with fund companies

Western Heritage Insurance                      Arizona                                   Underwrites excess and surplus lines
Company                                                                                   of property and casualty insurance

                                                              NO. VOTING
                                                              SECURITIES
                                                            (see Nationwide
                                                          organization chart,
                                                              immediately
                                                           following, unless
                                       STATE/COUNTRY          otherwise
        COMPANY                        OF ORGANIZATION        indicated)                          PRINCIPAL BUSINESS
  *  MFS Variable Account                 Ohio              Nationwide Life Separate        Issuer of Annuity Contracts
                                                            Account

  *  Nationwide Multi-Flex Variable       Ohio              Nationwide Life Separate        Issuer of Annuity Contracts
     Account                                                Account

  *  Nationwide VA Separate Account-A     Ohio              Nationwide Life and             Issuer of Annuity Contracts
                                                            Annuity Separate Account

  *  Nationwide VA Separate Account-B     Ohio              Nationwide Life and             Issuer of Annuity Contracts
                                                            Annuity Separate Account

  *  Nationwide VA Separate Account-C     Ohio              Nationwide Life and             Issuer of Annuity Contracts
                                                            Annuity Separate Account

  *  Nationwide VA Separate Account-D     Ohio              Nationwide Life and             Issuer of Annuity Contracts
                                                            Annuity Separate Account

  *  Nationwide Variable Account          Ohio              Nationwide Life Separate        Issuer of Annuity Contracts
                                                            Account

  *  Nationwide Variable Account-II       Ohio              Nationwide Life Separate        Issuer of Annuity Contracts
                                                            Account

  *  Nationwide Variable Account-3        Ohio              Nationwide Life Separate        Issuer of Annuity Contracts
                                                            Account

  *  Nationwide Variable Account-4        Ohio              Nationwide Life Separate        Issuer of Annuity Contracts
                                                            Account

  *  Nationwide Variable Account-5        Ohio              Nationwide Life Separate        Issuer of Annuity Contracts
                                                            Account

  *  Nationwide Variable Account-6        Ohio              Nationwide Life Separate        Issuer of Annuity Contracts
                                                            Account

  *  Nationwide Variable Account-7        Ohio              Nationwide Life Separate        Issuer of Annuity Contracts
     (formerly, Nationwide Fidelity                         Account
     Advisor Variable Account)

  *  Nationwide Variable Account-8        Ohio              Nationwide Life Separate        Issuer of Annuity Contracts
                                                            Account

  *  Nationwide Variable Account-9        Ohio              Nationwide Life Separate        Issuer of Annuity Contracts
                                                            Account

  *  Nationwide Variable Account-10       Ohio              Nationwide Life Separate        Issuer of Annuity Contracts
                                                            Account

  *  Nationwide Variable Account-11       Ohio              Nationwide Life Separate        Issuer of Annuity Contracts
                                                            Account

     Nationwide Variable Account-12       Ohio              Nationwide Life Separate        Issuer of Annuity Contracts
                                                            Account

     Nationwide Variable Account-13       Ohio              Nationwide Life Separate        Issuer of Annuity Contracts
                                                            Account

     Nationwide VL Separate Account-A     Ohio              Nationwide Life and             Issuer of Life Insurance Policies
                                                            Annuity Separate Account

     Nationwide VL Separate Account-B     Ohio              Nationwide Life and             Issuer of Life Insurance Policies
                                                            Annuity Separate Account

  *  Nationwide VL Separate Account-C     Ohio              Nationwide Life and             Issuer of Life Insurance Policies
                                                            Annuity Separate Account

                                                                                NO. VOTING
                                                                                SECURITIES
                                                                             (see Nationwide
                                                                           organization chart,
                                                                              immediately
                                                                           following, unless
                                                 STATE/COUNTRY                 otherwise
                COMPANY                          OF ORGANIZATION               indicated)                     PRINCIPAL BUSINESS
  *     Nationwide VL Separate                          Ohio              Nationwide Life and             Issuer of Life Insurance
        Account  - D                                                      Annuity Separate Account        Policies

  *     Nationwide VLI Separate Account                 Ohio              Nationwide Life Separate        Issuer of Life Insurance
                                                                          Account                         Policies

  *     Nationwide VLI Separate Account-2               Ohio              Nationwide Life Separate        Issuer of Life Insurance
                                                                          Account                         Policies

  *     Nationwide VLI Separate Account-3               Ohio              Nationwide Life Separate        Issuer of Life Insurance
                                                                          Account                         Policies

  *     Nationwide VLI Separate Account-4               Ohio              Nationwide Life Separate        Issuer of Life Insurance
                                                                          Account                         Policies

  *     Nationwide VLI Separate Account-5               Ohio              Nationwide Life Separate        Issuer of Life Insurance
                                                                          Account                         Policies

        Nationwide VLI Separate Account-6               Ohio              Nationwide Life Separate        Issuer of Life Insurance
                                                                          Account                         Policies

                                                                                                                         (left side)








           -------------------------------------------------------------------------------------------------------------------------
           |                                      |
---------------------------           ---------------------------       ----------------------------
|   NATIONWIDE AFFINITY   |           |         ALLIED          |       |                          |
|   INSURANCE COMPANY     |           |       GROUP, INC.       |       |                          |
|       OF AMERICA        |           |          (AGI)          |       |     NATIONWIDE LLOYDS    |
|                         |           |                         |       |                          |
|Common Stock: 500,000    |   |-------|Common Stock: 850 Shares |---|   |                          |
|------------  Shares     |   |       |------------             |   |   |      A TEXAS LLOYDS      |================================
|                         |   |       |                         |   |   |                          |
|              Cost       |   |       |              Cost       |   |   |                          |
|              ----       |   |       |              ----       |   |   |                          |
|Casualty-                |   |       |Casualty-                |   |   |                          |
|100%       $23,843,431   |   |       |100%       $1,243,344,521|   |   |                          |
---------------------------   |       ---------------------------   |   ----------------------------
                              |                                     |
---------------------------   |       ---------------------------   |   ----------------------------
|  NATIONWIDE INSURANCE   |   |       |         ALLIED          |   |   |        DEPOSITORS        |
|   COMPANY OF AMERICA    |   |       |    DOCUMENT SOLUTIONS,  |   |   |     INSURANCE COMPANY    |
|                         |   |       |           INC.          |   |   |       (DEPOSITORS)       |
|Common Stock: 12,000     |   |       |Common Stock: 10,000     |   |   |Common Stock: 300,000     |
|------------  Shares     |   |       |------------  Shares     |   |   |------------  Shares      |
|                         |---|       |                         |---|---|                          |
|              Cost       |   |       |                         |   |   |              Cost        |
|              ----       |   |       |                         |   |   |              ----        |
|                         |   |       |                         |   |   |                          |
|AGI-100%    $215,273,000 |   |       |              Cost       |   |   |AGI-100%      $22,251,842 |
---------------------------   |       |              ----       |   |   ----------------------------
                              |       |AGI-100%      $610,000   |   |
---------------------------   |       ---------------------------   |   ----------------------------
|      AID FINANCE        |   |                                     |   |     ALLIED PROPERTY      |
|     SERVICES, INC.      |   |       ---------------------------   |   |       AND CASUALTY       |
|     (AID FINANCE)       |   |       |          PREMIER        |   |   |    INSURANCE COMPANY     |
|Common Stock: 10,000     |   |       |          AGENCY,        |   |   |Common Stock: 300,000     |
|------------  Shares     |   |       |            INC.         |   |   |------------  Shares      |
|                         |---|       |Common Stock: 100,000    |---|---|                          |
|              Cost       |   |       |------------  Shares     |   |   |              Cost        |
|              ----       |   |       |                         |   |   |              ----        |
|AGI-100%      $19,545,634|   |       |              Cost       |   |   |AGI-100%      $47,018,643 |
---------------------------   |       |              ----       |   |   ----------------------------
            |                 |       |AGI-100%      $100,000   |   |
---------------------------   |       ---------------------------   |   ----------------------------
|        ALLIED           |   |                    |                |   |        NATIONWIDE        |
|   GROUP INSURANCE       |   |       ---------------------------   |   |      HOME MORTGAGE       |
|  MARKETING COMPANY      |   |       |           AMCO          |   |   |      COMPANY (NHMC)      |
|                         |   |       |    INSURANCE COMPANY    |   |   |                          |
|Common Stock: 20,000     |   |       |          (AMCO)         |   |   |Common Stock: 54,348      |
|------------  Shares     |   |       |Common Stock: 300,000    |---|---|------------   Shares     |
|                         |   |       |------------  Shares     |       |                          |
|                         |   |    ---|                         |       |                          |
|                         |   |    |  |              Cost       |       |                          |
|              Cost       |   |    |  |              ----       |       |                          |
|              ----       |   |    |  |                         |       |                          |
| Aid                     |   |    |  |AGI-100%     $147,425,540|       |AGI-88.9%                 |
| Finance-100% $16,059,469|   |    |  ---------------------------       ----------------------------
--------------------------    |    |               |                                  |
                              |    |  ---------------------------       ----------------------------
---------------------------   |    |  |           ALLIED        |       |           AGMC           |
|  NATIONWIDE MORTGAGE    |   |    |  |      GENERAL AGENCY     |       |      REINSURANCE, LTD.   |
|     HOLDINGS INC.       |   |    |  |          COMPANY        |       |                          |
|         (NMHI)          |   |    |  |Common Stock: 5,000      |       |Common Stock: 11,000      |
|                         |   |    |--|------------  Shares     |       |------------  Shares      |
|                         | --|    |  |                         |       |                          |
|                         |        |  |              Cost       |       |              Cost        |
|                         |        |  |              ----       |       |              ----        |
|                         |        |  |AMCO-100%     $135,342   |       |NHMC-100%     $11,000     |
|                         |        |  ---------------------------       ----------------------------
|AGI-100%                 |        |               |
--------------------------         |  ---------------------------       ----------------------------
            |                      |  |      ALLIED TEXAS       |       |          WESTERN         |
---------------------------        |  |      AGENCY, INC.       |       |    HERITAGE INSURANCE    |
|     NATIONWIDE HOME     |        |  |           INC.          |       |          COMPANY         |
|  MORTGAGE DISTRIBUTORS, |        |  |                         |       |                          |
|           INC.          |        |  |                         |       |Common Stock: 4,776,076   |--------------------------------
|                         |        ---|                         |       |------------- Shares      |
|                         |           |                         |       |                          |
|                         |           |                         |       |              Cost        |
|                         |           |                         |       |              ----        |
|                         |           |AMCO - 100%              |       |SIC-100%      $57,000,000 |
|                         |           ---------------------------       ----------------------------
|NMHI - 100%              |
---------------------------                                             ----------------------------
                                                                        |     VETERINARY PET       |
                                                                        |     SERVICES, INC.       |
                                                                        |          (VPSI)          |
                                                                        |                          |------------------------------
                                                                        |Common Stock: 1,711,075   |
                                                                        |------------- Shares      |
                                                                        |                          |
                                                                        |              Cost        |
                                      ---------------------------       |              ----        |
                                      |     VETERINARY PET      |       |SIC-5.1%      $60,701     |
                                      |     INSURANCE CO.       |       |                          |
                                      |                         |       |Preferred-A   403,226     |
                                      |                         |------ |-----------   Shares      |
                                      |                         |       |                          |
                                      |                         |       |              Cost        |
                                      |                         |       |              -----       |
                                      |                         |       |SIC-100%      $1,121,613  |
                                      |                         |       |                          |
                                      |VPSI - 100%              |       |Preferred-B   250,596     |
                                      ---------------------------       |-----------   Shares      |
                                                                        |                          |
                                                                        |              Cost        |
                                                                        |              ----        |
                                                                        |SIC-96.5%     $672,968    |
                                                                        ----------------------------

                                                    NATIONWIDE(R)                                                  (middle)
  ------------------------------------------                                              ------------------------------------------
  |                                        |                                              |                                        |
  |           NATIONWIDE MUTUAL            |                                              |          NATIONWIDE MUTUAL             |
  |           INSURANCE COMPANY            |==============================================|        FIRE INSURANCE COMPANY          |
  |              (CASUALTY)                |                                              |               (FIRE)                   |
  |                                        |                                              |                                        |
  --------------------|---------------------                                              ------------------|-----------------------
  |  ||               |                                                                                     |
--|  ||               |--------------------------------------------------------------------|                |-----------------------
     ||                                                                                    |
     ||                                          |----------------------------------------------------------------------------------
     ||                                          |
     ||  --------------------------------        |   --------------------------------
     ||  |       FARMLAND MUTUAL        |        |   |     NATIONWIDE GENERAL       |
     ||  |      INSURANCE COMPANY       |        |   |      INSURANCE COMPANY       |
     ||  |Guaranty Fund                 |        |   |                              |
=====||==|------------                  |---|    |   |Common Stock:    20,000       |
         |Certificate                   |   |    |---|------------     Shares       |
         |-----------                   |   |    |   |                              |
         |                 Cost         |   |    |   |                 Cost         |
         |                 ----         |   |    |   |                 ----         |
         |Casualty         $500,000     |   |    |   |Casualty-100%    $5,944,422   |
         --------------------------------   |    |   --------------------------------
                                            |    |
         --------------------------------   |    |   --------------------------------
         |          F & B, INC.         |   |    |   |      NATIONWIDE PROPERTY     |
         |                              |   |    |   |         AND CASUALTY         |
         |Common Stock:    1 Share      |   |    |   |       INSURANCE COMPANY      |
         |------------                  |   |    |   |Common Stock:    60,000       |
         |                              |---|    |---|------------     Shares       |
         |                 Cost         |   |    |   |                              |
         |                 ----         |   |    |   |                 Cost         |
         |Farmland                      |   |    |   |                 ----         |
         |Mutual-100%       $10         |   |    |   |Casualty-100%    $6,000,000   |
         --------------------------------   |    |   --------------------------------
                                            |    |
         --------------------------------   |    |   --------------------------------
         |     COOPERATIVE SERVICE      |   |    |   |     NATIONWIDE ASSURANCE     |
         |           COMPANY            |   |    |   |            COMPANY           |
         |Common Stock:    600 Shares   |   |    |   |                              |
         |------------                  |----    |---|Common Stock:    1,750        |
         |                              |        |   |------------     Shares       |
         |                 Cost         |            |                              |
         |                 ----         |        |   |                 Cost         |
         |Farmland                      |        |   |                 ----         |
         |Mutual-100%      $5,336,063   |        |   |Casualty-100%    $41,750,000  |
         --------------------------------        |   --------------------------------
                                                 |
         --------------------------------        |   --------------------------------
         |          SCOTTSDALE          |        |   |    NATIONWIDE AGRIBUSINESS   |
         |       INSURANCE COMPANY      |        |   |       INSURANCE COMPANY      |
         |             (SIC)            |        |   |                              |
         |Common Stock:    30,136       |        |   |Common Stock:    1,000,000    |
     |---|------------     Shares       |--------|---|------------     Shares       |
     |   |                              |        |   |                              |
     |   |                              |        |   |                 Cost         |
     |   |                 Cost         |        |   |                 ----         |
     |   |                 ----         |        |   |Casualty-99.9%   $26,714,335  |
     |   |Casualty-100%    $150,000,500 |        |   |Other Capital:                |
     |   |                              |        |   |-------------                 |
     |   |                              |        |   |Casualty-Ptd.    $713,576     |
     |   --------------------------------        |   -------------------------------
     |                                           |
     |   --------------------------------        |   --------------------------------
     |   |         SCOTTSDALE           |        |   |       NATIONAL CASUALTY      |
     |   |        SURPLUS LINES         |        |   |            COMPANY           |
     |   |      INSURANCE COMPANY       |        |   |              (NC)            |
     |   |Common Stock:    10,000       |        |   |  Common Stock:  100 Shares   |
     |---|------------     Shares       |        |---|  -------------               |
     |   |                              |        |   |                              |
     |   |                 Cost         |        |   |                 Cost         |
     |   |                 ----         |        |   |                 ----         |
     |   |SIC-100%         $6,000,000   |        |   |Casualty-100%    $67,442,439  |
     |   |                              |        |   |                              |
     |   --------------------------------        |   ----------------|---------------
     |                                           |                   |
     |   --------------------------------        |   ----------------|---------------
     |   |      NATIONAL PREMIUM &      |        |   |     NCC OF AMERICAN, LTD.    |
     |   |    BENEFIT ADMINISTRATION    |        |   |           (INACTIVE)         |
     |   |           COMPANY            |        |   |                              |
     |   |Common Stock:    10,000       |        |   |                              |
  ---|---|------------     Shares       |        |   |                              |
     |   |                              |        |   |                              |
     |   |                 Cost         |        |   |                              |
     |   |                 ----         |        |   |                              |
     |   |SIC-100%         $10,000      |        |   |NC-100%                       |
     |   --------------------------------        |   --------------------------------
     |                                           |                   |
     |   --------------------------------        |   ----------------|---------------
     |   |             RP&C             |        |   |       NEWHOUSE CAPITAL       |
     |   |         INTERNATIONAL        |        |   |        PARTNERS, LLC         |
     |   |                              |        |   |                              |
     |   |Common Stock:    1,063        |        |   |                              |
-----    |------------     Shares       |---------   |                              |-----------------------------------------------
         |                              |            |                              |
         |                 Cost         |            |                              |
         |                 ----         |            |Casualty - 70%                |
         |Casualty-21.64% $2,400,740    |            |Fire     - 10%                |
         |                              |            --------------------------------
         --------------------------------

                                                                                                                        (right side)
                                                                                                            ------------------------
                                                                                                            |      NATIONWIDE      |
                                                                                                            |      FOUNDATION      |
                                                                                                            |                      |
                                                                                                            |      MEMBERSHIP      |
                                                                                                            |      NONPROFIT       |
                                                                                                            |     CORPORATION      |
                                                                                                            ------------------------

---------------------------------------------------------------------------------------------------------------------|
                                                                                                                     |
--|------------------------------------------|-------------------------------------------|--------------------|      |
  |                                          |                                           |                    |      |
  |                                          |                                           |                    |      |
  |     --------------------------------     |    --------------------------------       |     ---------------|------|--------------
  |     |         SCOTTSDALE           |     |    |       NATIONWIDE CASH        |       |     |          NATIONWIDE               |
  |     |      INDEMNITY COMPANY       |     |    |      MANAGEMENT COMPANY      |       |     |          CORPORATION              |
  |     |                              |     |    |                              |       |     |                                   |
  |     |                              |     |    |                              |       |     |Common Stock:    Control:          |
  |     |Common Stock:    50,000       |     |    |Common Stock:    100 Shares   |       |     |------------     -------           |
  |-----|------------     Shares       |     |----|------------                  |       |     |13,642,432       100%              |
  |     |                              |     |    |                 Cost         |       |     |         Shares     Cost           |
  |     |                 Cost         |     |    |                 ----         |       |     |         ------     ----           |
  |     |                 ----         |     |    |Casualty-100%    $11,226      |       |     |Casualty 12,992,922 $1,344,787,854 |
  |     |Casualty-100%    $8,800,000   |     |    |                              |       |     |Fire        649,510    118,038,022 |
  |     |                              |     |    |                              |       |     |          (See Page 2)             |
  |     --------------------------------     |    --------------------------------       |     -------------------------------------
  |                                          |                                           |
  |     --------------------------------     |    --------------------------------       |     -------------------------------------
  |     |         NATIONWIDE           |     |    |          NATIONWIDE          |       |     |         ALLNATIONS, INC.          |
  |     |      INDEMNITY COMPANY       |     |    |           ARENA LLC          |       |     |Common Stock:    12,206 Shares     |
  |     |       (NW INDEMNITY)         |     |    |                              |       |     |-------------    Cost              |
  |-----|Common Stock:    28,000       |     |----|                              |       |-----|                 ----              |
  |     |------------     Shares       |     |    |                              |       |     |Casualty-16.2%   $93,555           |
  |     |                              |     |    |                              |       |     |Fire-16.2%       $93,697           |
  |     |                 Cost         |     |    |                              |       |     |Preferred Stock  1,466 Shares      |
  |     |                 ----         |     |    |Casualty-90%                  |       |     |---------------  Cost              |
  |     |Casualty-100%    $594,529,000 |     |    |                              |       |     |                 ----              |
  |     |                              |     |    |                              |       |     |Casualty-6.8%    $100,000          |
  |     |                              |     |    |                              |       |     |Fire-6.8%        $100,000          |
  |     --------------------------------     |    --------------------------------       |     -------------------------------------
  |                                          |                                           |
  |     --------------------------------     |    --------------------------------       |     -------------------------------------
  |     |          LONE STAR           |     |    |          NATIONWIDE          |       |     |     NATIONWIDE INTERNATIONAL      |
  |     |     GENERAL AGENCY, INC.     |     |    |    EXCLUSIVE DISTRIBUTION    |       |     |           UNDERWRITERS            |
  |     |                              |     |    |     COMPANY, LLC (NEDCO)     |       |     |                                   |
  ------|Common Stock:    1,000        |     |----|                              |       |-----|Common Stock:    1,000             |
  |     |------------     Shares       |     |    |    Single Member Limited     |       |     |-------------    Shares            |
  |     |                              |     |    |       Liability Company      |       |     |                                   |
  |     |                 Cost         |     |    |                              |       |     |                 Cost              |
  |     |                 ----         |     |    |Casualty-100%                 |       |     |                 ----              |
  |     |Casualty-100%    $5,000,000   |     |    |                              |       |     |Casualty-100%    $10,000           |
  |     --------------||----------------     |    ---------------|----------------       |     -------------------------------------
  |                   ||                     |                   |                       |
  |     --------------||----------------     |    ---------------|----------------       |     -------------------------------------
  |     |        COLONIAL COUNTY       |     |    |          INSURANCE           |       |     |         CALFARM INSURANCE         |
  |     |        MUTUAL INSURANCE      |     |    |     INTERMEDIARIES, INC.     |       |     |              COMPANY              |
  |     |            COMPANY           |     |    |                              |       |     |                                   |
  |     |                              |     |    |Common Stock:   1,615 Shares  |       |     |Common Stock:   52,000             |
  |     |                              |     |    |-------------                 |       |-----|--------------   Shares            |
  |     |                              |     |    |                 Cost         |       |     |                                   |
  |     |Surplus Debentures:           |     |    |                 ----         |       |     |                 Cost              |
  |     |-------------------           |     |    |NEDCO-100%       $1,615,000   |       |     |                 ----              |
  |     |                 Cost         |     |    --------------------------------       |     |Casualty-100%    $106,164,995      |
  |     |                 ----         |     |                                           |     |                                   |
  |     |Colonial         $500,000     |     |    --------------------------------       |     ------------------|------------------
  |     |Lone Star         150,000     |     |    |       eNATIONWIDE, LLC       |       |                       |
  |     --------------------------------     |    |            (eNat)            |       |     ------------------|------------------
  |                                          |    |                              |       |     |       CALFARM INSURANCE           |
  |     --------------------------------     |    |                              |       |     |             AGENCY                |
  |     |      NATIONWIDE SERVICES     |     |----|     Single Member Limited    |       |     |                                   |
  |     |         COMPANY, LLC         |          |        Liability Company     |       |     |                                   |
  |     |                              |          |                              |       |     |                                   |
  |     |Single Member Limited         |     |____|                              |       |     |Common Stock:    1,000 shares      |
  |-----|Liability Company             |     |    |                              |       |     |-------------                      |
  |     |                              |     |    |                              |       |     |                                   |
  |     |                              |     |    |Casualty-100%                 |       |     |                                   |
  |     |Casualty-100%                 |     |    |                              |       |     |                                   |
  |     |                              |     |    --------------------------------       |     |CalFarm Insurance                  |
  |     --------------------------------     |                                           |     |Company - 100%                     |
  |                                          |    --------------------------------       |     ------------------|------------------
  |                                          |    |      DISCOVER INSURANCE      |       |                       |
  |     --------------------------------     |    |         COMPANY, LLC         |       |     ------------------|------------------
  |     |       AMERICAN MARINE        |     |    |                              |       |     |        CAL-AG INSURANCE           |
  |     |      UNDERWRITERS, INC.      |     |    |                              |       |     |            SERVICES               |
  |     |                              |     |    |   Single Member Limited      |       |     |                                   |
  |     |Common Stock:   20 Shares     |     |----|     Liability Company        |       |     |Common Stock:      100 Shares      |
  |-----|------------                  |     |    |                              |       |     |------------                       |
  |     |                 Cost         |     |    |                              |       |     |                                   |
  |     |                 ----         |     |    |eNat-100%                     |       |     |CalFarm Insurance                  |
  |     |Casualty-100%    $5,020       |     |    |                              |       |     |Agency-100%                        |
  |     |                              |     |    --------------------------------       |     -------------------------------------
  |     --------------------------------     |                                           |
  |                                          |    --------------------------------       |     ------------------------------------
  |     ---------------------------------    |    |   DISCOVER INSURANCE AGENCY  |       |     |        NATIONWIDE REALTY         |
  |     |     NATIONWIDE INSURANCE      |    |    |         OF TEXAS, LLC        |       |     |         INVESTORS, LTD           |
  |     |      COMPANY OF FLORIDA       |    |    |                              |       |     |                                  |
  |     |                               |    |    |      Single Member Limited   |       |     |                                  |
  |     |                               |    |----|        Liability Company     |       |     |                                  |
  |     |Common Stock:    10,000 Shares |    |----|                              |       ------|                                  |
--|-----|-------------                  |         |                              |             |                                  |
        |                 Cost          |         |                              |             |                                  |
        |                 ----          |         |                              |             |Casualty-84.1%                    |
        |Casualty-100%    $300,000,000  |         --------------------------------             |NW Life -15.9%                    |
        |                               |                                                      ------------------------------------
        ---------------------------------
                                                                                            Subsidiary Companies      -- Solid Line
                                                                                            Contractual Association   -- Double Line
                                                                                            Limited Liability Company -- Dotted Line

                                                                                            December 31, 2001

                                                                                                                       (Left Side)

              |----------------------------------|-----------------------------------|----------------------------------------------
              |                                  |                                   |
--------------|--------------      --------------|--------------      ---------------|-------------   -----------------------------
| NATIONWIDE LIFE INSURANCE |      |        NATIONWIDE         |      |     NATIONWIDE TRUST      |   |   NFS DISTRIBUTORS, INC.  |
|     COMPANY (NW LIFE)     |      |    FINANCIAL SERVICES     |      |      COMPANY, FSB         |   |           (NFSDI)         |
|                           |      |      CAPITAL TRUST        |      | Common Stock: 2,800,000   |   |                           |
| Common Stock: 3,814,779   |      | Preferred Stock:          |      | ------------  Shares      |   |                           |
| ------------  Shares      |      | ---------------           |      |               Cost        |   |                           |
|                           |      |                           |      |               ----        |   |                           |
| NFS-100%                  |      | NFS-100%                  |      | NFS-100%      $3,000,000  |   | NFS-100%                  |
---|-------------------------      -----------------------------      -----------------------------   --------------|--------------
   |
   |                                                                       |----------------------------------------|---------------
   |  -----------------------------                      ------------------|----------                --------------|--------------
   |  |        NATIONWIDE         |                      |    NATIONWIDE FINANCIAL   |                |     NATIONAL DEFERRED     |
   |  |      SECURITIES, INC.     |                      |  INSTITUTION DISTRIBUTORS |                |     COMPENSATION, INC.    |
   |  |                           |                      |    AGENCY, INC. (NFIDAI)  |                |                           |
   |  | Common Stock: 7,676       |                      |                           |                |                           |
   |--| ------------  Shares      |                      |                           |                |                           |
   |  |                           |                      |                           |                |                           |
   |  |               Cost        |                      | Common Stock: 1,000 Shares|                |                           |
   |  |               ----        |                      | ------------              |                |                           |
   |  | NW Life-100%  $5,996,261  |                      | NFSDI-100%                |                | NFSDI-100%                |
   |  -----------------------------                      --------------|--||----------                --------------||-------------
   |                                                                   |  ||                                        ||
   |  -----------------------------      ----------------------------- |  ||  -----------------------               ||
   |  |    NATIONWIDE LIFE AND    |      |     FINANCIAL HORIZONS    | |  ||  |                     |               ||
   |  | ANNUITY INSURANCE COMPANY |      |    DISTRIBUTORS AGENCY    | |  ||  |                     |               ||
   |  |                           |      |      OF ALABAMA, INC.     | |  ||  |                     |               ||
   |  | Common Stock: 66,000      |      |                           | |  ||  |      FLORIDA        |               ||
   |--| ------------  Shares      |      | Common Stock: 10,000      | |  ||  |      RECORDS        |===============||
   |  |                           |      | ------------  Shares      |--  ||  |   ADMINISTRATOR,    |
   |  |                           |      |                           | |  ||  |        INC          |
   |  |               Cost        |      |               Cost        | |  ||  |                     |
   |  |               ----        |      |               ----        | |  ||  |                     |
   |  | NW Life-100% $158,070,003 |      | NFIDAI-100%   $100        | |  ||  |                     |
   |  -----------------------------      ----------------------------- |  ||  -----------------------
   |                                                                   |  ||
   |  -----------------------------      ----------------------------- |  ||  -----------------------
   |  |   NATIONWIDE INVESTMENT   |      |    LANDMARK FINANCIAL     | |  ||  |                     |
   |  |   SERVICES CORPORATION    |      |        SERVICES OF        | |  ||  |                     |
   |  |                           |      |       NEW YORK, INC.      | |  ||  |                     |
   |  | Common Stock: 5,000       |      |                           | |  ||  |                     |
   |--| ------------  Shares      |      | Common Stock: 10,000      | |  ||  | FINANCIAL HORIZONS  |
   |  |                           |      | ------------  Shares      |--  ||==| DISTRIBUTORS AGENCY |
   |  |                           |      |                           | |  ||  |      OF OHIO, INC   |
   |  |               Cost        |      |               Cost        | |  ||  |                     |
   |  |               ----        |      |               ----        | |  ||  |                     |
   |  | NW Life-100% $529,728     |      | NFIDAI-100% $10,100       | |  ||  |                     |
   |  -----------------------------      ----------------------------- |  ||  -----------------------
   |                                                                   |  ||
   |  -----------------------------      ----------------------------- |  ||  -----------------------
   |  |   NATIONWIDE FINANCIAL    |      |     FINANCIAL HORIZONS    | |  ||  |                     |
   |  |       ASSIGNMENT          |      |      SECURITIES CORP.     | |  ||  |                     |
   |  |        COMPANY            |      |                           | |  ||  |                     |
   |  |                           |      | Common Stock: 10,000      | |  ||  | FINANCIAL HORIZONS  |
   |--|                           |      | ------------  Shares      |--  ||==| DISTRIBUTORS AGENCY |
   |  |                           |      |                           | |  ||  |   OF OKLAHOMA, INC  |
   |  |                           |      |               Cost        | |  ||  |                     |
   |  |                           |      |               ----        | |  ||  |                     |
   |  | NW Life-100%              |      | NFIDAI-100% $153,000      | |  ||  |                     |
   |  -----------------------------      ----------------------------- |  ||  -----------------------
   |                                                                   |  ||
   |  -----------------------------      ----------------------------- |  ||  -----------------------
   |  |        NATIONWIDE         |      |   AFFILIATE AGENCY, INC.  | |  ||  |                     |
   |  |       PROPERTIES, LTD.    |      |                           | |  ||  |                     |
   |  |                           |      |                           | |  ||  |                     |
   |  | Units:                    |      | Common Stock: 100         | |  ||  | FINANCIAL HORIZONS  |
   |--| ------                    |      | ------------  Shares      |--  ||==| DISTRIBUTORS AGENCY |
   |  |                           |      |                           | |  ||  |    OF TEXAS, INC    |
   |  |                           |      |               Cost        | |  ||  |                     |
   |  | NW Life-97.6%             |      |               ----        | |  ||  |                     |
   |  | NW Mutual-2.4%            |      | NFIDAI-100%   $100        | |  ||  |                     |
   |  -----------------------------      ----------------------------- |  ||  -----------------------
   |  -----------------------------                                    |  ||
   |  |   NATIONWIDE COMMUNITY    |      ----------------------------- |  ||  -----------------------
   |  |   DEVELOPMENT CORP., LLC  |      |   NATIONWIDE FINANCIAL    | |  ||  |      AFFILIATE      |
   |  |                           |      | INSTITUTION DISTRIBUTORS  | |  ||  |      AGENCY OF      |
   |  | Units:                    |      |     INSURANCE AGENCY,     | |  ||  |      OHIO, INC      |
   |--| ------                    |      |       INC. OF MASS.       | |  ||  |                     |
   |  |                           |      |                           |--  ||  |Common Stock: 750    |
   |  |                           |      |Common Stock: 100 Shares   | |  ||--|------------  Shares |
   |  | NW Life-67%               |      |------------               | |      |                     |
   |  | NW Indemnity-33%          |      |                           | |      |                     |
   |  -----------------------------      |NFIDAI-100%                | |      |NFIDAI-100%          |
   |                                     ----------------------------- |      -----------------------
   |  -----------------------------      ----------------------------- |
   |  |   NATIONWIDE AFFORDABLE   |      |   NATIONWIDE FINANCIAL    | |
   |  |       HOUSING, LLC        |      | INSTITUTION DISTRIBUTORS  | |
   |  |                           |      |        AGENCY, INC.       | |
   |  |                           |      |       OF NEW MEXICO       |--
    --|                           |      |                           |
      |                           |      |Common Stock: 100 Shares   |
      |                           |      |------------               |
      | NW Life-45%               |      |                           |
      | NW Indemnity-45%          |      |NFIDAI-100%                |
      -----------------------------      -----------------------------

                                                                                                                           (Center)
                                                           NATIONWIDE(R)
--------------------------------------------------                                --------------------------------------------------
|               NATIONWIDE MUTUAL                |                                |                NATIONWIDE MUTUAL               |
|               INSURANCE COMPANY                |================================|            FIRE INSURANCE COMPANY              |
|                  (CASUALTY)                    |                   |            |                    (FIRE)                      |
--------------------------------------------------                   |            --------------------------------------------------
                                                                     |
                                                  -----------------------------------------
                                                  |    NATIONWIDE CORPORATION (NW CORP)   |
                                                  |   COMMON STOCK:           CONTROL:    |
                                                  |   ------------            -------     |
                                                  |    13,642,432               100%      |
                                                  |             SHARES     COST           |
                                                  |             ------     ----           |
                                                  |CASUALTY     12,992,922 $1,344,787,854 |
                                                  |FIRE            649,510    118,038,022 |
                                                  -------------------|---------------------
                                                                     |--------------------------------------------------------------
                                                      ---------------|-------------
                                                      |    NATIONWIDE FINANCIAL   |
                                                      |    SERVICES, INC. (NFS)   |
                                                      |                           |
                                                      |Common Stock:  Control:    |
                                                      |------------   -------     |
                                                      |                           |
                                                      |                           |
                                                      |Class A      Public-100%   |
                                                      |Class B      NW Corp-100%  |
                                                      ---------------|-------------
                                                                     |
-------------------------------------|-------------------------|--------------------------|-------------------------|------------
                                     |                         |                          |              -----------|------------
                         ------------|------------ ------------|------------ -------------|------------ |    GARTMORE GLOBAL     |
                         |  NATIONWIDE FINANCIAL | | NATIONWIDE FINANCIAL  | |PENSION ASSOCIATES, INC.| |    INVESTMENTS, INC.   |
                         |    SERVICES CAPITAL   | |SERVICES (BERMUDA) INC.| |Common Stock: 1,000     | |Common Stock:  958,750  |
                         |        TRUST II       | |Common Stock: 250,000  | |------------  Shares    | |-------------    Shares |
                         |                       | |------------- Shares   | |                        | |NFS-96%                 |
                         |                       | |              Cost     | |              Cost      | |Preferred Stock: 500,000|
                         |                       | |              ----     | |              ----      | |---------------  Shares |
                         | NFS-100%              | |NFS-100%   $13,500,000 | | NFS-100%     $2,839,392| |NFS-100%                |
                         ------------------------- ------------------------- -------------------------- ------------|-------------
                                                                                                                    |
--------------|-----------------------|--------------------------|                        |-------------------------|---------------
              |        ---------------|------------ -------------|------------ -----------|------------- -----------|-------------
              |        |THE 401(k) COMPANIES, INC.| |  NATIONWIDE RETIREMENT | |  GARTMORE S.A. CAPITAL| |    GARTMORE MORLEY    |
              |        |         (401(k))         | |   SOLUTIONS, INC. (NRS)| |     TRUST (GSA)       | |       FINANCIAL       |
              |        |                          | |Common Stock:  236,494  | |                       | |SERVICES, INC. (MORLEY)|
              |        |Common Stock:   Control   | |-------------  Shares   | |                       | |Common Stock:  82,343  |
              |        |-------------   -------   | |                        | |                       | |------------   Shares  |
              |        |Class A        Other-100% | |                        | |                       | |VILLANOVA CAPITAL, INC.|
              |        |Class B        NFSDI-90%  | |NFSDI-100%              | |DELAWARE BUSINESS TRUST| |-100%                  |
              |        --------|------------------- -------------|------------ -----------------|------- -----------|-------------
              |                |                                 |                              |                   |
              |                |                                 |                              |                   |------------|
              |                |                                 |                              |                                |
--------------|------------    |   ----------------------------  |  --------------------------  |  ----------------------------  |
|  NATIONWIDE RETIREMENT  |    |   |   NATIONWIDE RETIREMENT  |  |  |NATIONWIDE RETIREMENT   |  |  |          GARTMORE        |  |
|   PLAN SERVICES, INC.   |    |   |SOLUTIONS, INC. OF ALABAMA|  |  |  SOLUTIONS, INC. OF    |  |  | INVESTORS SERVICES, INC. |  |
|                         |    |   |                          |  |  |      NEW MEXICO        |  |  |                          |  |
|Common Stock:  Control:  |    |   |Common Stock: 10,000      |  |  | Common Stock: 1,000    |  |  |Common Stock: 5           |  |
|-------------  --------  |    |   |------------- Shares      |--|--| ------------- Shares   |  |--|------------- Shares      |  |
|Class A          NFS-100%|    |   |              Cost        |  |  |               Cost     |  |  |              Cost        |  |
|Class B        NFSDI-100%|    |   |              ----        |  |  |               ----     |  |  |              ----        |  |
|                         |    |   |NRS-100%      $1,000      |  |  |NRS-100%       $1,000   |  |  |GSA-100%      $5,000      |  |
---------------------------    |   ----------------------------  |  --------------------------  |  ----------------------------  |
                               |                                 |                              |                                |
---------------------------    |   ----------------------------  |  --------------------------  |  ----------------------------  |
|    401(k) INVESTMENT    |    |   |  NATIONWIDE RETIREMENT   |  |  | NATIONWIDE RETIREMENT  |  |  |  NATIONWIDE GLOBAL FUNDS |  |
|      SERVICES, INC.     |    |   |SOLUTIONS, INC. OF ARIZONA|  |  |  SOLUTIONS, INC. OF    |  |  |                          |  |
|                         |    |   |                          |  |  |      SO. DAKOTA        |  |  |                          |  |
|Common Stock: 1,000,000  |    |   |Common Stock: 1,000       |  |  | Common Stock: 1,000    |  |  |                          |  |
|------------  Shares     |----|   |------------- Shares      |--|--| ------------- Shares   |  |==|     LUXEMBOURG SICAV     |  |--
|                         |    |   |              Cost        |  |  |               Cost     |  |  |                          |  |
|               Cost      |    |   |              ----        |  |  |               ----     |  |  |                          |  |
|               ----      |    |   |NRS-100%      $1,000      |  |  |NRS-100%       $1,000   |  |  |                          |  |
|401(k)-100%    $7,800    |    |   ----------------------------  |  --------------------------  |  ----------------------------  |
---------------------------    |                                 |                              |                                |
                               |   ----------------------------  |  --------------------------  |  ----------------------------  |
---------------------------    |   |   NATIONWIDE RETIREMENT  |  |  | NATIONWIDE RETIREMENT  |  |  |   GARTMORE DISTRIBUTION  |  |
|    401(k) INVESTMENT    |    |   |    SOLUTIONS, INC. OF    |  |  |    SOLUTIONS, INC.     |  |  |      SERVICES, INC.      |  |
|      ADVISORS, INC.     |    |   |         ARKANSAS         |  |  |       OF WYOMING       |  |  |                          |  |
|                         |    |   |Common Stock: 50,000      |-----|Common Stock: 500 Shares|  |--|Common Stock: 10,000      |  |--
|Common Stock:  1,000     |    |   |------------- Shares      |  |  |-------------           |  |  |------------- Shares      |  |
|------------   Shares    |----|   |              Cost        |  |  |              Cost      |  |  |              Cost        |  |
|                         |    |   |              ----        |  |  |              ----      |  |  |              ----        |  |
|               Cost      |    |   |NRS-100%      $500        |  |  |NRS-100%      $500      |  |  |GSA-100%      $146,653    |  |
|               ----      |    |   ----------------------------  |  --------------------------  |  ----------------------------  |
|401(k)-100%    $1,000    |    |                                 |                              |                                |
---------------------------    |   ----------------------------  |  --------------------------  |  ----------------------------  |
                               |   |   NATIONWIDE RETIREMENT  |  |  |  NATIONWIDE RETIREMENT |  |  |   CORVIANT CORPORATION   |  |
---------------------------    |   |      SOLUTIONS, INS.     |  |  |     SOLUTIONS, INC.    |  |  |           (CC)           |  |
|   THE 401(k) COMPANY    |    |   |       AGENCY, INC.       |  |  |         OF OHIO        |  |  |Common Stock:      450,000|  |
|                         |    |   |Common Stock: 1,000       |  |  |                        |  |  |------------       Shares |  |
|Common Stock: 855,000    |    |   |------------- Shares      |--|==|                        |   --|Series A Preferred:250,000|  |--
|------------  Shares     |----|   |                          |  |  |                        |     |------------------ Shares |  |
|                         |    |   |              Cost        |  |  |                        |     |                   Cost   |  |
|              Cost       |    |   |              ----        |  |  |                        |     |                   ----   |  |
|              ----       |    |   |NRS-100%      $1,000      |  |  |                        |     |GSA-100%       $10,000,000|  |
|401(k)-100%   $1,000     |    |   ----------------------------  |  --------------------------     -----------------|----------  |
---------------------------    |                                 |                                                  |            |
                               |   ----------------------------  |  --------------------------     -----------------|----------  |
---------------------------    |   |  NATIONWIDE RETIREMENT   |  |  | NATIONWIDE RETIREMENT  |     | VILLANOVA SECURITIES, LLC|  |
|                         |    |   |SOLUTIONS, INC. OF MONTANA|  |  |  SOLUTIONS, INC. OF    |     |                          |  |
|                         |    |   |                          |  |  |        OKLAHOMA        |     |                          |  |
|  RIVERVIEW AGENCY, INC. |    |   |Common Stock: 500         |  |  |                        |     |                          |  |
|                         |====|   |------------- Shares      |--|==|                        |     |                          |   --
|                         |        |              Cost        |  |  |                        |     |                          |
|                         |        |              ----        |  |  |                        |     |                          |
|                         |        |NRS-100%      $500        |  |  |                        |     |CC-100%                   |
---------------------------        ----------------------------  |  --------------------------     ----------------------------
                                                                 |
                                   ----------------------------  |  --------------------------
                                   |   NATIONWIDE RETIREMENT  |  |  |  NATIONWIDE RETIREMENT |
                                   | SOLUTIONS, INC. OF NEVADA|  |  |     SOLUTIONS, INC.    |
                                   |                          |  |  |        OF TEXAS        |
                                   |Common Stock: 1,000       |-- ==|                        |
                                   |------------- Shares      |     |                        |
                                   |              Cost        |     |                        |
                                   |              ----        |     |                        |
                                   |NRS-100%      $1,000      |     |                        |
                                   ----------------------------     --------------------------

                                                                                                                            (Right)
















-------------------------------------------------------|--------------------------------------|
                                                       |                                      |
                                                       |                                      |
                                                       |                                      |
                                                       |                                      |
                        |                              |                                      |
                        |                              |                                      |
                        |                              |                                      |
                        |                              |                                      |
         ---------------|--------------   -------------|-----------------        -------------|--------------
         |     NATIONWIDE GLOBAL      |   |       GATES MCDONALD        |        |        NATIONWIDE        |
         |    HOLDINGS, INC. (NGH)    |   |      & COMPANY (GATES)      |        |HEALTH PLANS, INC. (NHP)  |
         |                            |   |                             |        |                          |
         |Common Stock:   1 Share     | --|Common Stock:  254 Shares    |    |---|Common Stock:  100 Shares |
         |------------                | | |------------                 |    |   |------------              |
         |               Cost         | | |               Cost          |    |   |               Cost       |
         |               ----         | | |               ----          |    |   |               ----       |
         |NW Corp.-100%  $794,465,454 | | |NW Corp.-100%  $25,683,532   |    |   |                          |
         |                            | | |------------------------------    |   |NW Corp.-100%  $19,103,732|
         |(See Page 3)                | | |                                  |   ----------------------------
-----------------------|--------------- | |------------------------------    |   ----------------------------
         --------------|--------------- | |  MEDPROSOLUTIONS, INC.      |    |   |    NATIONWIDE MANAGEMENT |
         |     EAGLE ACQUISITION      | | |                             |    |   |        SYSTEMS, INC.     |
         |       CORPORATION          | |-|               Cost          |    |   |                          |
         |NFS-100%                    | | |               ----          |    |---|Common Stock:  100 Shares |
         ------------------------------ | |Gates-100%     $6,700,000    |    |   |-------------             |
         ------------------------------ | |                             |    |   |               Cost       |
         |    GARTMORE MUTUAL FUND    | | |                             |    |   |               ----       |
         |       CAPITAL TRUST        | | -------------------------------    |   |NHP Inc.-100%  $25,149    |
----|----|                            | |                                    |   ----------------------------
    |    |                            | | |------------------------------    |   ----------------------------
    |    |                            | | |     GATES MCDONALD &        |    |   |         NATIONWIDE       |
    |    |                            | | | COMPANY OF NEW YORK, INC.   |    |   |        AGENCY, INC.      |
    |    |                            | --|                             |    |   |                          |
    |    |                            | | |Common Stock:  3 Shares      |    |---|Common Stock:  100 Shares |
    |    |   DELAWARE BUSINESS TRUST  | | |------------                 |        |------------              |
    |    ------------------------------ | |               Cost          |        |               Cost       |
    |                                   | |               ----          |        |               ----       |
    |    ------------------------------ | |Gates-100%     $106,947      |        |NHP Inc.-99%   $116,077   |
    |    |        NORTHPOINTE         | | -------------------------------        ----------------------------
    |    |        CAPITAL LLC         | |
    |    |                            | | -------------------------------
    |----|                            | | |      GATES MCDONALD &       |
         |                            | | |     COMPANY OF NEVADA       |
         |                            | --|                             |
         |                            | | |Common Stock:  40 Shares     |
         |VILLANOVA CAPITAL, INC.-65% | | |------------                 |
         ------------------------------ | |               Cost          |
                                        | |               ----          |
                                        | |Gates-100%     $93,750       |
                                        | -------------------------------
                                        |
                                        | -------------------------------
                                        | |       GATES MCDONALD        |
                                        | |      HEALTH PLUS, INC.      |
                                        --|                             |
                                        | |Common Stock:  200 Shares    |
                                        | |------------                 |
                                        | |               Cost          |
                                        | |               ----          |
                                        | |Gates-100%     $2,000,000    |
                                        | -------------------------------
                                        |
                                        | -------------------------------
                                        | |NEVADA INDEPENDENT COMPANIES-|
                                        | |MANUFACTURING TRANSPORTATION |
                                        | |       AND DISTRIBUTION      |
                                        --|                             |
                                        | |Common Stock:  1,000 Shares  |
                                        | |------------                 |
                                        | |Gates-100%                   |
                                        | -------------------------------
                                        |
                                        | -------------------------------
                                        | |      NEVADA INDEPENDENT     |
                                        | |     COMPANIES-HEALTH AND    |
                                        --|           NONPROFIT         |
                                        | |Common Stock:  1,000 Shares  |
                                        | |------------                 |
                                        | |                             |
                                        | |Gates-100%                   |
                                        | -------------------------------
                                        |
                                        | -------------------------------
                                        | |     NEVADA INDEPENDENT      |
                                        | |   COMPANIES-CONSTRUCTION    |
                                        --|                             |
                                        | |Common Stock:  1,000 Shares  |
         ------------------------------ | |------------                 |
         | GARTMORE MORLEY CAPITAL    | | |                             |
         |         MANAGEMENT         | | |Gates-100%                   |
         |                            | | -------------------------------
---------|Common Stock:  500 Shares   | |
         |-------------               | | -------------------------------
         |                Cost        | | |     NEVADA INDEPENDENT      |
         |                ----        | | | COMPANIES-HOSPITALITY AND   |       Subsidiary Companies      -- Solid Line
         |Morley-100%     $5,000      | --|         ENTERTAINMENT       |       Contractual Association   -- Double Line
         ------------------------------   |                             |       Limited Liability Company -- Dotted Line
                                          |Common Stock:  1,000 Shares  |
         ------------------------------   |------------                 |
         |     UNION BOND & TRUST     |   |                             |
         |           COMPANY          |   |Gates-100%                   |       December 31, 2001
         |                            |   -------------------------------
---------|Common Stock:  2,000 Shares |
         |------------                |
         |               Cost         |                                                                             Page 2
         |               ----         |
         |Morley-100%    $50,000      |
         ------------------------------
                      |
         ----------------------------
         |    GARTMORE MORLEY &     |
         |     ASSOCIATES, INC.     |
         |                          |
         |Common Stock: 3,500       |
---------|------------- Shares      |
         |              Cost        |
         |              ----        |
         |Morley-100%   $1,000      |
         ----------------------------





                                                                                                                         (Left side)































                      |--------------------------------------------|------------------------------------------|---------------------
                      |                                            |                                          |
      ----------------|---------------            -----------------|-----------------       ------------------|----------------
      |     GARTMORE GLOBAL ASSET    |            |   NATIONWIDE GLOBAL, LIMITED    |       |                NGH              |
      |       MANAGEMENT TRUST       |            |                                 |       |          NETHERLANDS B.V.       |
      |          (GGAMT)             |            | Common Stock: 20,343,752 Shares |       | Common Stock:       40 Shares   |
      |                              |            | -------------       Shares      |       | -------------                   |
      |                              |            |                     ------      |       |                     Cost        |
      |                              |            |  NGH                20,343,751  |       |                     -----       |
      | NGH - 100%                   |            |  LUX SA             1           |       | NGH - 100%          NLG 52,500  |
      ----------------|---------------            -----------------------------------       -----------------------------------
                      |
                      |                 |--------------------------|--------------------|-------------------------------------------
                      |                 |                          |                    |
      ----------------|---------------  |         -----------------|-----------------   |   -----------------------------------
      |       NATIONWIDE ASSET       |  |         |      GARTMORE INVESTMENT        |   |   |          GARTMORE FUND          |
      |   MANAGEMENT HOLDINGS, LTD.  |  |         |         SERVICES LTD.           |   |   |          MANAGERS LTD.          |
      |           (NAMHL)            |  |    |----|             (GISL)              |   |---|             (GFM)               |
      |                              |  |    |    |                                 |   |   |                                 |
      |                              |  |    |    | GIM - 80%                       |   |   | GIM - 99.99%                    |
      | GGAMT - 100%                 |  |    |    | GNL - 20%                       |   |   | GSL - .01%                      |
      ----------------|---------------  |    |    -----------------------------------   |   ------------------|----------------
                      |                 |    |                                          |                     |
                      |                 |    |                                          |                     |
                      |                 |    |                                          |                     |
      ----------------|---------------  |    |    -----------------------------------   |   ------------------|----------------
      |     NATIONWIDE UK ASSET      |  |    |    |       GARTMORE INVESTMENT       |   |   |                                 |
      |  MANAGEMENT HOLDINGS, LTD.   |  |    |    |         SERVICES GMBH           |   |   |       FENPLACE LIMITED          |
      |          (NUKAMHL)           |  |    |----|                                 |   |---|                                 |
      |                              |  |    |    |                                 |   |   |                                 |
      | NAMHL - 100%                 |  |    |    | GISL - 100%                     |   |   | GFM - 100%                      |
      ----------------|---------------  |    |    -----------------------------------   |   -----------------------------------
                      |                 |    |                                          |
                      |                 |    |                                          |
                      |                 |    |                                          |
      ----------------|---------------  |    |    -----------------------------------   |
      |   NATIONWIDE UK HOLDING      |  |    |    |      GARTMORE FUND MANAGERS     |   |
      |       COMPANY, LTD.          |  |    |    |       INTERNATIONAL LIMITED     |   |
      |          (NUKHCL)            |  |    |    |              (GFMI)             |   |
      |                              |  |    |----|                                 |   |
      |                              |  |    |    | GISL - 99.99%                   |   |
      | NUKAMHL - 96.1%              |  |    |    | GSL - .01%                      |   |
      ----------------|---------------  |    |    -----------------|-----------------   |
                      |                 |    |                     |                    |
                      |                 |    |                     |                    |
                      |                 |    |                     |                    |
      ----------------|---------------  |    |    -----------------|-----------------   |   -----------------------------------
      |     ASSET MANAGEMENT         |  |    |    |      GARTMORE SECRETARIES       |   |   |    GARTMORE SECURITIES LTD.     |
      |       HOLDINGS PLC           |  |    |    |          (JERSEY) LTD.          |   |   |               (GSL)             |
      |          (AMH)               |  |    |    |                                 |   |   |                                 |
      |                              |  |    |----| GFMI - 94%                      |   |---|                                 |
      |                              |  |         | GSL - 3%                        |       | GIM - 99.99%                    |
      | NUKHCL - 100%                |  |         | GIM - 3%                        |       | GNL - .01%                      |
      ----------------|---------------  |         -----------------------------------       -----------------------------------
                      |                 |
                      |                 |
                      |                 |
      ----------------|---------------  |
      |    GARTMORE INVESTMENT       |  |
      |       MANAGEMENT PLC         |  |
      |          (GIM)               |  |
      |                              |--|
      | AMH - 99.99%                 |
      | GNL - .01%                   |
      --------------------------------

                                                                                                                            (Center)
                                                          NATIONWIDE(R)

                         ---------------------------------             ----------------------------------
                         |       NATIONWIDE MUTUAL       |             |        NATIONWIDE MUTUAL       |
                         |       INSURANCE COMPANY       |=============|     FIRE INSURANCE COMPANY     |
                         |           (CASUALTY)          |     |       |            (FIRE)              |
                         ---------------------------------     |       ----------------------------------
                                                               |
                                                               |
                                           --------------------|--------------------
                                           |   NATIONWIDE CORPORATION (NW CORP)    |
                                           |        COMMON STOCK:    CONTROL:      |
                                           |        -------------    --------      |
                                           |           13,642,432       100%       |
                                           |             SHARES          COST      |
                                           |             ------          ----      |
                                           | CASUALTY  12,992,922   $1,344,787,854 |
                                           | FIRE         649,510      118,038,022 |
                                           --------------------|--------------------
                                                               |
                                                ---------------|----------------
                                                |      NATIONWIDE GLOBAL       |
                                                |     HOLDINGS, INC. (NGH)     |
                                                |  Common Stock:   1 Share     |
                                                |  -------------               |
                                                |                              |
                                                |                Cost          |
                                                |                ----          |
                                                | NW Corp.-100%  $749,465,454  |
                                                ---------------|----------------
                                                               |
---------------------------------------|-----------------------|------------------------|-------------------------------------------
                                       |                                                |
                        ---------------|----------------                ----------------|---------------
                        |          NATIONWIDE          |                |       NATIONWIDE GLOBAL      |
                        |      SERVICES SP. ZO.O.      |                |          JAPAN, INC.         |
                        | Common Stock:    80 Shares   |                | Common Stock:   100 Shares   |
                        | ------------                 |                | -------------                |
                        |                  Cost        |                |                     Cost     |
                        |                  ----        |                |                     ----     |
                        | NGH - 100%       4,000 PLN   |                | NGH - 100%          $100     |
                        --------------------------------                --------------------------------

----------------|-----------------------------------------------|-------------------------------------------------------------------
                |                                               |
                |       --------------------------------        |       --------------------------------
                |       |  GARTMORE INVESTMENT LTD.    |        |       |    DAMIAN SECURITIES LTD.    |
                |       |           (GIL)              |        |       |                              |
                |-------|                              |        |-------|                              |
                |       | GIM - 50%                    |        |       | GIM - 50%                    |
                |       | GNL - 50%                    |        |       | GSL - 50%                    |
                |       ---------------|----------------        |       --------------------------------
                |                      |                        |
                |                      |                        |
                |       ---------------|----------------        |       --------------------------------
                |       |       GARTMORE JAPAN         |        |       |    GARTMORE NOMINEES LTD.    |
                |       |          LIMITED             |        |       |             (GNL)            |
                |       |                              |        |-------|                              |
                |       | GIL - 100%                   |        |       | GIM - 99.99%                 |
                |       |                              |        |       | GSL - .01%                   |
                |       --------------------------------        |       --------------------------------
                |                                               |
                |                                               |
                |       --------------------------------        |       --------------------------------
                |       |     GARTMORE 1990 LTD.       |        |       |    GARTMORE PENSION FUND     |
                |       |     (GENERAL PARTNER)        |        |       |        TRUSTEES, LTD.        |
                |-------|                              |        |-------|                              |
                |       | GIM - 50%                    |        |       | GIM - 99%                    |
                |       | GSL - 50%                    |        |       | GSL - 1%                     |
                |       --------------------------------        |       --------------------------------
                |                                               |
                |                                               |
                |       --------------------------------        |       --------------------------------
                |       |    GARTMORE INDOSUEZ UK      |        |       |       GIL NOMINEES LTD.      |
                |       |  RECOVERY FUND (G.P.) LTD.   |        |       |                              |
                |-------|                              |        |-------|                              |
                |       | GIM - 50%                    |        |       | GIM - 50%                    |
                |       | GNL - 50%                    |        |       | GSL - 50%                    |
                |       --------------------------------        |       --------------------------------
                |                                               |
                |                                               |
                |       --------------------------------        |
                |       |  GARTMORE 1990 TRUSTEE LTD.  |        |
                |       |    (GENERAL PARTNER)         |        |
                |-------|                              |        |
                        | GIM - 50%                    |
                        | GSL - 50%                    |
                        --------------------------------

                                                                                                                      (Right side)































------------------|---------|-----------------|------------------------------------|
                  |         |                 |                                    |
   ---------------|-------- | ----------------|----------------   -----------------|---------------
   |   NATIONWIDE GLOBAL  | | |    NATIONWIDE TOWARZYSTWO     |   |   NATIONWIDE GLOBAL HOLDINGS, |
   |     FINANCE, LLC     | | |   UBEZPIECZEN NA ZYCIE SA     |   |    INC. - LUXEMBOURG BRANCH   |
   |                      | | |                               |   |            (BRANCH)           |
   | Single Member Limited| | | Common Stock: 1,952,000 Shares|   |                               |
   |    Liability Company | | | ------------                  |   |                               |
   |                      | | |                               |   |                               |
   | NGH - 100%           | | | NGH - 100%                    |   | Endowment Capital - $1,000,000|
   ------------------------ | ----------------|----------------   -----------------|---------------
                            |                 |                                    |
-|                          |                 |                                    |
 |                          |                 |                                    |
 |                          | ----------------|----------------   ---------------------------------
 |                          | |     NATIONWIDE FINANCIAL      |   |      NGH LUXEMBOURG S.A.      |
 |                          | |           SP. 2 O.O.          |   |            (LUX SA)           |
 |                          | |                               |   |                               |
 |                          | |                               | |-|Common Stock:    5,894 Shares  |
 |                          | | Common Stock: 40,950 Shares   | | |------------                   |
 |                          | | ------------                  | | |                 Cost          |
 |                          | |                               | | |                 -----         |
 |                          | | NGH - 100%                    | | |BRANCH-99.98%      115,470,723 |
 |                          | |                               | | |                   EURO        |
 |                          | --------------------------------- | ---------------------------------
 |                          |                                   |
 |                          |                                   |
 |                          | --------------------------------- | ---------------------------------
 |                          | |        SIAM AR-NA-KHET        | | |         NGH UK, LTD.          |
 |                          | |      COMPANY LTD. (SIAM)      | | |                               |
 |                          |-|                               | |-|                               |
 |                          | |                               | | |                               |
 |                          | | NGH - 48.99%                  | | | LUX SA - 100%                 |
 |                          | ----------------|---------------- | ---------------------------------
 |                          |                 |                 |
 |                          |                 |                 |
 | ------------------------ | ----------------|---------------- | ---------------------------------  -------------------------------
 | |   GARTMORE CAPITAL   | | |   NATIONWIDE LIFE ASSURANCE   | | |  NATIONWIDE GLOBAL HOLDINGS   |  |NATIONWIDE HOLDINGS SA (NHSA)|
 | |    MANAGEMENT LTD.   | | |          COMPANY LTD.         | | |  - NGH BRASIL PARTICIPACOES   |  |                             |
 | |         (GCM)        | | |                               | | |      LTDA (NGH BRASIL)        |  |                             |
 |-|                      | | |                               | |-|                               |  |       Shares      Cost      |
 | |                      | | |                               | | |         Shares     Cost       |--|       ------      ----      |
 | |                      | | |                               | | |         ------     -----      |  |NGH                          |
 | | GIM - 99.99%         | | | NGH - 24.3%                   | | | LUX SA  6,164,899  R6,164,889 |  |BRASIL 42,900,999 R42,900,999|
 | | GSL - .01%           | | | SIAM - 37.7%                  | | | NGH     1          R1         |  |LUX SA 1          R1         |
 |  ------------------------| --------------------------------- | -----------------|---------------  ---------------|---------------
 |                          |                                   |                  |                                |
 |                          |                                   |                  |                                |
 |  ------------------------| --------------------------------- | -----------------|---------------  ---------------|---------------
 | |  GARTMORE U.S. LTD,  | | |    SBSC LTD (THAILAND)        | | |   NATIONWIDE SEGURADORA S.A.  |  |  DINAMICA PARTICIPACOES SA  |
 | |         (GUS)        | | |                               | | |                               |  |           (DPSA)            |
 | |                      | | |                               | | |         Shares     Cost       |  |       Shares      Cost      |
 --|                      | | | Common Stock:  24,500 Shares  | | |         ------     -----      |  |       ------      ----      |
 | |                      | |-| ------------                  | | | NGH                           |  |NHSA  132,522,386 R14,723,256|
 | |                      |   |                               | | | BRASIL  9,999,999  R9,999,999 |  |NGH                          |
 | | GCM - 100%           |   | NGH - .01%                    | | | LUX SA  1          R1         |  | BRASIL 1         R1,472     |
 | ------------------------   | SIAM - 48.98%                 | | ---------------------------------  ---------------|---------------
 |                            --------------------------------- |                                                   |
 |                                                              |                                                   |
 |--------------------------  --------------------------------- |                                    ---------------|---------------
 ||GARTMORE GLOBAL PARTNERS | |        PANEUROLIFE (PEL)      | |                                    |  NATIONWIDE MARITIMA VIDA e |
 || (GENERAL PARTNER)       | |                               | |                                    |        PREVIDENCIA SA       |
 ||                         | | Common Stock: 1,300,000 Shares| |                                    | Common Stock:   134,822,225 |
 -|                         | | -------------   Cost          |--                                    | ------------    Shares      |
  | GUS - 50%               | |                 ----          |                                      |                             |
  | GSL - 50%               | | LUX SA - 100%   3,817,832,685 |                                      |                 Cost        |
  ------------------------- | | LUF                           |                                      |                 ----        |
                              -----------------|---------------                                      | DSPA - 86.4%    R14,128,512 |
                                               |                                                     -------------------------------
                                               |
                              -----------------|---------------
                              |           VERTBOIS, SA        |
                              |                               |
                              |                               |
                              |                               |
                              | PEL - 99.99%                  |
                              | LUX SA - .01%                 |
                              ---------------------------------                         Subsidiary Companies--
                                                                                        Contractual Association--
                                                                                        Limited Liability Company--

                                                                                        December 31, 2001

Item 27.        NUMBER OF CONTRACT OWNERS


                Not applicable.


Item 28.        INDEMNIFICATION

                Provision is made in Nationwide's Amended and Restated Code of Regulations and expressly authorized by the General Corporation Law of the State of Ohio, for indemnification by Nationwide of any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that such person is or was a director, officer or employee of Nationwide, against expenses, including attorneys fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, to the extent and under the circumstances permitted by the General Corporation Law of the State of Ohio.

                Insofar as indemnification for liabilities arising under the Securities Act of 1933 ("Act") may be permitted to directors, officers or persons controlling Nationwide pursuant to the foregoing provisions, Nationwide has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


Item 29.        PRINCIPAL UNDERWRITER



                (a) ]Waddell & Reed, Inc. serves as principal underwriter and general distributor for the Nationwide Variable Account - 9, Nationwide VA Separate Account - D and Nationwide VLI Separate Account-5. In addition Waddell & Reed, Inc. serves as principal underwriter and general distributor for the:



                    Waddell & Reed Advisors Funds
                      Waddell & Reed Advisors Funds, Inc.
                         Waddell & Reed Advisors Accumulative Fund
                         Waddell & Reed Advisors Bond Fund
                         Waddell & Reed Advisors Core Investment Fund
                         Waddell & Reed Advisors Science and Technology Fund
                      Waddell & Reed Advisors Asset Strategy Fund, Inc. Waddell & Reed Advisors Cash Management, Inc.
                      Waddell & Reed Advisors Continental Income Fund, Inc. Waddell & Reed Advisors Global Bond Fund, Inc.
                      Waddell & Reed Advisors Government Securities Fund, Inc. Waddell & Reed Advisors High Income Fund, Inc.
                      Waddell & Reed Advisors International Growth Fund, Inc. Waddell & Reed Advisors Municipal Bond Fund, Inc. Waddell & Reed Advisors Municipal High Income Fund, Inc. Waddell & Reed Advisors New Concepts Fund, Inc.
                      Waddell & Reed Advisors Retirement Shares, Inc.
                      Waddell & Reed Advisors Small Cap Fund, Inc.
                      Waddell & Reed Advisors Tax-Managed Equity Fund, Inc. Waddell & Reed Advisors Value Fund, Inc.
                      Waddell & Reed Advisors Vanguard Fund, Inc.
                W&R  Funds, Inc.
                      Asset Strategy Fund
                      Core Equity Fund
                      High Income Fund

                      International Growth Fund
                      Large Cap Growth Fund
                      Limited-Term Bond Fund
                      Mid Cap Growth Fund
                      Money Market Fund Municipal Bond Fund
                      Science and Technology Fund Small Cap Growth Fund Tax-Managed Equity Fund
               Target/United Funds, Inc. (to be renamed W&R/Target Funds, Inc.)
                      Asset Strategy Portfolio
                      Balanced Portfolio
                      Bond Portfolio
                      Core Equity Portfolio
                      Growth Portfolio
                      High Income Portfolio
                      International Portfolio
                      Limited-Term Bond Portfolio
                      Money Market Portfolio
                      Science and Technology Portfolio
                      Small Cap Portfolio
                      Value Portfolio.



                  (b)      WADDELL & REED, INC.
                           DIRECTORS AND OFFICERS



        Keith A. Tucker, Director and Chairman of the Board
        Henry J. Hermann, Director
        Robert J. Williams, Executive Vice President and National Sales Manager Thomas W. Butch, Executive Vice President and Chief Marketing Officer Daniel C. Schulte, Senior Vice President, Secretary and
         Chief Legal Officer
        Michael D. Strohm, Director, President, Chief Executive Officer, and
         Chief Financial Officer
        John E. Sundeen, Jr., Senior Vice President and Treasurer



        The business address of Waddell & Reed, Inc. is:
        6300 Lamar Avenue
        Overland Park, Kansas 66202



 (c)
NAME OF PRINCIPAL         NET UNDERWRITING            COMPENSATION ON             BROKERAGE             COMPENSATION
UNDERWRITER               DISCOUNTS AND               REDEMPTION  OR              COMMISSIONS
                          COMMISSIONS                 ANNUITIZATION
Waddell & Reed, Inc.      N/A                          N/A                          N/A                   N/A




Item 30.        LOCATION OF ACCOUNTS AND RECORDS

                John Davis
                Nationwide Life Insurance Company
                One Nationwide Plaza
                Columbus, OH  43215

Item 31.        MANAGEMENT SERVICES
                Not Applicable

Item 32.        UNDERTAKINGS

                The Registrant hereby undertakes to:

                (a) file a post-effective amendment to this registration statement as frequently as is necessary to ensure that the audited financial statements in the registration statement are never more than 16 months old for so long as payments under the variable annuity contracts may be accepted;

                (b) include either (1) as part of any application to purchase a contract offered by the prospectus, a space that an applicant can check to request a Statement of Additional Information, or (2) a post card or similar written communication affixed to or included in the prospectus that the applicant can remove to send for a Statement of Additional Information; and

                (c) deliver any Statement of Additional Information and any financial statements required to be made available under this form promptly upon written or oral request.

                The Registrant represents that any of the contracts which are issued pursuant to Section 403(b) of the Internal Revenue Code, are issued by Nationwide through the Registrant in reliance upon, and in compliance with, a no-action letter issued by the Staff of the Securities and Exchange Commission to the American Council of Life Insurance (publicly available November 28, 1988) permitting withdrawal restrictions to the extent necessary to comply with Section 403(b)(11) of the Internal Revenue Code.


                Nationwide represents that the fees and charges deducted under the contract in the aggregate are reasonable in relation to the services rendered, the expenses expected to be incurred and risks assumed by Nationwide.

                                   SIGNATURES


As required by the Securities Act of 1933, and the Investment Company Act of 1940, the Registrant, NATIONWIDE VARIABLE ACCOUNT-12, has caused this Registration Statement to be signed on its behalf in the City of Columbus, and State of Ohio, on this 17th day of May, 2002.



                                          NATIONWIDE VARIABLE ACCOUNT-12
                                     ------------------------------------------
                                                    (Registrant)


                                        NATIONWIDE LIFE INSURANCE COMPANY
                                     ------------------------------------------
                                                    (Depositor)

                                                 By/s/STEVEN SAVINI
                                     ------------------------------------------
                                                 Steven Savini, Esq.

As required by the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the 17th day of May, 2002.

      SIGNATURE                                 TITLE

W. G. JURGENSEN                 Director and Chief Executive Officer
-----------------------
W. G. Jurgensen

JOSEPH J. GASPER                   Director and President and
-----------------------             Chief Operating Officer
Joseph J. Gasper

MICHAEL S. HELFER                   Director and Executive
-----------------------         Vice President-Corporate Strategy
Michael S. Helfer

DONNA A. JAMES                     Director and Executive Vice
-----------------------        President-Chief Administrative Officer
Donna A. James

ROBERT A. OAKLEY                    Director and Executive Vice
-----------------------          President-Chief Financial Officer
Robert A. Oakley

ROBERT A. WOODWARD, JR              Director and Executive Vice
-----------------------          President-Chief Investment Officer
Robert A. Woodward, Jr.

Galen R. Barnes                            Director
-----------------------
Galen R. Barnes

                                                                                 By /s/ STEVEN SAVINI
                                                                                ------------------------
                                                                                  Steven Savini
                                                                                 Attorney-in-Fact